.As filed with the U.S. Securities and Exchange Commission on January 18, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Illinois	CTI INDUSTRIES CORPORATION	36-2848943
(State or Other Jurisdiction of	(Name of Registrant	(I.R.S. Employer
Incorporation or Organization)	in Our Charter)	Identification No.)

Stephen M. Merrick
22160 North Pepper Road		22160 North Pepper Road
Barrington, Illinois 60010		Barrington, Illinois 60010
(847) 382-1000	3069	(847) 382-1000
(Address and telephone	(Primary Standard	(Name, address and
number of Principal	Industrial	telephone number of
Executive Offices and	Classification	agent for service)
Principal Place of Business)	Code Number)

With copies to:
Clayton E. Parker, Esq.	Matthew Ogurick, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP	Kirkpatrick & Lockhart Nicholson Graham LLP
201 S. Biscayne Boulevard, Suite 2000	201 S. Biscayne Boulevard, Suite 2000
Miami, Florida 33131	Miami, Florida 33131
Telephone: (305) 539-3300	Telephone: (305) 539-3300
Telecopier: (305) 358-7095	Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common Stock, no par value	403,500 shares	(3)	$4.59	$1,852,065	$198.17
TOTAL	403,500 shares	(3)	$4.59	$1,852,065	$198.17

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the last reported sale price at November 27, 2006.  (Above calculations are not net of fees.)

(2)
400,000 of these shares are being registered pursuant to the Standby Equity Distribution Agreement (the “SEDA”) with Cornell Capital Partners, LP and 3,500 of these shares are being registered pursuant to a Placement Agent Agreement in connection with the SEDA.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated January 18, 2007

CTI INDUSTRIES CORPORATION
403,500 shares of Common Stock

This prospectus (this “Prospectus”) relates to the sale of up to 403,500 shares of common stock of CTI Industries Corporation (“CTI” or the “Company”) by certain persons who are shareholders of the Company, including (a) Cornell Capital Partners, LP (“Cornell Capital”), a shareholder who intends to sell up to 400,000 shares of common stock pursuant to a Standby Equity Distribution Agreement (also referred to herein as the “SEDA”), dated June 6, 2006, by and between the Company and Cornell Capital and (b) Newbridge Securities Corporation (“Newbridge”), a shareholder who intends to sell 3,500 shares of common stock which have been issued by the Company to Newbridge pursuant to a Placement Agent Agreement in connection with the SEDA. Please refer to “Selling Shareholders” beginning on page 26. All costs associated with this registration will be borne by the Company.

The shares of common stock are being offered for sale by the selling shareholders at prices established on the NASDAQ Capital Market (NASDAQ-CM) during the term of this offering. On November 27, 2006, the last reported sale price of our common stock was $4.59 per share. Our common stock is quoted on the NASDAQ-CM under the symbol “CTIB”. These prices will fluctuate based on the demand for the shares of common stock.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale of common stock under the Standby Equity Distribution Agreement.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 9.

With the exception of Cornell Capital, which is an “underwriter” within the meaning of the Securities Act, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four (24) months after the accompanying Registration Statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”). None of the proceeds from the sale of stock by the selling shareholders will be placed in escrow, trust or any similar account.

The SEC and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. Neither the selling shareholder nor we may sell these securities until the Registration Statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is January 18, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	3
SELECTED FINANCIAL INFORMATION	6
SUPPLEMENTARY FINANCIAL INFORMATION	7
FORWARD-LOOKING STATEMENTS	8
RISK FACTORS	9
DESCRIPTION OF BUSINESS	16
SELLING SHAREHOLDERS	25
STANDBY EQUITY DISTRIBUTION AGREEMENT	27
USE OF PROCEEDS	30
DILUTION	31
PLAN OF DISTRIBUTION	32
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
MANAGEMENT	49
PRINCIPAL SHAREHOLDERS	59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	62
DESCRIPTION OF SECURITIES	63
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	65
EXPERTS	66
LEGAL MATTERS	66
HOW TO GET MORE INFORMATION	66
INDEX TO FINANCIAL STATEMENTS	F-i
PART II	II-1
SIGNATURES	II-7

i

PROSPECTUS SUMMARY

Introduction

This offering relates to the sale of common stock by certain persons who are shareholders of the Company, including (a) Cornell Capital, who intends to sell up to 400,000 shares of the Company’s common stock under the Standby Equity Distribution Agreement, dated as of June 6, 2006, by and between the Company and Cornell Capital and (b) Newbridge, who intends to sell 3,500 shares of common stock which have been issued by the Company to Newbridge pursuant to a Placement Agent Agreement in connection with the SEDA. The shares of common stock are being offered for sale by the selling shareholders at prices established on the NASDAQ Capital Market during the term of this offering.

Overview

The Company produces film products for novelty, packaging and container applications. These products include metalized balloons, latex balloons and related latex toy products, films for packaging applications, and flexible containers for packaging and storage applications. We produce all of our film products for packaging and container applications at our plant in Barrington, Illinois. We produce all of our latex balloons and latex products at our facility in Guadalajara, Mexico. Substantially all of our film products for packaging applications and flexible containers for packaging and storage are sold to customers in the United States. We market and sell our novelty items - principally metalized balloons and latex balloons - in the United States, Mexico, the United Kingdom and a number of additional countries.

We supply coated, laminated and printed films to a number of companies who generally convert these films into containers for the packaging of food and other items. We supply flexible containers to companies who (i) use them for packaging of food or other items or (ii) market them to consumers who use them for the storage of personal items. We also market containers to and through retail outlets for use by consumers with sealing devices to store food items in their homes. In March 2006, we announced that we are completing the development of, and will produce, market and sell a line of pouches for use by consumers to store food items. The pouches include a resealable closure system and a valve permitting the evacuation of air from the pouch by a small pump device which we will also supply.

We were organized in 1976 and, initially, engaged in the business of manufacturing “bag-in-box” plastic packaging systems. We sold our assets related to bag-in-box packaging systems in 1985. In 1978, we began manufacturing metalized balloons (sometimes referred to as “foil” balloons), which are balloons made of a base material (usually nylon or polyester) having vacuum deposited aluminum and polyethylene coatings. These balloons remain buoyant when filled with helium for much longer periods than latex balloons and permit the printing of graphic designs on the surface.

In 1985, we began marketing latex balloons and, in 1988, we began manufacturing latex balloons. In 1994, we sold our latex balloon manufacturing equipment to a company in Mexico and entered into an arrangement for that company to manufacture latex balloons for us. Since 1997, we have manufactured latex balloons in Mexico through a majority-owned subsidiary.

We market and sell our metalized and latex balloons and related novelty items directly to retail stores and chains and through distributors, who in turn sell to retail stores and chains. Our balloon and novelty products are sold to consumers through a wide variety of retail outlets including general merchandise and drugstore chains, grocery chains, card and gift shops, and party goods stores, as well as through florists and balloon decorators.

Most of our metalized balloons contain printed characters, designs and social expression messages, such as “Happy Birthday”, “Get Well Soon” and similar items. In a number of cases, we obtain licenses for well-known characters and print those characters and messages on our balloons. Currently, we maintain licenses for Garfield®, Face Offs-Tudes®, Miss Spider and Sunny Patch Friends® and Andrea Mistretta. In the United Kingdom, we maintain licenses on Postman Pat®, The Crazy Frog® and Dream Fairies®.

Balloons and novelty items accounted for fifty-seven percent (57%) of our revenues in 2005. For the nine months ending September 30, 2006 balloon and novelty items accounted for 63% of our sales. The remaining revenues are generated from the sale of laminated film products, generally intended for use in the packaging of foods, liquids and other materials. We provide laminated films, often printed film, to a number of customers who utilize the film to produce bags or pouches for the packaging of food, liquids and other items. We also produce finished products - pouches and bags - which are used for a variety of applications, including (i) as vacuumable consumer storage devices for clothing and other household items, (ii) as vacuumable pouches for household use in storage of food items and (iii) as “dunnage” items which, when inflated, cushion products in a package or container. In 2005, our revenues from these products represented approximately forty percent (40%) of our net revenues.

About Us

Our principal executive offices are located at 22160 North Pepper Road, Barrington, Illinois  60010. Our telephone number is (847) 382-1000. The address of our website is www.ctiindustries.com. Information on our website is not part of this Prospectus.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are shareholders of the Company, including (a) Cornell Capital, who intends to sell up to 400,000 shares of common stock pursuant to the Standby Equity Distribution Agreement, dated June 6, 2006, by and between the Company and Cornell Capital (also referred to herein as the “SEDA”) and (b) Newbridge, who intends to sell 3,500 shares of common stock which have been issued pursuant to a Placement Agent Agreement in connection with the SEDA.

On June 6, 2006 (the “Closing Date”), the Company entered into the Standby Equity Distribution Agreement with Cornell Capital pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital shares of its common stock, no par value per share, for a total purchase price of up to Five Million Dollars ($5,000,000).  For each share of common stock purchased under the SEDA, Cornell Capital will pay to the Company one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Company’s common stock on the principal market (whichever is at such time the principal trading exchange or market for the common stock) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). However, the Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales.

Cornell Capital will retain five percent (5%) of each advance under the SEDA as an underwriting discount. The Company has paid to Yorkville Advisors, LLC (“Yorkville”) a structuring fee equal to Fifteen Thousand Dollars ($15,000) on the Closing Date and shall pay Five Hundred Dollars ($500) to Yorkville on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). The Company also entered into that certain Placement Agent Agreement (hereinafter the “PAA”), dated as of the Closing Date, by and among the Company, Cornell Capital and Newbridge pursuant to which the Company engaged Newbridge to act as it exclusive placement agent in connection with the SEDA. Upon the execution of the PAA, the Company issued to Newbridge Three Thousand Five Hundred (3,500) shares (the “Newbridge Shares”) of the Company’s common stock. Newbridge is entitled to “piggy-back” registration rights with respect to the Newbridge Shares and such Newbridge Shares are being registered in this offering.

At an assumed offering price of $4.59 per share (the last reported sale price on November 27, 2006), as determined under the Standby Equity Distribution Agreement, CTI will be able to receive up to $1,836,000 in gross proceeds, assuming the sale of the entire 400,000 shares being registered in this Registration Statement pursuant to the SEDA. The Company would be required to register 689,325 additional shares to obtain the balance of $5 million available under the SEDA at an assumed offering price of $4.59. Based on the limited number of available authorized shares of common stock, CTI may need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the SEDA. If CTI drew down on the entire $5 million available under the Standby Equity Distribution Agreement, Cornell Capital would receive an aggregate underwriting discount equal to $250,000.

There are substantial risks to investors as a result of the issuance of shares of common stock under the SEDA. These risks include dilution of shareholders, significant decline in CTI’s stock price and our inability to draw sufficient funds when needed.

Cornell Capital will periodically purchase shares of common stock under the SEDA and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require CTI to issue increasing numbers of shares to Cornell Capital to raise the same amount of funds, as our stock price declines. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by CTI and the number of shares to be issued under the SEDA at an assumed offering price of $4.59 per share and twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to the assumed offering prices.

Net Cash To The Company

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price
Purchase Price:	$4.59	$3.44	$2.30	$1.15
No. of Shares(1):	400,000	400,000	400,000	400,000
Total Outstanding(2):	2,542,097	2,542,097	2,542,097	2,542,097
Percent Outstanding(3):	15.74%	15.74%	15.74%	15.74%
Gross Cash to CTI:	$1,836,000	$1,376,000	$920,000	$460,000
Net Cash to CTI(4):	$1,659,200	$1,222,200	$789,000	$352,000

(1)
Represents the number of shares of common stock registered in the accompanying Registration Statement, which may be issued to Cornell Capital under the SEDA at the prices set forth in the table. Does not represent the 3500 shares issued to Newbridge Securities pursuant to the Placement Agent Agreement in connection with the SEDA.

(2)	Represents the total number of shares of common stock outstanding at December 11, 2006 after the issuance of the shares to Cornell Capital under the SEDA.

(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding at December 11, 2006.

(4)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $85,000 in offering expenses.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million

	Assumed Offering Price		75% of Assumed Offering Price		50% of Assumed Offering Price		25% of Assumed Offering Price
Purchase Price:	$4.59		$3.44		$2.30		$1.15
No. of Shares(1):	1,089,325		1,453,488	(5)	2,173,914		4,347,827
Total Outstanding(4):	3,231,422	(2)(5)	3,595,585	(2)(5)	4,316,011	(2)(5)	6,489,924	(2)(3)
Percent Outstanding(6):	33.71%		40.42%		50.37%		66.99%
Gross Proceeds to CTI(7):	5,000,000		5,000,000		5,000,000		5,000,000
Net Cash to CTI(8):	$4,665,000		$4,665,000		$4,665,000		$4,665,000

(1)
Represents that total number of shares of common stock which would need to be issued at the stated purchase price. We are only registering 400,000 shares of common stock under this Prospectus pursuant to the SEDA. We will need to register additional shares of common stock to obtain the entire $5 million available under the SEDA at these stated purchase prices.

(2)	The Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless the Company shall have obtained shareholder approval for such shares.

(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, CTI would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $5 million available under the SEDA.

(4)	Represents the total number of shares of common stock outstanding at December 11, 2006 after the issuance of the shares to Cornell Capital under the SEDA.

(5)	CTI’s Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock.

(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding at December 11, 2006.

(7)	If CTI drew down on the entire $5 million available under the SEDA, Cornell Capital would receive an aggregate underwriting discount equal to $250,000.

(8)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $85,000 in offering expenses.

Common Stock Offered	403,500 shares by selling shareholders

Offering Price	Market price

Common Stock Outstanding Before the Offering(1)	2,142,097 shares as of December 11, 2006

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling shareholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes at the discretion of CTI. See “Use of Proceeds”.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution”.

NASDAQ Capital Market Symbol	CTIB

(1)	Excludes up to 400,000 shares of common stock to be issued pursuant to the Standby Equity Distribution Agreement.

Nine Months Ended September 30, 2006
SELECTED FINANCIAL INFORMATION

The following selected financial data are derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

		Year Ended December 31, (IN THOUSANDS)
	Nine months ending September 30, 2006	Restated 2005	Restated 2004	Restated 2003	2002	2001
Statement of Operations Data:
Net Sales	$25,756	$29,190	$37,193	$36,260	$41,236	$27,446
Costs of Sales	19,353	22,726	30,841	29,627	32,344	19,835
Gross Profit	6,403	6,464	6,352	6,633	8,892	7,611
Operating expenses	4,478	5,812	6,402	6,856	7,447	6,595
Income (loss) income from operations	1,926	652	(50)	(223)	1,445	1,016
Interest expense	1,277	1,231	1,350	1,103	832	1,030
Other (income) expense	(154)	(45)	(208)	23	278
Income (loss) income before taxes and minority interest	803	(534)	(1,192)	(1,349)	335	(14)
Income tax expense (benefit)	59	(200)	1,286	(782)	39	276
Minority interest	3	0	1	0	6	58
Net (loss) income	741	(333)	(2,479)	(566)	302	(232)
(Loss) earnings per common share
Basic	.36	(0.17)	(1.28)	(0.30)	0.18	(0.15)
Diluted	.34	(0.17)	(1.28)	(0.30)	0.16	(0.15)

Other Financial Data:
Gross margin percentage	24.9	22.14%	17.08%	18.29%	21.56%	27.73%

Capital Expenses	$357	$551	$281	$2,165	$2,478	$1,002
Depreciation & Amortization	1,075	1,480	1,640	1,628	1,588	1,666

Balance Sheet Data:
Working capital (Deficit)	$858	$(2,426)	$(2,790)	$(706)	$(2,907)	$(278)
Total assets	24,919	23,536	27,888	30,270	30,272	24,664
Short-term obligations (1)	8,837	8,618	9,962	6,692	7,385	7,074
Long-term obligations	7,228	6,039	6,491	8,909	5,726	5,737
Stockholders’ Equity	3,975	2,726	2,951	5,212	5,474	4,325

(1)	Short term obligations consist of primarily of borrowings under bank line of credit and current portion of long-term debt.

SUPPLEMENTARY FINANCIAL INFORMATION

The following table presents the Company’s condensed operating results for each of the ten (10) fiscal quarters through the period ended September 30, 2006. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with the Company’s consolidated financial statements and the notes thereto, the Independent Auditors Reports and Management’s Discussions and Analysis of Financial Condition and Results of Operations.

	THREE (3) MONTHS ENDED
	Sep 30	June 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2006	2006	2006	2005	2005	2005	2005	2004	2004	2004
Revenues	$8,602,733	$8,996,935	$8,156,223	$6,480,019	$6,033,831	$7,572,626	$9,103,327	$8,581,819	$8,125,521	$9,591,785
Net Income (loss)	$315,464	$205,699	$219,768	$52,186	$(416,267)	$(53,616)	$84,486	$(2,565,223)	$(150,370)	$(135,681)
Net Income (loss) per share
Basic	$0.15	$0.10	$0.11	$0.03	$(0.21)	$(0.03)	$0.04	$(1.31)	$(0.08)	$(0.07)
Diluted	$0.15	$0.10	$0.10	$0.02	$(0.21)	$(0.03)	$0.04	$(1.31)	$(0.08)	$(0.07)
Shares used in computing per share amounts:
Basic	2.055,553	2,053,311	2,036,474	1,977,235	1,963,615	1,954,100	1,954,100	1,930,976	1,932,692	1,918,420
Diluted	2,129,658	2,124,708	2,166,892	1,977,235	1,963,615	1,954,100	1,970,360	1,930,976	1,932,692	1,918,420

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products and services will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Industry Risks

We Engage In Businesses Which Are Intensely Competitive And Which Involve Strong Price Competition And Relatively Low Margins

The businesses in which we engage - the supply of films for flexible packaging, supply of pouches for flexible packaging and supply of novelty balloon items - are highly competitive. We face intense competition from a number of competitors in each of these product categories, several of which have extensive production facilities, well-developed sales and marketing staffs and greater financial resources than we do. Some of these competitors maintain international production facilities enabling them to produce at low costs and to offer products at highly competitive prices. We compete on the basis of price, quality, service, delivery and differentiation of products. Most of our competitors seek to engage in product development and may develop products that have superior performance characteristics to our products. This intense competition can limit or reduce our sales or market share for the sale of our products as well as our margins. There can be no assurance that we will be able to compete successfully in the markets for our products or that we will be able to generate sufficient margins from the sale of our products to become or remain profitable.

Our Business Is Dependent On The Price And Availability Of Raw Materials

The cost of the raw materials we purchase represents approximately forty-one percent (41%) of our revenues. During the nine months ended September 30, 2006, the cost of these raw materials increased to 45% of our net revenues. The principal raw materials we purchase are: nylon sheeting, polyester sheeting, polyethylene sheeting, polyethylene resin and latex. Much of these materials are derived from petroleum and natural gas. Prices for these materials fluctuate substantially as a result of the change in petroleum and natural gas prices, demand and the capacity of companies who produce these products to meet market needs. Instability in the world markets for petroleum and natural gas has, and may, adversely affect the prices of these raw materials and their general availability. The price of latex has also fluctuated significantly over the past year. Our ability to achieve and maintain profitability is partially dependent upon our ability to pass through to our customers the amount of increases in raw materials cost. If prices of these materials increase and we are not able to fully pass on the increases to our customers, our results of operations and our financial condition will be adversely affected.

The Loss Of A Key Supplier Or Suppliers Could Lead To Increased Costs And Lower Margins As Well As To Other Adverse Results

We rely on six (6) principal suppliers for our petroleum, natural gas and latex-based raw materials supplies. We do not maintain supply agreements with any of our suppliers for these materials. The loss of any of these suppliers would force us to purchase these materials from other suppliers or on the open market, which may require us to pay higher prices for raw materials than we do now, with the result that our margins on the sale of our products would be adversely affected. In addition, the loss of the supply of an important raw material from one (1) of our present suppliers may not be replaceable through open market purchases or through a supply arrangement with another supplier. If we were unable to obtain a raw material from another supplier in such event, we would be unable to continue to manufacture certain of our products.

Company Risks

We Have A History Of Losses And Have Experienced Fluctuations Of Operating Income, Which May Cause Our Stock Price To Fluctuate

We have had a history of losses and of fluctuating income from operations over the past five (5) years. We have reported net income in only one (1) of the past five (5) years. Our income (loss) from operations during that time has ranged from a profit of $1,445,000 to a loss of $223,000 and has been subject to significant quarterly and annual fluctuations. These fluctuations can be caused by:

•	Economic conditions

•	Competition

•	Production efficiencies

•	Variability in raw materials prices

•	Seasonality

These fluctuations make it more difficult for investors to compare our operating results to corresponding prior year periods. These fluctuations also cause our stock price to fluctuate. You should not rely on our results of operations for any particular quarter or year as being indicative of our results for a full year or any other period.

We Have Limited Financial Resources That May Adversely Affect Our Ability To Invest In Productive Assets, Marketing, New Products And New Developments

Our working capital is limited. As of September 30, 2006, our current assets exceeded our current liabilities by $858,000. Further, under our loan agreement with our principal lender, we are required to maintain a designated ratio of earnings before interest, taxes and depreciation (EBITDA) and fixed charges. This covenant restricts the amount of funded capital expenditures we can make. As a result, we may be unable to fund capital investments, working capital needs, marketing and sales programs, research and development, patent or copyright licenses or other items which we would like to acquire or pursue in accordance with our business strategies. The inability to pursue any of these items may adversely affect our competitive position, our business, financial condition or prospects.

A High Percentage Of Our Sales Are To A Limited Number Of Customers And The Loss Of Any One Or More Of Those Customers Could Adversely Affect Our Results Of Operation, Cash Flow And Financial Condition

For the year ended December 31, 2005, our sales to our top ten customers represented 62.9% of our net sales and our sales to our top three customers represented 50.5% of our net sales. For the nine months ended September 30, 2006, our sales to our top ten customers represented 60.3% of our net sales and our sales to our top three (3) customers represented 51.3% of our net sales. Generally, we do not have long term contracts with our customers. The loss of any of our principal customers, or a significant reduction in the amount of our sales to any of them, would have a material adverse effect on our business and financial condition.

In March, 2006, we entered into a four year agreement with Illinois Tool Works (“ITW”), one of our top three customers, to provide (i) all of their requirements for a certain kind of pouch and (ii) all of their requirements, subject to competitive pricing, for film for their use in the production of certain pouches. In April 2006, we entered into a license agreement with Rapk, LLC (“Rapak”), also one of our top three customers, granting Rapak a license under a patent related to textured film and pouches, and extending the term of an existing supply agreement with Rapak to October 31, 2008.

We Rely On Intellectual Property In Our Business And The Failure To Develop, Acquire Or Protect Our Intellectual Property Could Adversely Affect Our Business

We consider patents, copyright licenses and, to some degree trademarks, as being significant to our competitive position, our ability to obtain and retain customers and to achieve acceptable margin levels on the sale of our products. With respect to our film and flexible packaging/pouch business, we believe that developing, acquiring and maintaining patent rights are of significance to us for those reasons. Over the past five (5) years, we have obtained twelve (12) patents related to films, pouches, zippers for pouches, the method of inserting zippers in pouches and certain valves for pouches. We have seven (7) patents pending with regard to such products. With respect to our novelty balloon products, we believe that patent rights and trade secrets for product developments and copyright licenses for characters and designs are of significance to our ability to compete in the market and to obtain acceptable margins on the sale of our products. Our limited financial resources have made it more difficult for us to invest in product and patent developments and to obtain copyright licenses. If we are unable to develop, acquire, maintain or enforce some or all of our intellectual property rights, our business, financial conditions and prospects will be adversely affected.

We Produce All Of Our Products At Two (2) Plants And Damage To Or Destruction Of One (1) Or Both Of The Plants Would Have A Serious Adverse Affect On Our Business

We produce all of our film products and pouches at our plant in Barrington, Illinois and all of our latex balloon products at our plant in Guadalajara, Mexico. In the event of a fire, flood or other natural disaster, or the termination of our lease in Mexico, we could lose access to one or both of our plants. Loss of, significant damage to, or destruction of, one or both of these plants would render us unable to produce our products presently produced in such plants, possibly for an extended period of time and our business, financial condition and prospects would be materially adversely affected. While we maintain property and business interruption insurance, the proceeds of such insurance may not be adequate to compensate us for all of our losses in such an event.

We Are Dependent On The Management Experience Of Our Key Personnel

We are dependent on the management experience and continued services of our executive officers, including Howard W. Schwan, our President, John H. Schwan, our Chairman and Stephen M. Merrick, our Chief Financial Officer, as well as each of these other executive officers of the Company: Brent Anderson, Sam Komar, Steve Frank and Timothy Patterson. We have an existing employment agreement with Howard Schwan, dated January 1, 1997, which shall automatically renew each year on July 1 unless terminated by either party. The agreement includes confidentiality, inventions, non-compete and other customary provisions. The loss of any of these executive officers would have an adverse effect on our business.

In addition, our continued growth depends on our ability to attract and retain experienced key employees. Competition for qualified employees is intense, and the loss of such persons, or an inability to attract, retain and motivate such skilled employees, could have a material adverse effect on our results of operations, financial condition and prospects. There can be no assurance that we will be able to retain our existing personnel or attract and retain additional qualified employees.

Our Principal Executive Officers Own A Majority Of Our Outstanding Common Stock, Have Warrants To Purchase Additional Shares And Have Significant Influence And Control Over Our Business

Howard W. Schwan (our President), John H. Schwan (our Chairman) and Stephen M. Merrick (our Chief Financial Officer), in combination, own approximately 49.3% of the outstanding shares of common stock of the Company and have options and warrants to purchase additional shares which, if exercised, would aggregate 55.0% of the shares then outstanding. As a result of such ownership, these executives have the ability to exert significant influence and control on the outcome of corporate transactions and other matters submitted to the Board of Directors or shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control of the Company.

Financial Risks

We Have A High Level Of Debt Relative To Our Equity And Limited Working Capital, Which Reduces Cash Available For Our Business Which May Adversely Affect Our Ability To Obtain Additional Funds And Increases Our Vulnerability To Economic Or Business Turndowns

We have a substantial amount of debt in relation to our shareholders’ equity. As of September 30, 2006, we had $20,929,000 of debt outstanding and $3,975,000 in shareholders equity. These circumstances could have important adverse consequences for our Company. For example, they could:

•	Increase our vulnerability to general adverse economic and industry conditions;

•
Require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby limiting our ability to fund working capital, capital expenditures and other general corporate purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	Place us at a competitive disadvantage compared to our competitors who may have less debt and greater financial resources; and

•	Limit, among other things, our ability to borrow additional funds.

A Significant Amount Of Cash Will Be Required To Service Our Debt And Our Ability To Generate Cash Depends On Many Factors Beyond Our Control

Our ability to service our debt and to fund our operations and planned capital expenditures will depend on our financial and operating performance. This, in part, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. If our cash flow from operations is insufficient to fund our debt service obligations, we may be forced to reduce or delay funding capital or working capital, marketing or other commitments or to sell assets, obtain additional equity capital or indebtedness or refinance or restructure our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of cash flow from operations sufficient to meet our debt service obligations, we could face substantial cash problems.

We Are Subject To A Number Of Restrictive Debt Covenants That May Restrict Our Business And Financing Activities

Our credit facility contains restrictive debt covenants that, among other things, restrict our ability to:

•	Borrow money;

•	Pay dividends and make distributions;

•	Issue stock;

•	Make certain investments;

•	Use assets as security in other transactions;

•	Create liens;

•	Enter into affiliate transactions;

•	Merge or consolidate; or

•	Transfer and sell assets.

In addition, our credit facility also requires us to meet certain financial tests, including (i) maintaining tangible net worth in excess of $3,500,000, (ii) maintaining specified ratios of senior debt to EBITDA and (iii) maintaining a ratio of EBITDA to fixed charges. These restrictive covenants may limit our ability to expand or pursue our business strategies by restricting, among other things, our ability to fund capital investments, working capital needs, marketing and sales programs, research and development, patent or copyright licenses or other items which we would like to acquire or pursue in accordance with our business strategies. The inability to pursue any of these items may adversely affect our competitive position, financial condition or prospects.

Our ability to comply with the restrictions contained in our credit facility may be affected by changes in our business condition or results of operation, adverse regulatory developments or other events beyond our control. A failure to comply with these restrictions could result in a default under our credit facility which, in turn, could cause our debt to become immediately due and payable. If our debt were to be accelerated, we cannot assure that we would be able to repay it. In addition, a default would give our lender the right to terminate any commitment to provide us with additional funds.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Shareholders’ Ability To Sell Shares Of Our Common Stock

There has been a limited public market for our common stock and a more active trading market for our common stock may not develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These factors may negatively impact shareholders’ ability to sell shares of CTI’s common stock.

Our Common Stock May Be Affected By Sales Of Short Sellers, Which May Affect Shareholders’ Ability To Sell Shares Of Our Common Stock

As stated above, our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations. These fluctuations could cause short sellers to enter the market from time to time in the belief that CTI will have poor results in the future. The market for our stock may not be stable or appreciate over time and the sale of our common stock may negatively impact shareholders’ ability to sell shares of CTI’s common stock.

Market Risks

The Company Is Exposed To Various Market Risks, Primarily Foreign Currency Risks And Interest Rate Risks

The Company’s earnings are affected by changes in interest rates as a result of variable rate indebtedness (excluding the portion of our mortgage and term loans covered by our interest rate swap agreement). If market interest rates for our variable rate indebtedness average one percent (1%) more than the interest rate actually paid for the three (3) months ending September 30, 2006 and 2005, our interest rate expense would have increased, and income after income taxes would have decreased by $14,000 and $9,500 for these periods, respectively. If market interest rates for our variable rate indebtedness average one percent (1%) more than the interest rate actually paid for the nine months ending September 30, 2006 and 2005, our interest rate expense would have increased, and income after income taxes would have decreased by $41,000 and $37,000 for these periods, respectively. These amounts are determined by considering the impact of the hypothetical interest rates on our borrowings. This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to reduce our exposure to such change. However, due to the uncertainty of the specific actions we would take and their possible effects, the sensitivity analysis assumes no change in our financial structure.

The Company’s earnings and cash flows are subject to fluctuations due to changes in foreign currency rates, particularly the Mexican peso and the British pound, as the Company produces and sells products in Mexico for sale in the United States and other countries and the Company’s UK subsidiary purchases balloon products from the Company in dollars. Also, the Mexican subsidiary purchases goods from external sources in U.S. dollars and is affected by currency fluctuations in those transactions. Substantially all of the Company’s purchases and sales of goods for its operations in the United States are done in U.S. dollars. However, the Company’s level of sales in other countries may be affected by currency fluctuations. As a result, exchange rate fluctuations may have an effect on sales and gross margins. Accounting practices require that the Company’s results from operations be converted to U.S. dollars for reporting purposes. Consequently, the reported earnings of the Company in future periods may be affected by fluctuations in currency exchange rates, generally increasing with a weaker U.S. dollar and decreasing with a strengthening U.S. dollar. To date, we have not entered into any transactions to hedge against currency fluctuation results.

We have performed a sensitivity analysis as of September 30, 2006 that measures the change in the results of our foreign operations arising from a hypothetical ten percent (10%) adverse movement in the exchange rate of all of the currencies the Company presently has operations in. Using the results of operations for the three months ending September 30, 2006 and 2005, for the Company’s foreign operations as a basis for comparison, an adverse movement of ten percent (10%) would create a potential reduction in the Company’s net income, or increase its net loss before taxes, in the amount of $33,000 and $20,000 for each of those periods, respectively. Using the results of operations for the nine months ending September 30, 2006 and 2005, for the Company’s foreign operations as a basis for comparison, an adverse movement of ten percent (10%) would create a potential reduction in the Company’s net income, or increase its net loss before taxes, in the amount of $49,000 and $60,000 for each of those periods, respectively.

The Company is also exposed to market risk in changes in commodity prices in some of the raw materials it purchases for its manufacturing needs. However, we do not believe this presents a risk that would not have a material effect on the Company’s results of operations or financial condition.

Risks Related To This Offering

Future Sales By Our Shareholders May  Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 2,142,097 shares of common stock outstanding as of December 11, 2006, 1,057,062 shares of common stock are, or will be, held by our “affiliates” and 1,079,389 shares of common stock, which will be held by existing shareholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our shareholders. For example, if the offering occurred on November 27, 2006 at an assumed offering price of $4.59 per share, as determined under the Standby Equity Distribution Agreement, the new shareholders would experience an immediate dilution in the net tangible book value of $2.36 per share. Dilution per share at prices of $3.44, $2.30 and $1.15 per share would be $1.39, $0.41 and $(0.56), respectively.

Our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing shareholders would experience greater dilution.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling shareholders intend to sell in the public market 403,500 shares of common stock being registered in this offering. That means that up to 403,500 shares may be sold pursuant to this Registration Statement. Such sales may cause our stock price to decline. The officers and directors of CTI and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations. If our stock price declines, the numbers of shares which CTI will need to issue to Cornell Capital under the Standby Equity Distribution Agreement to raise the same amount of funds will increase.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In some cases the provision of a Standby Equity Distribution Agreement for companies that are traded on the NASDAQ Capital Market (“NASDAQ-CM”) has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being sold into the market exceed the market’s desire to purchase the increased stock or if CTI has not performed in such a manner to show that the equity funds raised will be used to grow CTI. Such an event could place further downward pressure on the price of common stock. CTI may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if CTI uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to CTI the opportunity exists for short sellers (i.e. sellers who do not actually own our shares at the time of their sale) to contribute to the future decline of CTI’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more, which, in turn, may cause current owners of our stock to sell their shares; thereby contributing to sales of stock in the market. If there are more investors selling our stock then there are investors desiring to purchase our stock, the market for our stock the price will necessarily decline.

It is not possible to predict the circumstances whereby short sales could materialize or the price to which our stock price could drop.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the NASDAQ-CM. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

We anticipate that a portion of our financing needs will be funded through the Standby Equity Distribution Agreement. No assurances can be given that our Standby Equity Distribution Agreement financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum drawdown of $100,000 during any five (5) trading day period. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Equity Distribution Agreement. Based on the assumed offering price of $4.59 and the 400,000 shares we are registering pursuant to the SEDA, we would not be able to draw the entire $5 million available under the Standby Equity Distribution Agreement. At this assumed offering price, we will be able to draw $1,836,000 with the 400,000 shares being registered. CTI would be required to register 689,325 additional shares at this assumed offering price to obtain the remaining $3,164,000 available under the Standby Equity Distribution Agreement.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of CTI, we will be unable to draw down on the Standby Equity Distribution Agreement. Although Cornell Capital may not hold more than 9.9% of the then-outstanding common stock of CTI at any one time, this restriction does not prevent Cornell Capital from selling some of its holdings and then receiving additional shares. Therefore, Cornell Capital has, and may, sell more than these limits while never holding more than those limits. Currently, Cornell Capital has beneficial ownership of 0% of our common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital’s beneficial ownership remains below 9.9%. If Cornell Capital’s beneficial ownership becomes 9.9% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

Cornell Capital May Sell Shares Of Our Common Stock During An Applicable Pricing Period Under the Standby Equity Distribution Agreement Which Could Contribute To The Decline Of Our Stock Price

The sale of common stock to be acquired by Cornell Capital pursuant to an advance request made by CTI under the Standby Equity Distribution Agreement during an applicable pricing period could cause downward pressure on the price of our common stock and, therefore, contribute to the decline of our stock price.

DESCRIPTION OF BUSINESS

Business Overview

We develop, produce, market and sell two (2) principal lines of products:

•	Novelty products, principally balloons, including metalized balloons, latex balloons, punch balls and other inflatable toy items, and

•	Specialty and printed films and flexible containers, for food packaging, specialized consumer uses and various commercial applications.

We focus our business and efforts on the printing, processing and converting of plastic film, and of latex, into finished products. We:

•	Coat and laminate plastic film. Generally, we adhere polyethylene film to another film such as nylon or polyester.

•	Print plastic film and latex balloons. We print films, both plastic and latex with a variety of graphics for use as packaging film or for balloons.

•	Convert printed plastic film to balloons.

•	Convert plastic film to flexible containers. These finished products are used to store and package food and for storage of a variety of personal items.

•	Convert latex to balloons and other novelty items.

We market and sell metalized and latex balloons in the United States and in several other countries. We supply coated, laminated and printed films to a number of companies who generally convert these films into containers for the packaging of food and other items. We supply flexible containers to companies who (i) use them for packaging of food or other items or (ii) market them to consumers who use them for the storage of personal items. We also market containers to and through retail outlets for use by consumers with sealing devices to store food items in their homes. In March 2006, we announced that we are completing the development of, and will produce, market and sell a line of pouches for use by consumers to store food items. The pouches will include a resealable closure system and a valve permitting the evacuation of air from the pouch by a small pump device which we will also supply.

We were organized in 1976 and, initially, engaged in the business of manufacturing “bag-in-box” plastic packaging systems. We sold our assets related to bag-in-box packaging systems in 1985. In 1978, we began manufacturing metalized balloons (sometimes referred to as “foil” balloons), which are balloons made of a base material (usually nylon or polyester) having vacuum deposited aluminum and polyethylene coatings. These balloons remain buoyant when filled with helium for much longer periods than latex balloons and permit the printing of graphic designs on the surface.

In 1985, we began marketing latex balloons and, in 1988 we began manufacturing latex balloons. In 1994, we sold our latex balloon manufacturing equipment to a company in Mexico and entered into an arrangement for that company to manufacture latex balloons for us. Since 1997, we have manufactured latex balloons in Mexico through a majority-owned subsidiary.

We market and sell our metalized and latex balloons and related novelty items directly to retail stores and chains and through distributors, who in turn sell to retail stores and chains. Our balloon and novelty products are sold to consumers through a wide variety of retail outlets including general merchandise and drugstore chains, grocery chains, card and gift shops, and party goods stores, as well as through florists and balloon decorators.

Most of our metalized balloons contain printed characters, designs and social expression messages, such as “Happy Birthday”, “Get Well Soon” and similar items. In a number of cases, we obtain licenses for well-known characters and print those characters and messages on our balloons. Currently, we maintain licenses for Garfield®, Face Offs-Tudes®, Miss Spider and Sunny Patch Friends® and Andrea Mistretta. In the United Kingdom, we maintain licenses on Postman Pat®, The Crazy Frog® and Dream Fairies®.

Balloons and novelty items accounted for fifty-seven percent (57%) of our revenues in 2005. The remaining revenues are generated from the sale of laminated film products, generally intended for use in the packaging of foods, liquids and other materials. We provide laminated films, often printed film, to a number of customers who utilize the film to produce bags or pouches for the packaging of food, liquids and other items. We also produce finished products - pouches and bags - which are used for a variety of applications, including (i) as vacuumable consumer storage devices for clothing and other household items, (ii) as vacuumable pouches for household use in storage of food items, and (iii) as “dunnage” items which, when inflated, cushion products in a package or container. In 2005, our revenues from these products represented approximately forty percent (40%) of our net revenues. For the nine months ending September 30, 2006, balloon and novelty items accounted for 63% of our sales.

We are an Illinois corporation with our principal offices and plant at 22160 N. Pepper Road, Barrington, Illinois.

Business Strategies

Our essential business strategies are as follows:

• Focus on our Core Assets and Expertise. We have been engaged in the development, production and sale of film products for thirty (30) years and have developed assets, technology and expertise which, we believe, enable us to develop, manufacture, market and sell innovative products of high quality within our area of knowledge and expertise. We plan to focus our efforts in these areas which are our core assets and expertise - laminated films, printed films, pouches and film novelty products - to develop new products, to market and sell our products and to build our revenues.

• Develop Operating Efficiencies to Enhance our Profitability. Over the past two years, we have engaged in a program to reduce and control production expenses, as well as selling, general and administrative expenses, in order to increase the efficiencies of our operations and to become profitable at current levels of revenue. During 2005, we reduced our domestic production overhead expenses by more than $1,460,000 compared to 2004 and we reduced our consolidated SG&A expenses by approximately $1,200,000 from 2004 levels. We intend to continue our efforts to control expenses, increase efficiencies and to become profitable. In the nine months ended September 30, 2006, the company reduced domestic production overhead from 18.6% of net sales in 2005 to 17.6% of net sales in 2006.

In the nine months ended September 30, 2006, the company reduced consolidated SG&A expenses from 19.5% to 17.4% in 2006.

• Develop New Products, Product Improvements and Technologies. We work constantly to develop new products, to improve existing products and to develop new technologies within our core product areas, in order to enhance our competitive position and our sales. In the novelty line, our development work includes new designs, new character licenses and new product developments. During 2005, we introduced more than eighty-five (85) new balloon designs and obtained three new licensed character designs. We also developed and introduced a device to amplify sound through a balloon so that voice and music can be played and amplified using our Balloon Jamz™ balloon. In our commercial line, over the past several years we have developed new pouch closure systems and valves and new film methods for liquid packaging applications. We have received thirteen (13) patents for these developments and have two (2) patent applications pending.

• Develop New Channels of Distribution and New Sales Relationships. In order to increase sales, we endeavor to develop new channels of distribution and new sales relationships, both for existing and new products. During the past year, we entered into a sales and marketing relationship for the marketing and sale of our newly developed and introduced universal vacuumable sealing bags. Recently, we announced the development of a resealable bag with a valve and pump system for household storage and vacuum sealing of food items. In March 2006, we entered into a four (4)-year agreement with Illinois Tool Works, Inc. (“ITW”), one of our top three (3) customers, to provide (i) all of their requirements for a certain kind of pouch and (ii) all of their requirements, subject to competitive pricing, for film for their use in the production of certain pouches. In April 2006, we entered into a license agreement with Rapak LLC (“Rapak”), also one of our top three (3) customers, granting Rapak a license under a patent related to textured film and pouches, and extending the term of an existing supply agreement with Rapak to October 31, 2008.

Products

Metalized Balloons. We have designed, produced and sold metalized balloons since 1979 and, we believe, are the second largest manufacturer of metalized balloons in the United States. Currently, we produce over six hundred fifty (650) balloon designs, in different shapes and sizes, including the following:

• Superloons® - 18” balloons in round or heart shape, generally made to be filled with helium and remain buoyant for long periods. This is the predominant metalized balloon size.

• Ultraloons® - 34” balloons made to be filled with helium and remain buoyant.

• Miniloons®- 9” balloons made to be air-filled and sold on holder-sticks or for use in decorations.

• Card-B-Loons®(4 1/2”) - air-filled balloons, often sold on a stick, used in floral arrangements or with a container of candy.

• Shape-A-Loons® - shaped balloons made to be filled with helium.

• Minishapes - small shaped balloons designed to be air filled and sold on sticks as toys or inflated characters.

• Balloon JamzTM - 20” to 40” round and shaped balloons which emit and amplify sound through a speaker attached to the balloon.

In addition to size and shape, a principal element of the Company’s metalized balloon products is the printed design or message contained on the balloon. These designs include figures and licensed characters many of which are well-known. We maintain licenses for several characters, including Garfield®, Face Offs-Tudes, Miss Spider and Sunny Patch Friends® and Andrea Mistretta, and in the United Kingdom, Postman Pat® , The Crazy Frog® and Dream Fairies®. For a period of three (3) years, we also manufactured and distributed certain licensed designs under an arrangement with Hallmark Cards. This arrangement terminated on March 31, 2005.

Latex Balloons. Through our majority-owned subsidiary in Guadalajara, Mexico, Flexo Universal, S.A. de C.V. (“Flexo Universal”), we manufacture latex balloons in six (6) shapes and sizes and forty (40) colors. These balloons are marketed under the name Partyloons®. We also manufacture toy balloon products including punch balls, water bombs and “Animal Twisties.”

Packaging Films. We produce and sell films that are utilized for the packaging of various products, principally food products. We laminate, extrusion coat and print films and sell them to customers who utilize the films for packaging applications. Our customers generally use these film products to convert them to bags or pouches for the packaging of food and other products.

Pouches, Bags and Other Custom Film Products. We produce a variety of completed film products, generally in the form of a bag or pouch. These products include (i) valved, resealable pouches for storage of household items, (ii) vacuum sealable bags for food storage, (iii) resealable, valved bags for storage and vacuum sealing of food items in the household, (v) “dunnage” bags (inflatable pouches used to cushion products in packages. In March 2006, we announced that we will be offering a line of resealable, valved bags for storage and vacuum sealing of food items in the household. These storage bags will function with a small hand or powered pump to evacuate air when the bag is sealed.

Markets

Metalized Balloons

The metalized balloon came into existence in the late 1970s. During the 1980s, the market for metalized balloons grew rapidly. Initially, the product was sold principally to individual vendors, small retail outlets and at fairs, amusement parks, shopping centers and other outdoor facilities and functions. Metalized balloons remain buoyant when filled with helium for extended periods of time and they permit the printing and display of graphics and messages. As a result, the product has significant appeal as a novelty and message item. Metalized balloons became part of the “social expression” industry, carrying graphics designs, characters and messages like greeting cards. In the mid-1980s, we and other participants in the market began licensing character and cartoon images for printing on the balloons and directed marketing of the balloons to retail outlets including grocery, general merchandise, discount and drug store chains, card and gift shops, party goods stores as well as florists and balloon decorators. These outlets now represent the principal means for the sale of metalized balloons throughout the United States and in a number of other countries.

Metalized balloons are sold in the United States and in Europe, several countries in the Far East, Canada and to an increasing extent in Latin America. The United States, however, is by far the largest market for these products.

Metalized balloons are sold in the United States and foreign countries directly by producers to retail outlets and through distributors and wholesalers. Often the sale of metalized balloons by the wholesalers/distributors is accompanied by related products including latex balloons, floral supplies, candy containers, mugs, plush toys, baskets and a variety of party goods.

Latex Balloons

For a number of years, latex balloons and related novelty/toy latex items have been marketed and sold throughout the United States and in most other countries. Latex balloons are sold as novelty/toy items, for decorative purposes, as part of floral designs and as party goods and favors. In addition to standard size and shape balloons, inflatable latex items include punch balls, water bombs, balloons to be twisted into shapes, and other specialty designs. Often, latex balloons included printed messages or designs.

Latex balloons are sold principally in retail outlets, including party goods stores, general merchandise stores, discount chains, gift stores and drugstore chains. Balloons are also purchased by balloon decorators and floral outlets for use in decorative or floral designs. Latex balloons are sold both through distributors and directly to retail outlets by the producers.

Printed latex balloons are sold both in retail outlets and for balloon decoration purposes including floral designs. “Toy” balloons include novelty balloons sold in toy departments or stores, punch balls, water bombs and other specialty designs.

Printed and Specialty Films

The industry and market for printed and specialty films is fragmented and includes many participants. There are hundreds of manufacturers of printed and specialty film products in the United States and in other markets. In many cases, companies who provide food and other products in film packages also produce or process the films used for their packages. The market for the Company’s film products consists principally of companies who utilize the films for the packaging of their products, including food products and other items. In addition to the packaging of food products, flexible containers are used for medical purposes (such as colostomy bags, containers for saline solution and other items), “dunnage” (to cushion products being packaged), storage of personal and household items and other purposes.

Flexible Containers/Pouches

The market for flexible containers and pouches is large and diverse. Many companies engaged in the production of food items package their products in flexible containers or pouches, and, therefore, represent a market for these containers. Many of these companies purchase film - often printed film - and convert the film to pouches or packages at their own facilities while others purchase completed containers from suppliers.

Flexible containers and pouches are sold and utilized in the consumer market in numerous forms. They include simple open-top plastic bags, resealable bags and zippered bags. The market also includes containers and pouches of special design or purpose, including vacuumable bags for storage of food or household items, medical bags, or commercial uses.

Marketing, Sales and Distribution

Balloon Products

We market and sell our metalized balloon, latex balloon and related novelty products throughout the United States and in a number of other countries. We maintain a marketing, sales staff and support staff of ten (10) individuals and a customer service department of four (4) individuals. European sales are conducted by CTI Balloons, the Company’s subsidiary located in Rugby, England. Flexo Universal conducts sales and marketing activities for the sale of balloon products in Mexico, Latin America, and certain other markets. Sales in other foreign countries are made generally to distributors in those countries and are managed at the Company’s principal offices.

We sell and distribute our balloon products (i) by our employed staffs of sales and customer service personnel in the United States, Mexico and the UK, (ii) through a network of distributors and wholesalers in the United States, Mexico and the UK, (iii) through several groups of independent sales representatives and (iv) to selected retail chains. The distributors and wholesalers are generally engaged principally in the sale of balloons and related products (including such items as plush toys, mugs, containers, floral supplies and other items) and sell balloons and related products to retail outlets including grocery, general merchandise and drug store chains, card and gift shops, party goods stores as well as florists and balloon decorators.

Our largest customer for balloons during 2005 was Dollar Tree Stores. Sales to this chain in 2005 represented $3,987,000 or approximately fourteen percent (14%) of our net sales. For the nine months ended September 30, 2006 sales to this chain represented $5,755,000 or approximately 22% of net sales.

For a period of three years, we maintained a relationship with Hallmark Cards under which we (i) produced balloons of Hallmark designs, and of designs licensed by Hallmark, under authority from Hallmark, (ii) sold such balloons, as well as latex balloons, to Hallmark for resale by Hallmark, and (iii) sold and distributed these balloon designs to customers in the United States. This arrangement and the agreements related to it expired and were terminated on March 31, 2005. We continue to sell balloons bearing these designs from our inventory during an eighteen (18) month sell-off period. Our domestic sales of balloon products to Hallmark during 2004 were $3,421,000 during 2005 were $306,000, and during the nine months ended September 30, 2006 were negligible.

We engage in a variety of advertising and promotional activities to promote the sale of our balloon products. Each year, we produce a complete catalog of our balloon products, and also prepare various flyers and brochures for special or seasonal products, which we disseminate to thousands of customers, potential customers and others. We participate in several trade shows for the gift, novelty, balloon and other industries and advertise in several trade and other publications.

Printed and Specialty Films

We market and sell printed and laminated films directly and through independent sales representatives throughout the United States. We sell laminated and printed films to companies that utilize these films to produce packaging for a variety of products, including food products, in both liquid and solid form, such as cola syrup, coffee, juices and other items. We seek to identify and maintain customer relationships in which we provide value-added in the form of technology or systems. Our largest customer for film products is Rapak, L.L.C. (“Rapak”) to whom we provide a patented embossed film, as well as other film products. During 2005, our sales to Rapak totaled $6,860,000, representing approximately twenty-four percent (24%) of our net sales and during the nine months ended September 30, 2006 sales were $5,294,000 representing approximately 21% of our net sales.Under our continuing agreement with Rapak, through October 31, 2008, Rapak is committed to purchase at least sixty-five percent (65%) of its requirements for embossed film from us.

Flexible Containers/Pouches

We market flexible containers and pouches to various companies for commercial packaging purposes and we market lines of consumer storage packages both to a principal customer and through a sales and marketing agent to retail chains and outlets.

We produce consumer storage bags for ITW Space Bag, a division of Illinois Tool Works, Inc. (“ITW”) During 2005, ITW was our largest customer for pouches. Our sales of pouches to them in 2005 were $3,889,000, representing approximately thirteen percent (13%) of our net sales and during the nine months ended September 30, 2006 sales were $2,158,000 representing approximately 8% of net sales.. In March 2006, we entered into a four-year agreement with ITW under which we will supply all of their requirements in North America for certain of their pouches which they market under the name Space Bag® and also are to supply their requirements of film for certain of the pouches which they produce.

During 2005, we introduced a line of universal vacuumable bags for household storage of food products. We marketed these products through a marketing and sales firm, to retail stores and chains. These bags are designed to be used with existing vacuum and sealing devices. In March 2006, we announced the planned introduction of new household food storage system including a re-sealable bag incorporating a valve and a hand pump to evacuate air from the bag when the bag is sealed.

Production And Operations

We conduct our operations at four facilities: (i) our headquarters, offices and plant at Barrington, Illinois, consisting of a total of approximately 75,000 square feet of office, production and warehouse space, (ii) a warehouse in Cary, Illinois, consisting of approximately 16,000 square feet of space, (iii) a plant, offices and warehouse in Guadalajara, Mexico, consisting of approximately 43,000 square feet of office, warehouse and production space and (iv) an office and warehouse facility at Rugby, England, consisting of approximately 16,000 square feet of space.

We conduct production operations at our plants in Barrington, Illinois, and Guadalajara, Mexico. At our plants, our production operations include (i) lamination and extrusion coating of films, (ii) slitting of film rolls, (iii) printing on film and on latex balloons, (iv) converting of film to completed products including balloons, flexible containers and pouches and (v) production of latex balloon products. We perform all of the lamination, extrusion coating and slitting activities in our Barrington, Illinois, plant and produce all of our latex balloon products at our Guadalajara, Mexico, plant. We print films in Barrington, Illinois, and we print latex balloons in Guadalajara, Mexico.

We warehouse raw materials at our plants in Barrington, Illinois, and Guadalajara, Mexico, and we warehouse finished goods at our facilities in Barrington, Illinois, Cary, Illinois, Guadalajara, Mexico and Rugby, England. We maintain customer service and fulfillment operations at each of our warehouse locations. We conduct sales operations for the United States and for all other markets, except those handled by our Mexico and England facilities, in the Barrington, Illinois facility. Sales for Mexico and Latin America are handled in our Guadalajara, Mexico, facility and sales for the United Kingdom and Europe are handled at our Rugby, England, facility.

We maintain a graphic arts and development department at our Barrington, Illinois, facility which designs our balloon products and graphics. Our creative department operates a networked, computerized graphic arts system for the production of these designs and of printed materials including catalogues, advertisements and other promotional materials.

We conduct administrative and accounting functions at our headquarters in Barrington, Illinois, and at our facilities in Guadalajara, Mexico, and Rugby, England.

Raw Materials

The principal raw materials we use in manufacturing our products are (i) petroleum or natural gas-based films, (ii) petroleum or natural gas-based resin, (iii) latex and (iv) printing inks. The cost of these raw materials represented forty-one percent (41%) of our net revenues in 2005. During the nine months ended September 30, 2006, the cost of these raw materials increased to 45% of our net revenues. Because much of the raw materials we utilize are based on petroleum or natural gas, we have experienced fluctuation in pricing, in relation to the fluctuation of availability and pricing of these source commodities. To some degree, we have been able to increase the pricing of our products in relation to changes in our costs of raw materials. However, during the past year, we have not been able to recover all raw materials price increases by increasing the price of our products and we are subject to the risk that our margins may be negatively affected by changes in the price of petroleum or natural gas-based raw materials. While we currently purchase our raw materials from a relatively limited number of sources, films, resin and inks are available from numerous sources and, in the past, we have generally been able to obtain a sufficient supply of raw materials. However, during August and September 2005, the petrochemical industry suffered facility damage, production disruptions and transportation shortages due to the impact of two (2) Gulf Coast hurricanes. As a result, both the price and availability of petroleum and natural gas-based products were affected. While we were generally able to obtain a sufficient supply of raw materials to meet our needs during this time, prices of raw materials escalated rapidly and substantially; hence, the risk of shortages of raw materials supply existed. There can be no assurance that the price of such raw materials, and their availability, will not be affected similarly in the future and such events could have a material adverse effect on the business of the Company.

Information Technology Systems

Our corporate headquarters in Barrington, Illinois, and our warehouse facility in Cary, Illinois, are serviced by a PC-based local area network. We connect the facilities via a high speed T1 line that carries both voice and data. The PC-based network incorporates both Novell and Microsoft servers. Access to the network is available to all employees but is secured using password authentication. The network allows us to leverage printing resources, create shared file areas for cross-departmental functions and allows for a single source backup of critical business files. On the network we run Macola financial system software. Macola is a modular software system, of which we use the general ledger, order entry, inventory management, purchase order, electronic data exchange and custom report writing modules. Internal and external employee communications are handled by industry standard Microsoft Exchange email, allowing us to communicate with customers and vendors all over the world. We also provide a secure, firewall protected T1 connection to the Internet so that employees can research issues, support customers and securely move data.

At each of our Mexico and England facilities, we operate server computers and local area networks, accessible to employees at those facilities. At each of those facilities, we operate separate integrated financial, order entry and inventory management systems.

Competition

The balloon and novelty industry is highly competitive, with numerous competitors. We believe there are presently six principal manufacturers of metalized balloons whose products are sold in the United States including Anagram International, Inc., Pioneer Balloon, Convertidora International, Barton Enterprises and Betallic. Several companies market and sell metalized balloons designed by them and manufactured by others for them.

We believe there are approximately five (5) manufacturers of latex balloons whose products are sold in the United States and numerous others whose products are sold in other countries.

The market for films, packaging and custom products is fragmented, and competition in this area is difficult to gauge. However, there are numerous participants in this market and the Company can expect to experience intense quality and price competition.

Many of these companies offer products and services that are the same or similar to those offered by us and our ability to compete depends on many factors within and outside our control. There are a number of well-established competitors in each of our product lines, several of which possess substantially greater financial, marketing and technical resources and have established, extensive, direct and indirect channels of distribution for their products and services. As a result, such competitors may be able to respond more quickly to new developments and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services than we can. Competitive pressures include, among other things, price competition, new designs and product development and copyright licensing.

Patents, Trademarks And Copyrights

We have developed or acquired a number of intellectual property rights which we believe are significant to our business.

Copyright Licenses. We maintain licenses on certain popular characters and designs for our balloon products. We presently maintain seven (7) licenses and produce balloon designs utilizing the characters or designs covered by the licenses. Licenses are generally maintained for a one (1) or two (2) year term, although the Company has maintained long term relationships with several of its licensors and has been able to obtain renewal of its license agreements with them.

Trademarks. We own twelve (12) registered trademarks in the United States relating to our balloon products. Many of these trademarks are registered in foreign countries, principally in the European Union. We have a license on the Simply Smart™ trademark for our household storage line of products.

Patent Rights. We own, or have license rights under, or have applied for, patents related to our balloon products, certain film products and certain flexible container products. These include (i) ownership of two (2) patents, and a license under a third, relating to self-sealing valves for metalized balloons and methods of making balloons with such valves, (ii) several metalized balloon design patents, (iii) patents and applications related to the design and structure of, and method of inserting and affixing, zipper-closure systems in a bag, (iv) patents related to one-way valves for pouches, (v) a patent related to methods of embossing film and utilizing such film to produce pouches with fitments, and (vi) patent applications related to vacuumable storage bags with fitments.

Research And Development

We maintain a product development and research department of five (5) individuals for the development or identification of new products, product components and sources of supply. Research and development includes (i) creative product development, (ii) creative marketing and (iii) engineering development. During each of the fiscal years ended December 31, 2005, 2004, 2003, we estimate that the total amount spent on research and development activities was approximately $224,000, $246,000 and $335,000, respectively. As of September 30, 2006 we maintain a product development and research department of six individuals. During the nine months ended September 30, 2006, we estimate that the total amount spent on research and development activities was $208,000.

Employees

As of September 30, 2006, the Company had eighty-five (85) full-time employees in the United States, of whom fifteen (15) are executive or supervisory, four (4) are in sales, fifty-four (54) are in manufacturing or warehouse functions and twelve (12) are clerical. As of that same date, we had ten (10) full-time employees in England, of whom two (2) are executive or supervisory, two (2) are in sales, four (4) are in warehousing and two (2) are clerical. At Flexo Universal, our Mexico subsidiary, as of December 31, 2005, we had one hundred eighty-five (185) full-time employees, of whom nineteen (19) are executive or supervisory, two (2) are in sales, one hundred fifty-six (156) are in manufacturing and eight (8) are clerical. The Company is not a party to any collective bargaining agreement in the United States, has not experienced any work stoppages and believes that its relationship with its employees is satisfactory.

Regulatory Matters

Our manufacturing operations in the United States are subject to the U.S. Occupational Safety and Health Act (“OSHA”). We believe we are in material compliance with OSHA. The Company generates liquid, gaseous and solid waste materials in its operations in Barrington, Illinois and the generation, emission or disposal of such waste materials are, or may be, subject to various federal, state and local laws and regulations regarding the generation, emission or disposal of waste materials. We believe we are in material compliance with applicable environmental rules and regulations. Several states have enacted laws limiting or restricting the release of helium filled metalized balloons. We do not believe such legislation will have any material effect on our operations.

International Operations

We sell balloon products in a number of countries outside the United States. Sales of these products for the United Kingdom and Europe are handled by our facility and personnel in Rugby, England, and for Mexico and Latin America are handled by our facility and personnel in Guadalajara, Mexico. In other countries, we sell balloon products through distributors located in those countries. We conduct production, packaging, warehousing and sales operations in Mexico and warehousing and sales operations in the United Kingdom. We rely and are dependent on our operations in Mexico for the supply of latex balloons in the United States, Mexico, Europe and other markets. Interruption of that supply would have a material adverse effect on the business of the Company.

Our domestic and international sales and assets by area over the period 2003 - 2005 have been as follows:

	United States	United Kingdom	Mexico	Eliminations	Consolidated

Nine months ended 9/30/06
Revenues	$21,016,000	$2,265,000	$4,696,000	($2,221,000)	$25,756,000
Operating income	1,373,000	75,000	478,000		1,926,000
Net income	322,000	$83,000	338,000		743,000
Total Assets	$23,146,000	$2,630,000	$5,146,000	($6,003,000)	$24,919,000

Year ended 12/31/05
Revenues	$23,564,000	$2,573,000	$4,536,000	($1,483,000)	$29,190,000
Operating income (loss)	602,000	290,000	(240,000)		652,000
Net (loss) income	(342,000)	$220,000	(211,000)		(333,000)
Total Assets	$21,343,000	$2,122,000	$4,818,000	($4,747,000)	$23,536,000

Year ended 12/31/04
Revenues	$32,855,000	$2,664,000	$4,890,000	($3,216,000)	$37,193,000
Operating income	(92,000)	121,000	(31,000)	(48,000)	(50,000)
Net (loss) income	(2,595,000)	223,000	(59,000)	(48,000)	(2,479,000)
Total Assets	$24,072,000	$1,989,000	$5,319,000	($3,492,000)	$27,888,000

Year ended 12/31/03
Revenues	$32,687,000	$2,415,000	$4,003,000	($2,845,000)	$36,260,000
Operating income	(216,000)	191,000	(102,000)	(96,000)	(223,000)
Net (loss) income	(883,000)	163,000	249,000	(95,000)	(566,000)
Total Assets	$27,603,000	$1,412,000	$5,476,000	($4,221,000)	$30,270,000

Properties

We own our principal plant and offices located in Barrington, Illinois, approximately forty-five (45) miles northwest of Chicago, Illinois. The facility includes approximately 75,000 square feet of office, manufacturing and warehouse space. This facility is subject to a mortgage loan in the principal amount of $2,800,000, having a term of five (5) years, with payments amortized over twenty-five (25) years.

We lease a warehouse facility in Cary, Illinois under a two (2) year lease at the base rate of $6,000 per month and at a total monthly cost of approximately $8,000. The lease expires on September 30, 2007. The facility includes 16,306 square feet of warehouse and office space which is utilized principally for the warehousing of balloon inventory.

The Company also leases approximately 15,000 square feet of office and warehouse space in Rugby, England at an annual lease cost of $51,700, expiring in 2019. This facility is utilized to warehouse balloon products and to manage and service the Company’s operations in England and Europe.

In January 2003, Flexo Universal entered into a five (5) year lease agreement for the lease of approximately 43,000 square feet of manufacturing, warehouse and office space in Guadalajara, Mexico at the cost of $17,000 per month.

We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted. We believe our existing facilities provide sufficient production capacity for our present needs and for our presently anticipated needs in the foreseeable future. We also believe that, with respect to leased properties, upon the expiration of our current leases, we will be able to either secure renewal terms or to enter into leases for alternative locations at market terms.

Legal Proceedings

On September 5, 2003, Airgas, Inc., Airgas-Southwest, Inc., Airgas-South, Inc. and Airgas-East, Inc. filed a joint action against CTI for claimed breach of contract in the Circuit Court of Lake County, Illinois claiming as damages the aggregate amount of $162,242. The Company filed an answer denying the material claims of the complaint, affirmative defenses and a counterclaim. In the action, the plaintiffs claimed that CTI owed them certain sums for (i) helium sold and delivered, (ii) rental charges with respect to helium tanks and (iii) replacement charges for tanks claimed to have been lost. On November 2, 2004, this matter was settled. The amount agreed to be paid by the Company in settlement totaled $100,000. The entire amount of the settlement payment has been made.

On June 4, 2004, Spar Group, Inc. initiated an arbitration proceeding in New York City against the Company. In the proceeding, Spar Group claimed that there was due from the Company to Spar Group a sum for services rendered in the amount of $180,043, plus interest. Spar Group claimed to have rendered services to the Company in various Eckerd stores with respect to the display and ordering of metalized and latex balloons for sale in those stores. The Company filed an answer denying liability with respect to the claim and asserted a counterclaim for damages against Spar Group for breach of its agreement to provide such services. On January 13, 2005, this matter was settled. The amount agreed to be paid by the Company in settlement totaled $100,000 and such amount has been paid in full.

In addition, the Company is also party to certain lawsuits or claims arising in the normal course of business. The ultimate outcome of these matters is unknown, but in the opinion of management, we do not believe any of these proceedings will have, individually or in the aggregate, a material adverse effect upon our financial condition, future results of operation or cash flows.

On December 20, 2006, Pliant Corporation filed an action against the Company in the Circuit Court of Cook County, Illinois. In the action Pliant claims that there is due from the Company to Pliant the sum of $245,000 for goods sold and delivered by Pliant to the Company as well as interest on such amount. The Company was served with the complaint in the action on December 22, 2006. Management of the Company is evaluating the complaint and intends to vigorously defend the action. Management believes that the Company has established adequate reserves regarding the claim.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. The selling shareholders are the entities who have assisted in or provided financing to CTI. A description of the selling shareholders’ relationship to CTI and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Shareholders	Shares Beneficially Owned Before Offering		Percentage Of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Acquired Under The Standby Equity Distribution Agreement	Percentage Of Outstanding Shares To Be Acquired Under The Standby Equity Distribution Agreement	Shares To Be Sold In The Offering		Percentage Of Shares Beneficially Owned After Offering(1)
Shares Acquired in Financing Transactions with CTI

Cornell Capital Partners, LP	0		*	400,000	15.74%	400,000	(2)	0%

Newbridge Securities Corporation	3,500	(3)	*	0	0%	3,500		0%

Total	3,500	(3)	*	400,000	15.74%	403,500		0%

*	Less than one percent (1%).

(1)
Applicable percentage of ownership is based on 2,142,097 shares of common stock outstanding as of Dceember 11, 2006, together with securities exercisable or convertible into shares of common stock within sixty (60) days of December 11, 2006, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of December 11, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Includes the 400,000 shares that may be acquired by Cornell Capital under the Standby Equity Distribution Agreement.

(3)	Includes 3,500 Shares issued in connection with the 2006 Standby Equity Distribution Agreement.

The following information contains a description of each selling shareholder’s relationship to CTI and how each selling shareholder acquired the shares to be sold in this offering. None of the selling shareholders have held a position or office, or had any other material relationship, with CTI, except as follows:

Shares Acquired In Financing Transactions With CTI

Cornell Capital Partners, LP. Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital are held by its general partner, Yorkville Advisors, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with CTI. Those transactions are explained below:

•
Standby Equity Distribution Agreement. On June 6, 2006 (the “Closing Date”), the Company entered into a Standby Equity Distribution Agreement (also referred to herein as the “SEDA”) with Cornell Capital pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital shares of its common stock, no par value per share for a total purchase price of up to Five Million Dollars ($5,000,000).  For each share of common stock purchased under the SEDA, Cornell Capital will pay to the Company one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Company’s common stock on the principal market (whichever is at such time the principal trading exchange or market for the common stock) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). However, the Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales.

Cornell will retain five percent (5%) of each advance under the SEDA. The Company paid to Yorkville Advisors a structuring fee equal to Fifteen Thousand Dollars ($15,000) on the Closing Date and shall pay Five Hundred Dollars ($500) to Yorkville Advisors on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). Cornell’s obligation to purchase shares of common stock under the SEDA is subject to certain conditions, including, without limitation: (a) the Company obtaining an effective registration statement for shares of its common stock sold under the SEDA pursuant to that certain Registration Rights Agreement dated as of the Closing Date and (b) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than One Hundred Thousand Dollars ($100,000).

Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee paid by the issuance of 3,500 shares of common stock of the Company. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On June 6, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $5 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of our common stock on the NASDAQ Capital Market or other principal market on which our common stock is traded for the five (5) days immediately following the notice date. The number of shares purchased by Cornell Capital for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Furthermore, Cornell Capital will receive five percent (5%) of each advance in cash under the Standby Equity Distribution Agreement as an underwriting discount. Cornell’s obligation to purchase shares of our common stock under the Agreement is subject to certain conditions, including: (i) we shall have obtained an effective registration statement for the shares of common stock sold to Cornell under the Agreement and (ii) the amount of each advance requested by us under the Agreement shall not be more than $100,000.

Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge received 3,500 shares of our common stock on or about June 6, 2006, equal to approximately $11,200 based on our stock price of $3.20 when the shares were issued on June 26, 2006. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement was conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by the Company. Except as stated above, there are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five (5) trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount. There are no closing conditions imposed on CTI for any of the draws other than that CTI has filed its periodic and other reports with the SEC, has delivered the stock for an advance the trading of CTI’s common stock has not been suspended. We may request advances under the Standby Equity Distribution Agreement until Cornell Capital has advanced $5 million or twenty-four (24) months after the effective date of this Registration Statement, whichever occurs first. It is unlikely that we will be able to draw the entire amount of $5 million before twenty-four (24) months after the effective date of this Registration Statement, given the limitations on the size and frequency with which we may request advances from Cornell Capital, unless our stock price increases significantly.

The amount of each advance is subject to a maximum amount of $100,000, and we may not submit an advance within five (5) trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Cornell Capital’s current beneficial ownership of CTI common stock is 0%. We would be permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capital’s beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital may own more than 9.9% of CTI’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions, and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. We are registering 400,000 shares of common stock for the sale under the Standby Equity Distribution Agreement. Assuming an offering price of $4.59 per share, we will receive gross proceeds of and be able to utilize $1,836,000 of the $5 million available under the Standby Equity Distribution Agreement. These shares would represent approximately 15.74% of our outstanding common stock upon issuance. The Company and Cornell have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales. CTI would be required to register 689,825 additional shares at the assumed offering price of $4.59 per share to obtain the $5 million available under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 400,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $12.50 or an approximately 2.72 times our stock price as of November 27, 2006.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by CTI and the number of shares to be issued under the Standby Equity Distribution Agreement at an assumed offering price, as determined under the Standby Equity Distribution Agreement, of $4.59 per share and twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to the assumed offering price.

Net Cash To The Company

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price
Purchase Price:	$4.59	$3.44	$2.30	$1.15
No. of Shares(1):	400,000	400,000	400,000	400,000
Total Outstanding(2):	2,542,097	2,542,097	2,542,097	2,542,097
Percent Outstanding(3):	15.74%	15.74%	15.74%	15.74%
Gross Cash to CTI:	$1,836,000	$1,376,000	$920,000	$460,000
Net Cash to CTI(4):	$1,659,200	$1,222,200	$789,000	$352,000

(1)
Represents the number of shares of common stock registered in the accompanying Registration Statement, which may be issued to Cornell Capital under the SEDA at the prices set forth in the table. Does not represent the 3500 shares issued to Newbridge Securities pursuant to the Placement Agent Agreement in connection with the SEDA.

(2)	Represents the total number of shares of common stock outstanding at December 11, 2006 after the issuance of the shares to Cornell Capital under the SEDA.

(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding at December 11, 2006.

(4)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $85,000 in offering expenses.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million

	Assumed Offering Price		75% of Assumed Offering Price		50% of Assumed Offering Price		25% of Assumed Offering Price
Purchase Price:	$4.59		$3.44		$2.30		$1.15
No. of Shares(1):	1,089,325		1,453,488	(5)	2,173,914		4,347,827
Total Outstanding(4):	3,231,422	(2)(5)	3,595,585	(2)(5)	4,316,011	(2)(5)	6,489,924	(2)(3)
Percent Outstanding(6):	33.71%		40.42%		50.37%		66.99%
Gross Proceeds to CTI(7):	5,000,000		5,000,000		5,000,000		5,000,000
Net Cash to CTI	$4,665,000		$4,665,000		$4,665,000		$4,665,000

(1)
Represents that total number of shares of common stock which would need to be issued at the stated purchase price. We are only registering 400,000 shares of common stock under this Prospectus pursuant to the SEDA. We will need to register additional shares of common stock to obtain the entire $5 million available under the SEDA at these stated purchase prices.

(2)	The Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless the Company shall have obtained shareholder approval for such shares.

(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, CTI would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $5 million available under the SEDA.

(4)	Represents the total number of shares of common stock outstanding at December 11, 2006 after the issuance of the shares to Cornell Capital under the SEDA.

(5)	CTI’s Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock.

(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding at December 11, 2006.

(7)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $85,000 in offering expenses.

(7)	If CTI drew down on the entire $5 million available under the SEDA, Cornell Capital would receive an aggregate underwriting discount equal to $250,000.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this Prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital has the ability to permanently terminate its obligation to purchase shares of common stock from CTI under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this Registration Statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital or if CTI fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by CTI. We expect to incur expenses of approximately $85,000 in connection with this Registration Statement, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we issued 3,500 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as our placement agent in connection with the Standby Equity Distribution Agreement.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we may receive proceeds from the sale of shares of common stock to Cornell Capital pursuant to the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to one hundred percent (100%) of the lowest volume weighted average price of our common stock on the NASDAQ Capital Markets for the five (5) days immediately following the notice date. CTI will pay to Cornell Capital five percent (5%) of each advance, in cash as an underwriting discount.

Pursuant to the Standby Equity Distribution Agreement, CTI cannot draw more than $100,000 every five (5) trading days or more than $5 million over twenty-four (24) months. There is currently $5 million available under the Standby Equity Distribution Agreement. The Company and Cornell have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales.

We anticipate that the proceeds received under the Standby Equity Distribution Agreement will be utilized for general corporate purposes. For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus a five percent (5%) underwriting discount of each advance in cash payable to Cornell Capital pursuant to the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$460,000	$1,836,000	$5,000,000	(1)
Net proceeds(2)	$352,000	$1,659,200	$4,665,000
Number of shares to be issued pursuant to the Standby Equity Distribution Agreement	400,000	400,000	1,089,325

USE OF PROCEEDS: (NET)	AMOUNT	AMOUNT	AMOUNT
General Working Capital	$246,000	$1,159,000	$3,358,000
Capital Investments	$106,000	$500,000	$1,307,000
Total	$352,000	$1,659,000	$4,665,000

(1)	CTI would need to register 689,325 additional shares of common stock to access this amount of gross proceeds under the Standby Equity Distribution Agreement at an assumed offering price of $4.59.

(2)	Net proceeds equals gross proceeds minus the five percent (5%) underwriting discount and minus $85,000 in offering expenses.

The Standby Equity Distribution Agreement limits CTI’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of CTI, except under certain limited circumstances.

DILUTION

The net tangible book value of CTI as of September 30, 2006 was $3,975,288 or $1.87 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of CTI (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling shareholder and none of the proceeds will be paid to CTI, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed offering price of $4.59 per share.

Although we are registering only 400,000 shares of common stock, if we assume that such shares were sold at an assumed offering price of $4.59 per share, less an underwriting discount equal to five percent (5%) and offering expenses of $85,000, our net tangible book value as of September 30, 2006 would have been $5,634,488 or $2.23 per share. Such an offering would represent an immediate increase in net tangible book value to existing shareholders of $0.36 per share and an immediate dilution to new shareholders of $2.36 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$4.59
Net tangible book value per share before this offering	$1.87
Increase attributable to new investors	$0.36
Net tangible book value per share after this offering		$2.23
Dilution per share to new shareholders		$2.36

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED(1)	DILUTION PER SHARE TO NEW INVESTORS
$4.59	400,000	$2.36
$3.44	400,000	$1.39
$2.30	400,000	$0.41
$1.15	400,000	$(0.56)

(1)	This represents the maximum number of shares of common stock that are being registered pursuant to the Standby Equity Distribution Agreement at this time.

PLAN OF DISTRIBUTION

The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders as principals or through one (1) or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital is an “underwriter” within the meaning of the Securities Act in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us one hundred percent (100%) of the lowest volume weighted average price of our common stock on the NASDAQ Capital Markets or other principal trading market on which our common stock is traded for the five (5) days immediately following the advance date. In addition, Cornell Capital will receive cash equal to five percent (5%) of the proceeds received by us under the Standby Equity Distribution Agreement as an underwriting discount. If CTI drew down on the entire $5 million available under the Standby Equity Distribution Agreement, Cornell Capital would receive an aggregate underwriting discount equal to $250,000. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation is not participating in the distribution of our common stock. We issued 3,500 shares of our common stock to Newbridge in connection with the Standby Equity Distribution Agreement which shares are also being registered herein.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty (50) states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, CTI expects the selling shareholder to pay these expenses. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. These offering expenses are estimated to consist of: an SEC registration fee of $213, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $17,287. We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholder. We may, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling shareholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this Prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, CTI must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Provision of the Private Securities Litigation Act of 1995 and Forward Looking Statements

The Company operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The market for metalized and latex balloon products is generally characterized by intense competition, frequent new product introductions and changes in customer tastes that can render existing products unmarketable. The statements contained in this Section that are not historical facts may be forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended) that are subject to a variety of risks and uncertainties more fully described in the Company’s filings with the SEC. The forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to the Company’s management. Accordingly, these statements are subject to significant risks, uncertainties and contingencies which could cause the Company’s actual growth, results, performance and business prospects and opportunities in 2006 and beyond to differ materially from those expressed in, or implied by, any such forward-looking statements. Wherever possible, words such as “anticipate”, “plan”, “expect”, “believe”, “estimate” and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying such statements. These risks, uncertainties and contingencies include, but are not limited to, competition from, among others, national and regional balloon, packaging and custom film product manufacturers and sellers that have greater financial, technical and marketing resources and distribution capabilities than the Company, the availability of sufficient capital, the maturation and success of the Company’s strategy to develop, market and sell its products, risks inherent in conducting international business, risks associated with securing licenses, changes in the Company’s product mix and pricing, the effectiveness of the Company’s efforts to control operating expenses, general economic and business conditions affecting the Company and its customers in the United States and other countries in which the Company sells and anticipates selling its products and services and the Company’s ability to (i) adjust to changes in technology, customer preferences, enhanced competition and new competitors; (ii) protect its intellectual property rights from infringement or misappropriation; (iii) maintain or enhance its relationships with other businesses and vendors; and (iv) attract and retain key employees. There can be no assurance that the Company will be able to identify, develop, market, sell or support new products successfully, that any such new products will gain market acceptance, or that the Company will be able to respond effectively to changes in customer preferences. There can be no assurance that the Company will not encounter technical or other difficulties that could delay introduction of new or updated products in the future. If the Company is unable to introduce new products and respond to industry changes or customer preferences on a timely basis, its business could be materially adversely affected. The Company is not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

Overview

The Company produces film products for novelty, packaging and container applications. These products include metalized balloons, latex balloons and related latex toy products, films for packaging applications, and flexible containers for packaging and storage applications. We produce all of our film products for packaging and container applications at the facilities in Barrington, Illinois. We produce all of our latex balloons and latex products at our facility in Guadalajara, Mexico. Substantially all of our film products for packaging applications and flexible containers for packaging and storage are sold to customers in the United States. We market and sell our novelty items - principally metalized balloons and latex balloons - in the United States, Mexico, the United Kingdom and a number of additional countries.

Our revenues from each of our product categories in each of the past three (3) years is as follows:

	(000 Omitted)
	$	% of	$	% of	$	% of
Product Category	2005	Net Sales	2004	Net Sales	2003	Net Sales

Metalized Balloons	11,737	40.2	16,238	43.9	12,401	34.2
Latex Balloons	4,855	16.6	5,244	14.1	4,134	11.4
Films	7,616	26.1	8,808	23.7	6,722	18.5
Pouches	4,079	14	5,028	13.5	10,718	29.6
Helium/Other	903	3.1	1,875	4.8	2,284	6.3
	29,190		37,193		36,259

Our primary expenses include the cost of products sold and selling, general and administrative expenses.

Cost of products sold primarily consists of expenses related to raw materials, labor, quality control and overhead directly associated with production of our products, as well as shipping costs relating to the shipment of products to customers. Cost of products sold is impacted by the cost of the raw materials used in our products, the cost of shipping, along with our efficiency in managing the production of our products.

Selling, general and administrative expenses include the compensation and benefits paid to our employees, all other selling expenses, marketing, promotional expenses, travel and other corporate administrative expenses. These other corporate administrative expenses include professional fees, depreciation and amortization, occupancy costs, communication costs and other similar operating expenses. Selling, general and administrative expenses can be affected by a number of factors, including staffing levels and the cost of providing competitive salaries and benefits, the cost of regulatory compliance and other administrative costs.

Purchases by a limited number of customers represent a significant portion of our total revenues. In 2005, sales to our top ten (10) customers represented sixty-two and 9/10 percent (62.9%) of net revenues. During 2005, there were three (3) customers to whom our sales represented more than ten percent (10%) of net revenues:

Customer	Product	2005 Sales	% of 2005 Revenues
Dollar Tree Stores	Balloons	$3,987,000	13.6
Rapak L.L.C	Pouches	$6,860,000	23.5
ITW Space Bag	Film	$3,889,000	13.3

The loss of one or more of these principal customers, or a significant reduction in purchases by one (1) or more of them, could have a material adverse effect on our business.

Over the past three (3) years, we have endeavored to reduce our operating costs and to become more efficient in our production activities. Our total SG&A and factory overhead expenses for each of the years ended December 31, 2005, 2004 and 2003 have been as follows:

	For the Year Ending 12/31
	2005	2004	2003

Overhead (US Operation Only)	$4,575,000	$6,042,000	$7,124,000

SG&A (Consolidated)	$5,812,000	$6,402,000	$6,856,000

Results Of Operations

The following table sets forth selected results of our operations expressed as a percentage of net sales for the years ended December 31, 2005, 2004 and 2003. Our results of operations for the periods described below are not necessarily indicative of results of operations for future periods.

	Year Ended December 31,
	2005	2004	2003

Net sales	100%	100%	100%
Costs and expenses:
Cost of products sold	77.9	82.9	81.7
Selling, general and administrative	19.9	17.2	18.9

Income (loss) from operations:	2.2	(0.1)	(0.6)
Interest expense	(4.2)	(3.6)	(3.0)
Other income (loss)	0.2	0.5	(0.1)

Loss before income taxes	(1.8)	(3.2)	(3.7)
Provision for income taxes	(0.7)	3.4	(2.1)

Net loss	(1.1)%	(6.6)%	(1.6)%

Results of Operations For The Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

Net Sales

For the fiscal year ended December 31, 2005, consolidated net sales from the sale of all products were $29,190,000 compared to consolidated net sales of $37,193,000 for the year ended December 31, 2004, a decline of twenty-one and one half percent (21.5)%. The decline in sales is attributable principally to a decline in metalized balloon sales of $4,501,000, a decline in pouch sales of $949,000 and a decline in film sales of $1,192,000. With respect to metalized balloons, the decline in sales reflects (i) a decline in sales to Hallmark Cards from $3,421,000 in 2004 to $306,000 in 2005 and (ii) a decline in sales totaling $1,624,000 to five (5) other of our larger balloon customers, which was offset by an increase in sales of $428,000 to a new customer. The decline in sales to Hallmark Cards resulted from the expiration and termination of our agreements and relationship with Hallmark Cards in March 2005. Sales of metalized balloons to a drug chain declined as the result of the sale of the chain and the termination of the balloon program in certain of the stores that were sold. The decline in pouch sales is attributable to a decline in sales of pouches to ITW from $4,838,000 in fiscal 2004 to $3,889,000 in fiscal 2005. This decline is the result of increased internal production of pouches by ITW at their production facility and also the fact that ITW has purchased and supplied to the Company certain components of the pouches produced by the Company. The decline in film sales is attributable principally to a decline in the sales of laminated film to Rapak from $7,466,000 in fiscal 2004 to $6,860,000 in fiscal 2005. The Company continues to produce film for Rapak and fluctuations in the volume of film supplied are a reflection of variances in Rapak’s requirements from time to time.

Cost Of Sales

Cost of sales declined in fiscal 2005 to seventy-seven and 9/10 percent (77.9%) of net sales from a level of eighty-two and 9/10 percent (82.9%) in fiscal 2004. This decline is attributable principally to the fact that we reduced our factory overhead in the United States from $6,042,000 in fiscal 2004 to $4,575,000 in fiscal 2005, a reduction of $1,467,000 or twenty-four percent (24%). This decrease in the factory overhead element of cost of sales was offset to some degree by increases we experienced in raw materials costs, particularly the cost of polyester and polyethylene sheeting and resin and of latex.

We believe that we will experience further declines in the cost of sales as a percentage of net sales in 2006 because (i) we expect raw materials costs to stabilize or decline, (ii) we expect to allocate factory overhead costs over a greater number of units in 2006 compared to 2005 and (iii) we expect to experience some continuing reduction in direct production costs during 2006.

General And Administrative

For fiscal 2005, administrative expenses were $3,847,000, or thirteen percent (13%) of net sales, compared to administrative expenses in fiscal 2004 of $4,411,000, or eleven and 8/10 percent (11.8%) of net sales, a reduction of $564,000 or almost thirteen percent (13%) of net sales. The decrease in administrative costs during 2005 is attributable to the following items: (i) a reduction of $167,000 in consulting fees, (ii) a decrease of $146,000 in legal expense, and (iii) a reduction of $102,000 in bad debt expense.

We do not anticipate further decreases in administrative expenses during fiscal 2006.

Selling

Selling expenses declined from $1,495,000 in fiscal 2004, or four percent (4%) of net sales, to $1,065,000 in fiscal 2005, or four percent (4%) of net sales. Components of the decline in selling expenses for 2005 were: (i) a reduction in royalties of $190,000, (ii) a reduction in salary expense of $188,000 and (iii) a reduction in commissions of $65,000.

Marketing And Advertising

Marketing expenses declined from $1,014,000 in fiscal 2004, or three percent (3%) of net sales, to $777,000 in fiscal 2005, or three percent (3%) of net sales. The components of the decline in expense for 2005 included: (i) reduced salary expense of $73,000 and (ii) a reduction in service fees of $160,000.

Gain on Sale of Assets and Other Operating Income

Income from operations in fiscal 2004, as restated, was affected by (i) gain on the sale of assets in the amount of $122,499 and (ii) other income of $395,489. Such other income consisted of (i) gains related to a review and determination that various accrued items on the books of the Mexican subsidiaries of the Company (CTI Mexico and Flexo) are not due or payable; these items included: (a) accrued amounts for profit sharing or seniority benefits determined on the basis of legal review not to be due, totaling $98,000, (b) accrued amounts related to an asset tax determined not to be due or beyond the statute of limitations, in the amount approximately of $49,000, (c) accrued amounts with respect to various accounts settled or determined not to be due or payable, in the aggregate amount of $190,000 and (ii) gains totaling $70,000 based on the settlement of various accounts in consideration of the payment of an amount less than the amount accrued. These items were offset by $12,000 in other expenses. Most of these gains are attributable to the first quarter of 2004 and relate to the restructuring of CTI Mexico which commenced in February 2003 when CTI Mexico effected a spin-off under Mexican law in which a portion of the assets, liabilities and capital of that company were transferred to Flexo Universal and FlexoUniversal became the primary subsidiary of the Company in Mexico. These other gains are not recurring.

These items of gain on the sales of assets and other income were reported as Other Income in the Consolidated Statements of Operations for the year ended December 31, 2004 and have been re-classified into income (loss) from operations in the Restated Consolidated Statements of Operations for that year.

Other Expense

During 2005, the Company incurred $1,231,000 in interest expense compared to $1,350,000 in interest expense in fiscal 2004. The decline in interest expense is attributable to lower level of borrowings during 2005 compared to 2004. We anticipate that interest expense in 2006 will increase over 2005 due to (i) increased levels of borrowing and (ii) increased interest rates.

Foreign currency gains realized in 2005 were $45,128 compared to foreign currency gains in 2004 of $208,000. The decline in foreign currency gains was the result of reduced rates of change in currency values from 2004 to 2005.

Net Income Or Loss

The Company incurred a net loss before income taxes and minority interest of $534,000 in 2005 compared to a net loss before income taxes and minority interest of $1,192,000 in 2004.

Income Taxes

In 2005, the Company recognized an income tax benefit of $200,000 arising from the deferred tax benefit of the loss incurred for the year.  Management has determined based upon the evaluation of certain transactions involving the repatriation of profits from our U.K. subsidiary that it is more likely than not that deferred tax assets will be realized in 2005.  In 2004, the Company incurred an income tax expense of $1,286,000, which represented the amount of the reserve the Company took against the then outstanding deferred tax benefit recorded by the Company.

Results Of Operation For The Year Ended December 31, 2004 Compared To The Year Ended December 31, 2003

Net Sales

For the fiscal year ended December 31, 2004, consolidated revenues from the sale of all products were $37,193,000, compared to consolidated revenues of $36,260,000 for the year ended December 31, 2003, an increase of 2.6%. Revenue changes in our principal product categories included: (i) a 20.7% decrease in sales of printed and laminated films from $17,439,000 in 2003 to $13,823,000 in 2004, (ii) a 31.6% increase in sales of metalized balloons from $12,405,000 in 2003 to $16,320,000 in 2004 and (iii) a 27.4% increase in the sales of latex balloons from $4,125,000 in 2003 to $5,255,000 in 2004. These changes in revenues included a decrease in sales to two principal customers. Sales in 2003 to these two customers were as follows: (i) $10,298,000 to ITW Spacebag for film and consumer storage bags and (ii) $4,006,000 to Hallmark Cards, principally for metalized balloons. During 2004, sales to each of those customers, respectively, were: (i) $6,266,000 and (ii) $3,421,000. These decreases were offset by an increase in sales to Rapak, LLC, a principal customer of packaging film and to a new customer of foil balloons. During 2003, sales to Rapak were $5,360,000. During 2004, sales to each of those customers, respectively, were $7,466,000 and $4,352,000.

For the fiscal year 2004, on a consolidated basis, metalized balloons represented 43.9% of sales, laminated and printed films 37.2% of sales and latex balloons 14.1% of sales. During fiscal 2003, metalized balloons represented 34.2% of sales, laminated and printed films 48.1% of sales and latex balloons 11.4% of sales. The Company anticipates that in 2005, the mix of products will change in so far as the percentage of metalized balloons will decrease, laminated and printed films will be consistent and latex balloon sales should increase.

Cost Of Sales

For fiscal 2004, cost of sales increased to 82.9% of net sales compared to 81.7% of net sales for fiscal 2003. In 2004, the product mix changed from selling a majority of laminate and printed film to a majority of metalized balloons which historically have lower margins. In fiscal 2004, profit margins on metalized balloons, latex balloons and laminated and printed film were 13.0%, 10.1% and 25.3%, respectively, compared to margins on the same product lines for 2003 of 10.4%, 9.1% and 34.9%. The decrease in the margins of the laminated and printed film was a result of the difference in the product mix and a reduction of the prices charged for consumer storage bags. Cost of sales were higher, as a percentage of net sales in the fourth quarter of 2004 than in prior quarters of 2004 and the fourth quarter of 2003, resulting in lower gross profit than in those prior quarters by reason of the facts that: (i) sales of storage bags continued to decline resulting in a shift in product mix to lower margin products, (ii) higher costs of production in prior quarters resulted in higher unit costs for metalized balloons sold during the fourth quarter and (iii) there were discounted and low margin sales of balloon products in the fourth quarter. Management anticipates improvement in margins for balloon products during 2005 as reduced production overhead expenses are reflected in lower unit costs.

General And Administrative

For fiscal 2004, administrative expenses were $4,411,000 or 11.9% of net sales, as compared to $4,055,000 or 11.2% of net sales for fiscal 2003. The increase in general and administrative expenses is attributable to an increase in bad debt reserves and personnel costs. The Company expects that in 2005, there will be an increase in these expenses involving personnel costs.

Selling

For fiscal 2004, selling expenses were $1,495,000 or 4.0% of net sales compared to $1,442,000, or 4.0% of net sales for fiscal 2003. There was no significant change in selling expenses from 2003 to 2004. The Company expects an increase in selling expenses in 2005.

Marketing And Advertising

For fiscal 2004, advertising and marketing expenses were $1,014,000 or 2.7% of net sales, compared to $1,816,000 or 5% of net sales for fiscal 2003. The decrease is attributable principally to a reduction in personnel cost, a reduction in catalog expense, and decrease in artwork and films expenses. The Company expects a small decrease in these expenses in 2005.

Gain on Sale of Assets and Other Operating Income

Income from operations in fiscal 2004, as restated, was affected by (i) gain on the sale of assets in the amount of $122,499 and (ii) other income of $395,489. Such other income consisted of (i) gains related to a review and determination that various accrued items on the books of the Mexican subsidiaries of the Company (CTI Mexico and Flexo) are not due or payable; these items included: (a) accrued amounts for profit sharing or seniority benefits determined on the basis of legal review not to be due, totaling $98,000, (b) accrued amounts related to an asset tax determined not to be due or beyond the statute of limitations, in the amount approximately of $49,000, (c) accrued amounts with respect to various accounts settled or determined not to be due or payable, in the aggregate amount of $190,000 and (ii) gains totaling $70,000 based on the settlement of various accounts in consideration of the payment of an amount less than the amount accrued. These items were offset by $12,000 in other expenses. Most of these gains are attributable to the first quarter of 2004 and relate to the restructuring of CTI Mexico which commenced in February 2003 when CTI Mexico effected a spin-off under Mexican law in which a portion of the assets, liabilities and capital of that company were transferred to Flexo Universal and FlexoUniversal became the primary subsidiary of the Company in Mexico. These other gains are not recurring.

The Company had other income during 2003 of $428,000 arising principally from the forgiveness of certain indebtedness. These items of gain from sales of assets and other income were reported as Other Income in the Consolidated Statements of Operations for the years ended December 31, 2004 and have been re-classified into income (loss) from operations in the Restated Consolidated Statements of Operations for those years.

Other Income (Expense)

For fiscal 2004, interest expense and loan fees totaled $1,350,000 or 3.6% of sales. For fiscal 2003, interest expense and loan fees totaled $1,103,000 or 3.0% of sales. The increase in interest expense is attributable principally to increased levels of borrowing and an increased average rate of interest on outstanding indebtedness. The Company had currency exchange gains during 2004 of $208,000 compared to currency exchange losses during fiscal 2003 of $36,000.

Net Income Or Loss

For the fiscal year ended December 31, 2004, the Company had a loss before taxes and minority interest of $1,192,000 compared to a loss before taxes and minority interest for fiscal 2003 of $1,349,000. The net loss for fiscal 2004 was $2,479,000 compared to net loss for fiscal 2003 of $566,000.

Income Taxes

For the fiscal year ended December 31, 2004, the Company had an income tax expense of $1,286,000 compared to an income tax benefit of $782,000 for fiscal 2003. The amount of the income tax expense or benefit recognized by the Company for both 2004 and 2003 reflects adjustments in deferred tax assets and other items arising from the operating results of the Company for each year. This increase, which was recorded during the fourth quarter, was made after management determined, based on fourth quarter activity, that the realization of the deferred tax asset was not likely in the foreseeable future. Fourth quarter activity affecting this determination included lower than anticipated sales in the storage bag product line and lower margin sales of novelty products.

Results Of Operations For The Three and Nine Months Ended September 30, 2006 Compared To The Three and Nine Months Ended September 30, 2005

Net Sales

For the three months ended September 30, 2006, net sales were $8,603,000 compared to net sales of $6,034,000 for the same period of 2005, an increase of 42.6%. For the quarters ended September 30, 2006 and 2005, net sales by product category were as follows:

	Three Months Ended
	September 30, 2006		September 30, 2005
	$	% of	$	% of
Product Category	(000) Omitted	Net Sales	(000) Omitted	Net Sales

Metalized Balloons	4,120	48%	2,035	34%

Films	2,066	24%	1,582	26%

Pouches	698	8%	1,099	18%

Latex Balloons	1,641	19%	1,145	19%

Helium/Other	78	1%	173	3%

For the nine months ended September 30, 2006, net sales were $25,756,000 compared to net sales of $22,710,000 for the nine months ended September 30, 2005, an increase of 13.4%. For the nine months ended September 30, 2006 and 2005, net sales by product category were as follows:

	Nine Months Ended
	September 30, 2006		September 30, 2005
	$	% of	$	% of
Product Category	(000) Omitted	Net Sales	(000) Omitted	Net Sales

Metalized Balloons	12,378	48%	8,670	38%

Films	5,948	23%	6,256	28%

Pouches	2,582	11%	3,353	15%

Latex Balloons	4,295	15%	3,693	16%

Helium/Other	553	3%	738	3%

The increase in net sales for the three months ended September 30, 2006 compared to the same period of 2005 is attributable principally to our increase in sales of metalized balloons from $2,035,000 in the third quarter of 2005 to $4,120,000 in the third quarter of 2006. For the first nine months of the year, sales of metalized balloons increased from $8,670,000 for that period last year to $12,378,000 in 2006, an increase of $3,708,000 or 42.8%. This increase in net sales of metalized balloons includes increased sales to a major customer as well as several chain retail accounts.

During the first nine months of 2006 compared to the same period last year, sales of laminated films declined by 4.9% representing a decline in sales to customers other than our principal films customer, Rapak, L.L.C. (“Rapak”) (related party prior to 3rd quarter 2006). On April 28, 2006, we entered into a License Agreement with Rapak under which we granted a worldwide, irrevocable license to Rapak under a patent relating to textured film and pouches utilizing such film which was issued during 2006 and will expire in January of 2027. The term of the license is for the entire term of the patent. The License Agreement also amends our existing Supply Agreement with Rapak, entered into on December 20, 2002, under which we supply textured film to Rapak for use by them in the production of pouches. The License Agreement extends the term of the Supply Agreement until October 31, 2008; the Supply Agreement is automatically renewed thereafter for successive one-year terms unless terminated by either party. We have supplied textured film to Rapak for several years and will continue to supply textured film to Rapak under the License Agreement and the Supply Agreement as amended. For the nine months ended September 30, 2005, our net sales of film to Rapak were $6,860,000, representing 24% of our total net sales for 2005. During the first nine months of 2006, our net sales of film to Rapak were $5,294,000, representing 20.6% of our total net sales for that period.

Sales of pouches declined from $3,353,000 in the first nine months of 2005 to $2,582,000 or 23% in the first nine months of 2006. This decline reflects a reduction for those periods in sales to our principal customer for pouches, ITW Spacebag, a division of Illinois Tool Works, Inc. (“ITW”).

In March 2006, we entered into a four-year agreement with ITW under which we will supply all of their requirements in North America for certain of their pouches which they market under the name Space Bag® and also are to supply their requirements of film for certain of the pouches which they produce, if pricing for the film is competitive. We have supplied ITW with certain pouches for several years. During 2005, ITW was our largest customer for pouches, accounting for total net sales of $3,889,000, which represented 13.3% of our total net sales. During the three months ended September 30, 2006, our net sales of pouches to ITW were $591,000 representing 6.9% of our total net sales. During the first nine months of 2006, our net sales of pouches to ITW were $2,158,000, representing 8.4% of our total net sales.

For the nine-month period ended September 30, 2006 sales of latex balloons increased to $4,295,000 compared to sales of $3,693,000 for the same period of 2005, an increase of 16.3% principally due to a new customer of our Mexican affiliate.

The decline in other sales is due to a decrease in helium sales. Since 1998, the Company has engaged in arranging for the supply of helium to certain customers. During 2005, the Company stopped supplying helium to one customer, which accounts for most of the reduction in helium sales.

Sales to a limited number of customers continue to represent a large percentage of our net sales. The table below illustrates the impact on sales of our top two and ten customers for the three and nine months ended September 30, 2006 and 2005.

	Three Months Ended		Nine Months Ended
	% of Net Sales		% of Net Sales
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Top 2 customers	46.5%	38.3%	42.9%	38.9%

Top 10 Customers	63.4%	58.4%	60.3%	61.5%

During the nine months ended September 30, 2006, there were two customers whose purchases represented more than 10% of the Company’s sales (Dollar Tree Stores, Inc. and Rapak LLC). The sales to each of these customers for the nine months ended September 30, 2006 were $5,755,000 or 22.3% of net sales and $5,294,000 or 20.6% of net sales, respectively. In the same period of 2005, net sales for these same customers were $2,454,000 or 10.8% and $5,610,000 or 24.7%, respectively. During the three months ended September 30, 2006, there were two customers whose purchases represented more than 10% of the Company’s sales. The sales to each of these customers for the three months ended September 30, 2006 were $2,064,000 or 24.0% and $1,939,000 or 22.5% of net sales, respectively. Sales to these same customers in the same period of 2005 were $484,000 or 8.0% and $1,247,000 or 20.7% of net sales, respectively. For the quarter ended September 30, 2006, the total amount owed by these customers was $1,094,000 and $1,061,000, respectively. The balances owed at September 30, 2005 were $234,000 and $638,000, respectively.

Cost of Sales. During the three months ended September 30, 2006, cost of sales represented 73.8% of net sales compared to 79.4% for the third quarter of 2005. For the nine months ended September 30, 2006, the cost of sales represented 75.1% of net sales compared to 79.3% for the same period of 2005. This improvement in gross margin has resulted principally from a change in the mix of products sold and from increased unit production during 2006 to date compared to the same period of 2005.

General and Administrative. For the three months ended September 30, 2006, general and administrative expenses were $1,216,000 or 14.1% of net sales, compared to $987,000 or 16.4% of net sales for the same period in 2005. For the nine months ended September 30, 2006, general and administrative expenses were $3,321,000 or 12.9% of net sales, compared to $3,027,000 or 13.3% for the same period of 2005. The increase in general and administrative expenses during the third quarter of 2006, compared to the same period of the prior year was caused by an increase in auditing , consulting and salary expense due to additional staff.

Selling. For the three months ended September 30, 2006, selling expenses were $213,000 or 2.5% of net sales for the quarter, compared to $247,000 or 4.0% of net sales for the same three months of 2005. For the nine months ended September 30, 2006, selling expenses were $624,000 or 2.4% of net sales for that period, compared to $796,000 or 3.5% of net sales for the same period of 2005. The decrease in selling expense is attributable to reductions in salary and royalty expenses in the metalized balloon product line, and reallocation of some personnel expenses to marketing.

Advertising and Marketing. For the three months ended September 30, 2006, advertising and marketing expenses were $361,000 or 4.2% of net sales for the period, compared to $166,000 or 2.8% of net sales for the same period of 2005. For the first nine months of 2006, advertising and marketing expenses were $846,000 or 3.3% of net sales for that period, compared to $602,000 or 2.7% for the same period of 2005. The change in advertising and marketing expenses during these periods of 2006 compared to the same periods of 2005 resulted from a reallocation of certain personnel expenses from sales to marketing and an increase in rebates.

Loss on Sale of Assets. During the three months ended September 30, 2006, the Company incurred a loss on the disposal of fixed assets amounting to $142,000 in two of our Mexican subsidiaries.

Other Operating Income. During the three months ended September 30, 2006, the Company recorded other operating income arising from the settlement of items recorded as obligations of one of our Mexican subsidiaries, and the determination that certain items recorded as tax obligations are not due or payable, in the aggregate amount of $460,000. These items of other income are not recurring.

Net Interest Expense. For the three months ended September 30, 2006, the Company recorded net interest expense of $514,000 compared to $281,000 for the same period of 2005. For the nine months ended September 30, 2006, the company incurred net interest expense of $1,297,000, compared to $868,000 during the same period of 2005. The increase in expense between the periods reflects (i) a higher rate of interest payable on outstanding loan balances and (ii) increased levels of borrowing.

Foreign Currency Transaction Gain (Loss). During the three months ended September 30, 2006, the Company had currency transaction gains of $64,000 compared to currency transaction losses of $(4,000) . During the nine months ended September 30, 2006, the Company had currency transaction gains of $154,000 compared to currency transaction gains during the same period of 2005 in the amount of $217,000.

Income Taxes. For the three months ended September 30, 2006, the provision for income taxes was $12,000 all of which related to provision for income taxes in the United Kingdom for CTI Balloons, Ltd, the Company’s subsidiary in the United Kingdom. For the same period of 2005, the Company recorded a net income tax benefit of $26,000 , of which $37,000 was attributable to a loss in our Mexican entities offset by an income tax expense of $11,000 attributable to earnings generated in the United Kingdom. For the nine months ended September 30, 2006, the provision for income taxes was $59,000, of which $45,000 is related to provision for income taxes in the United Kingdom for CTI Balloons, Ltd, the Company’s subsidiary in the United Kingdom. The remaining $14,000 was from the Company’s Mexican subsidiaries.. For the same period of 2005, the Company recorded a net income tax expense of $8,000, of which a $68,000 tax expense was related to income taxes in the United Kingdom, offset by an income tax benefit of $60,000 attributable to losses in our Mexican subsidiaries.

Net Income (Loss). For the three months ended September 30, 2006, the Company had net income of $315,000 or $0.15 per share basic and diluted, compared to a net loss for the same period in 2005 of $(416,000) or $(0.21) per share (basic and diluted). For the nine months ended September 30, 2006, the Company had net income of $741,000 or $0.36 per share basic and $0.34 per share diluted, compared to a net loss of $(385,000) or ($0.20) per share (basic and diluted) for the same period of 2005. The improvement in net income for the year to date in 2006 compared to the same periods of 2005 is attributable principally to the improvement in our gross margins compared to the same periods of 2005 and also to the recognition of other operating income derived from the settlement of certain obligations of two Mexican subsidiaries.

Financial Condition, Liquidity And Capital Resources

Cash Flow From Operations

Cash flow from operations for the fiscal year ended December 31, 2005 was $2,658,000, compared to cash flow used in operations for the fiscal year ended December 31, 2004 of $385,000. Significant changes in working capital items contributing to cash flow from operations during 2005 were:

•	Depreciation and amortization of $1,480,000

•	Other non-cash changes for reserves and allowances of $474,000

•	A decrease in accounts receivable of $1,681,000

•	A decrease in inventory of $1,130,000

•	A decrease in other assets in the amount of $167,000

•	A decrease in accounts payable in the amount of $1,976,000

Depreciation declined by $160,000 in 2005 compared to 2004. We anticipate the level of depreciation to continue for 2006 at approximately the same level as 2005. The decrease in inventory during 2005 resulted from an effort to reduce our inventory of novelty balloon items through discounted and special sales and from reduced levels of production arising from reduced sales levels.

During the nine months ended September 30, 2006, net cash used in operations was $1,434,000, compared to net cash provided by operations during the same period in 2005 of $3,417,000.

Significant changes in working capital items during the nine months ended September 30, 2006 consisted of (i) an increase in accounts receivable of $1,347,000, (ii) an increase in inventories of $1,265,000, (iii) depreciation in the amount of $1,073,000, (iv) a decrease in trade payables of $1,288,000, and (v) an increase in accrued liabilities of $114,000. The increase in receivables is the result of increased sales levels compared to the first nine months of 2005. We do anticipate some reduction in inventories during the fourth quarter of 2006, but we do not anticipate other significant changes in working capital items during the balance of 2006.

Cash Used In Investing Activities

During 2005, we used net $400,000 in investing activities, consisting of purchases of equipment in the amount of $551,000 and sales of assets in the amount of $151,000. During the nine months ended September 30, 2006, cash used in investing activities was $330,000, compared to $289,000 in same period of 2005. We do anticipate incurring additional capital expenditures during the balance of 2006 for improvements and for the acquisition of production equipment.

Cash Used In Financing Activities

During fiscal 2005, cash used in financing activities amounted to $2,474,000, compared to cash provided by financing activities of $869,000 during fiscal 2004. We used a total of $2,604,000 to reduce our short and long term bank debt, and received $231,000 from the issuance of new long term debt.

As of December 31, 2005, we had total loans outstanding from financial institutions of $10,074,000 consisting principally of a term loan and revolving line of credit from Cole Taylor Bank, Chicago, Illinois in the total amount of $7,209,000 and a mortgage loan from Banco Popular having a balance of $2,781,000. Under the terms of our loan agreement with Cole Taylor Bank, the credit facility with that bank expired on December 31, 2005. In December 2005 we entered into an agreement with Cole Taylor Bank under which this credit facility was extended through January 31, 2006.

On February 1, 2006, we entered into a Loan Agreement with Charter One Bank, Chicago, Illinois, under which the Bank agreed to provide a credit facility to our Company in the total amount of $12,800,000, which includes (i) a five (5) year mortgage loan secured by our Barrington, Illinois property in the principal amount of $2,800,000, amortized over a twenty (20) year period, (ii) a five (5) year term-loan secured by our equipment at the Barrington, Illinois plant in the amount of $3,500,000 and (iii) a three (3) year revolving line of credit up to a maximum amount of $7,000,000, secured by inventory and receivables. The amount we can borrow on the revolving line of credit includes eighty-five percent (85%) of eligible accounts receivable and sixty percent (60%) of eligible inventory. This loan agreement was amended on June 28, 2006, and again on December 18, 2006 to (i) eliminate the requirement of excess availability and (ii) reduce the applicable interest rate.

Certain key terms of the loan agreement include:

Restrictive Covenants. The Loan Agreement includes several restrictive covenants under which we are prohibited from, or restricted in our ability to:

•	Borrow money;

•	Pay dividends and make distributions;

•	Issue stock

•	Make certain investments;

•	Use assets as security in other transactions;

•	Create liens;

•	Enter into affiliate transactions;

•	Merge or consolidate; or

•	Transfer and sell assets.

Financial Covenants. The loan agreement includes a series of financial covenants we are required to meet including:

•
Commencing with the quarter ending June 30, 2006 and each quarter thereafter, we are required to maintain a tangible net worth (as defined in the agreement) in excess of an amount equal to $3,500,000 plus 50% of the consolidated net income of the Company in all periods commencing with the quarter ending June 30, 2006;

•	We are required to maintain specified ratios of senior debt to EBITDA on an annual basis and determined quarterly commencing as of June 30, 2006; and,

•
We are required to maintain a level of EBITDA to fixed charges determined at the end of each fiscal quarter commencing on June 30, 2006 for computation periods provided in the agreement of 1.15 to 1.00

The loan agreement provides for interest at varying rates in excess of the Bank’s prime rate, depending on the level of senior debt to EBITDA over time. The initial interest rate under the loan was prime plus 1.5% per annum. As the Loan Agreement was amended, on a quarterly basis, commencing with the quarter ended June 30, 2006, this ratio is measured and the interest rate changed in accordance with the table below:

When Senior Debt to Equity is:	The Premium to the Prime Rate is:
Greater or equal to 4.5 to 1.0	1.00%
Between 4.5 to 1 and 4.0 to 1	0.75%
Between 4.0 to 1 and 3.5 to 1	0.50%
Between 3.5 to 1 and 2.75 to 1	0.25%
Less than 2.75 to 1	0.00%

As of September 30, 2006, the applicable premium being applied was 0.50%.

Also, under the loan agreement, we are required to purchase a swap agreement with respect to at least sixty percent (60%) of the mortgage and term loan portions of our loan. On April 5, 2006, we entered into a swap arrangement with Charter One Bank with respect to sixty percent (60%) of the principal amounts of the mortgage loan and the term loan, which had the effect of fixing the interest rate for such portions of the loans for the balance of the loan terms.

This loan closed on February 1, 2006. At that time, we used $10,353,000 of proceeds of the loan to pay off the loan balances of our Company for the credit facility at Cole Taylor Bank, Chicago, Illinois and the mortgage loan at Banco Popular.

Also, on February 1, 2006, two (2) principal officers and shareholders of our Company each loaned to our Company the sum of $500,000 in exchange for (i) promissory notes due January 31, 2011 and bearing interest at the rate of two percent (2%) per annum in excess of the prime rate determined quarterly and (ii) five (5) year warrants to purchase up to 151,515 shares of common stock of the Company at the price of $3.30 per share (110% of the closing market price on the day preceding the date of the loans).

For the nine (9) months ended September 30, 2006, cash provided by financing activities was $1,763,000 compared to cash used in financing activities for the same period of 2005 in the amount of $3,427,000. Cash provided by financing activities consisted principally of the proceeds of long-term loans from the Company’s new banking facility and loans from principal shareholders on February 1, 2006.

Current Assets

As of December 31, 2005, the total current assets of the Company were $12,335,000, compared to total current assets of $15,645,000 as of December 31, 2004. The change in current assets reflects, principally (i) a reduction in receivables of $1,779,000, (ii) a reduction in inventories of $1,325,000, (iii) a reduction in cash of $264,000 and (iv) an increase in prepaid expenses of $60,000. The reduction in receivables is a reflection of the reduced level of sales of the Company during the second half of 2005. The net inventories of the Company decreased from $8,348,000 as of December 31, 2004 to $7,023,000 as of December 31, 2005, a reduction of $1,325,000 or about fifteen and 9/10 percent (15.9%). The reduction reflects principally a decline in the Company’s finished goods inventory of metalized balloons, as the result of management’s efforts to reduce inventory levels of that product line and also reduced production levels during the second half of 2005.

As of September 30, 2006, the total current assets of the Company were $14,560,000.

Property, Plant And Equipment

During fiscal 2005, the Company invested $550,000 in capital items. During 2004, the Company invested $306,000 in capital items.

During the nine months ended September 30, 2006, the Company invested $357,000 in capital items.

Current Liabilities

Total current liabilities decreased from $18,435,000 as of December 31, 2004 to $14,761,000 as of December 31, 2005, a decrease of $3,674,000 or twenty percent (20%). This reduction reflects: (i) a decrease of $1,430,000 in accounts payable, (ii) a decrease of $1,350,000 in the amount outstanding on our revolving line of credit, (iii) an increase in the amount of $6,000 in the current portion of long term debts and (iv) a decrease of $886,000 in accrued liabilities.

As of September 30, 2006, the total current liabilities of the Company were $13,701,000.

Liquidity And Capital Resources

As of December 31, 2005, our current liabilities exceeded our current assets by $2,426,000. However, as the result of the Loan Agreement with Charter One Bank and the long-term subordinated debt investment of two (2) of our principal shareholders on February 1, 2006, we received long-term debt funding totaling $7,300,000 and then had positive working capital of approximately $990,000. At September 30, 2006, the Company had a cash balance of $320,000. At September 30, 2006, the Company had a working capital balance of $858,000 compared to a working capital deficit of $2,426,000 at December 31, 2005.

The Company’s current cash management strategy includes utilizing the Company’s revolving line of credit for liquidity. On February 1, 2006, the Company entered into a loan agreement with Charter One Bank, under which the Bank agreed to provide a credit facility to the Company in the total amount of $12,800,000, which includes: (i) a five (5) year mortgage loan secured by the Barrington, Illinois, property in the principal amount of $2,800,000, amortized over a twenty (20) year period; (ii) a five (5) year loan secured by the equipment at the Barrington, Illinois, plant in the amount of $3,500,000; and (iii) a three (3) year revolving line of credit up to a maximum amount of $6,500,000 secured by inventory and receivables. We are entitled to borrow an amount equal to eighty-five percent (85%) of eligible receivables and sixty percent (60%) of eligible inventory, up to a maximum of $6,500,000. Foreign receivables and inventory held by our foreign subsidiaries are not eligible. This loan agreement was amended on June 28, 2006 to (i) eliminate the requirement of excess availability and (ii) reduce the applicable interest rate. In order to be permitted to make advances under the line of credit, we are required to meet various financial covenants, as set forth above. Proceeds of this loan totaling $10,353,000 were utilized to pay the entire outstanding principal amount of the Company’s outstanding debt obligations to Cole Taylor Bank and Banco Popular. Under the terms of the loan agreement, the Company is restricted from declaring any cash dividends or other distribution on its shares. As of September 30, 2006, we had complied with all applicable financial covenants in the loan agreement. Based on our results to date for the year and our projected results of operations for the balance of this year, we believe we will be in compliance with all applicable financial covenants of the loan agreement for the balance of 2006. Further, we believe that with our present cash and working capital and the amounts available to us under our line of credit, we will have sufficient funds to enable us to meet our obligations during the balance of 2006. On February 1, 2006, two (2) principal shareholders and officers of the Company each loaned to the Company the sum of $500,000 in exchange for (i) promissory notes due January 31, 2011 and bearing interest at the rate of two percent (2%) per annum in excess of the prime rate determined quarterly and (ii) five (5) year warrants to purchase up to 151,515 shares of the common stock of the Company, each, at the price of $3.30 per share (110% of the closing market price on the day preceding the date of the loans).

On June 6, 2006 (the “Closing Date”), the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital shares of its common stock, no par value per share, for a total purchase price of up to Five Million Dollars ($5,000,000).  For each share of common stock purchased under the SEDA, Cornell Capital will pay to the Company one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Company’s common stock on the principal market (whichever is at such time the principal trading exchange or market for the common stock) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). However, the Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales. Cornell’s obligation to purchase shares of our common stock under the Agreement is subject to certain conditions, including: (i) we shall have obtained an effective registration statement for the shares of common stock sold to Cornell under the Agreement and (ii) the amount of each advance requested by us under the Agreement shall not be more than $100,000.

Cornell Capital will retain five percent (5%) of each advance under the SEDA as an underwriting discount. The Company has paid to Yorkville Advisors, LLC (“Yorkville”) a structuring fee equal to Fifteen Thousand Dollars ($15,000) on the Closing Date and shall pay Five Hundred Dollars ($500) to Yorkville on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). Cornell Capital’s obligation to purchase shares of common stock under the SEDA is subject to certain conditions, including, without limitation: (a) the Company obtaining effectiveness of this registration statement for shares of common stock sold under the SEDA pursuant to that certain Registration Rights Agreement, dated as of the Closing Date, by and between the Company and Cornell Capital and (b) the amount for each Advance as designated by the Company in the applicable Advance Notice shall be not more than One Hundred Thousand Dollars ($100,000).

The Company also entered into that certain Placement Agent Agreement (hereinafter the “PAA”), dated as of the Closing Date, by and among the Company, Cornell Capital and Newbridge pursuant to which the Company engaged Newbridge to act as it exclusive placement agent in connection with the SEDA. Upon the execution of the PAA, the Company issued to Newbridge Three Thousand Five Hundred (3,500) shares (the “Newbridge Shares”) of the Company’s common stock. Newbridge is entitled to “piggy-back” registration rights with respect to the Newbridge Shares and such Newbridge Shares are being registered in this offering.

On March 9, 2006, the Company entered into a four (4) year term Production and Supply Agreement with ITW Spacebag, a division of ITW, under which ITW is to purchase from the Company (i) all of its requirements for a certain kind of pouch for the storage of personal and household items and (ii) all of its requirements, subject to being price competitive, for film to be utilized by ITW to produce certain other storage pouches.

We believe that we have sufficient cash and financial resources to meet our operating requirements through December 31, 2007.

Shareholders’ Equity

 Shareholders’ equity was $2,726,000 as of December 31, 2005 compared to $2,951,000 as of December 31, 2004.

As of September 30, 2006, shareholders' equity was $3,975,000.

The contractual commitments of the Company, determined as of December 31, 2005, over the next five (5) years are as follows:

	Future Minimum Principal Payments	Operating Leases	Other Liabilities	Licenses	Total
2006	$3,567,144	$414,876	$--	$76,664	$4,058,684
2007	811,992	345,643	850,000	76,664	2,084,299
2008	811,992	51,700	794,339	76,664	1,734,695
2009	896,454	51,700	--	--	948,154
2010	811,992	51,700	--	--	863,692
Thereafter	2,375,366	465,300	--	--	2,840,666
Total	$9,274,940	$1,380,919	$1,644,339	$229,992	$12,530,190

The Company does not have any current material commitments for capital expenditures.

Seasonality

In recent years, sales in the metalized balloon product line have historically been seasonal with approximately forty-five percent (45%) occurring in the period from December through March and twenty-one percent (21%) being generated in the period from July through October. The sale of latex balloons and laminated film products have not historically been seasonal, and as sales in these products lines have increased as a percentage of total sales, the seasonality of the Company’s total net sales has decreased.

Critical Accounting Policies

The financial statements of the Company are based on the selection and application of significant accounting policies which require management to make various estimates and assumptions. The following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operation.

Revenue Recognition

Substantially all of the Company’s revenues are derived from the sale of products. With respect to the sale of products, revenue from a transaction is recognized when (i) a definitive arrangement exists for the sale of the product, (ii) delivery of the product has occurred, (iii) the price to the buyer has been fixed or is determinable and (iv) collectibility is reasonably assured. The Company generally recognizes revenue for the sale of products when the products have been shipped and invoiced. In some cases, product is provided on consignment to customers. In those cases, revenue is recognized when the customer reports a sale of the product.

Allowance For Doubtful Accounts

We estimate our allowance for doubtful accounts based on an analysis of specific accounts, an analysis of historical trends, payment and write-off histories. Our credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts. However, unexpected changes in the financial condition of customers or changes in the state of the economy could result in write-offs, which exceed estimates and negatively impact our financial results.

Inventory Valuation

Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate costing determined on a first-in, first out basis. Standard costs are reviewed and adjusted periodically and at year end based on actual direct and indirect production costs. Labor, overhead and purchase price variances from standard costs are determined on a monthly basis and inventory is adjusted monthly reflecting these variances. On a periodic basis, the Company reviews its inventory levels for estimated obsolescence or unmarketable items, in reference to future demand requirements and shelf life of the products. As of December 31, 2005, the Company had established a reserve for obsolescence, marketability or excess quantities with respect to inventory in the aggregate amount of $255,000. As of December 31, 2004, the amount of the reserve was $187,000. In addition, on a periodic basis, the Company disposes of inventory deemed to be obsolete or unsaleable and, at such time, records an expense for the value of such inventory.

As of September 30, 2006, the amount of the reserve was $359,000.

Valuation Of Long-Lived Assets

We evaluate whether events or circumstances have occurred which indicate that the carrying amounts of long-lived assets (principally property and equipment and goodwill) may be impaired or not recoverable. Significant factors which may trigger an impairment review include: changes in business strategy, market conditions, the manner of use of an asset, underperformance relative to historical or expected future operating results, and negative industry or economic trends. In 2001, the FASB issued Statement No. 142, “Goodwill and Other Intangible Assets”, which among other things, eliminates the amortization of goodwill and certain other intangible assets and requires that goodwill be evaluated annually for impairment by applying a fair-value based test. We retained valuation consulting firms to conduct an evaluation of our goodwill in our Mexico subsidiary December 2004 and 2005. As of December 31, 2005, the valuation consulting firm determined that the fair value of the Company’s interest in Flexo Universal was $988,000, and the carrying value of $1,113,000 was impaired by $124,000. Accordingly, we have recorded the amount of this impairment as an expense and have reduced the carrying value of the Company’s interest in Flexo Universal to $989,000.

Income Taxes And Deferred Tax Assets

Income taxes are accounted for as prescribed in SFAS No. 109-Accounting for Income Taxes. Under the asset and liability method of Statement 109, the Company recognizes the amount of income taxes currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years these temporary differences are expected to be recovered or settled.

As of December 31, 2005, the Company had a net deferred tax asset of $2,807,000, representing the amount the Company may recover in future years from future taxable income. As of December 31, 2004, the amount of the deferred tax asset was $2,606,299. Each quarter and year-end management must make a judgment to determine the extent to which the deferred tax asset will be recovered from future taxable income. Management of the Company has determined that an appropriate allowance against the deferred tax asset, as of December 31, 2005, is $2,454,000.  The Company recorded a deferred tax benefit of $200,000 during 2005 as management has determined that this deferred tax asset is more likely than not to be realized.

As of September 30, 2006, the Company had a net deferred tax asset of $2,606,000.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS Statement 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. This statement requires that all share-based payments to employees be recognized in the financial statements based on their fair values on the date of grant. The Company currently uses the intrinsic value method to measure compensation expense for stock-based awards. The Stock Based Compensation caption within Note 3 provides a pro forma net income (loss) and earnings per share as if the Company had used a fair-value based method provided by SFAS l23R to measure stock-based compensation for 2004, 2003 and 2002. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after December 31, 2005 and applies to all awards granted, modified, repurchased or cancelled after the effective date. The Company is evaluating the requirements of SFAS 123R and expects that its adoption will not have a material impact on the Company’s consolidated results of operations and earnings per share.

In November of 2004, the FASB issued SFAS No. 151, “Inventory Cost”, which amends the guidance in APB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt the provisions of SFAS No. 151 in the first quarter of 2006. The Company does not expect SFAS 151 to have a material impact on its consolidated results of operations or financial condition.

In December of 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29” (SFAS 153). SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company does not believe that the adoption of SFAS 153 will have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirement for accounting for and reporting of a change in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that adoption of SFAS 154 will have a material impact on the financial position, results of operations or its cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation FASB No. 109 (“FIN 48”), which prescribes accounting for and disclosure of uncertainty in tax positions. This interpretation defines the criteria that must be met for the benefits of a tax position to be recognized in the financial statements and the measurement of tax benefits recognized. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating that impact of adopting FIN 48 on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

MANAGEMENT

The Directors and executive officers of CTI, their age, positions in CTI, the dates of their initial election or appointment as Directors or executive officers, and the expiration of the terms are as follows:

Name	Age	Position With The Company
John H. Schwan	63	Chairman and Director
Howard W. Schwan	52	President and Director
Stephen M. Merrick	65	Executive Vice President, Secretary and Director
Brent Anderson	40	Vice President of Manufacturing
Samuel Komar	50	Vice President of Marketing
Steven Frank	45	Vice President of Sales
Timothy Patterson	46	Vice President of Finance and Administration
Stanley M. Brown	60	Director
Bret Tayne	48	Director
Michael Avramovich	54	Director
John I. Collins	46	Director

All directors hold office until the annual meeting next following their election and/or until their successors are elected and qualified. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board. Information with respect to the business expenses and affiliation of the directors and the executive officers of the Company is set forth below:

John H. Schwan, Chairman. Mr. Schwan has been an officer and director of the Company since January 1996. Mr. Schwan has been an executive officer of Rapak L.L.C. or affiliated companies (a related party) for over the last fifteen (15) years. Mr. Schwan has over twenty (20) years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army Infantry in Vietnam from 1966 to 1969, where he attained the rank of First Lieutenant.

Howard W. Schwan, President. Mr. Schwan has been associated with the Company for twenty-one (21) years, principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November 1990, was appointed as a Director in January 1996 and was appointed as President in June 1997.

Stephen M. Merrick, Executive Vice President and Secretary. Mr. Merrick has been a Director of the Company for more than twenty (20) years and has been an officer of the Company since 1996. Mr. Merrick was a principal of the law firm Merrick & Associates, P.C. and is Of Counsel to the law firm of Vanasco Genelly & Miller, Chicago, Illinois, who have provided legal services to the Company, and has been engaged in the practice of law for more than forty (40) years. Mr. Merrick is also Senior Vice President, Director and a member of the Management Committee of Reliv International, Inc. (NASDAQ), a manufacturer and direct marketer of nutritional supplements and food products.

Brent Anderson, Vice President of Manufacturing. Mr. Anderson has been employed by the Company since January 1989, and was named Vice President of Manufacturing in June 1997. Mr. Anderson has held several management positions within the Company including Plant Manger and Plant Engineer. In such capacities Mr. Anderson was responsible for the design and manufacture of much of the Company’s manufacturing equipment. Mr. Anderson earned a Bachelor of Science Degree in Manufacturing Engineering from Bradley University.

Samuel Komar, Vice President of Marketing. Mr. Komar has been employed by the Company since March of 1998, and was named Vice-President of Sales in September of 2001. Mr. Komar has worked in sales for sixteen (16) years, and prior to his employment with the Company, Mr. Komar was with Bob Gable & Associates, a manufacturer of sporting goods. Mr. Komar received a Bachelor of Science Degree in Sales and Marketing from Indiana University.

Steven Frank, Vice President of Sales. Mr. Frank has been employed by the Company since July 1996. Mr. Frank was hired as Sales Manager Wholesale Division and in March 1998 was promoted to National Sales Manager and most recently to Vice President of Sales in May 2005. Mr. Frank is responsible for all sales functions of the Novelty Division.

Timothy Patterson, Vice President of Finance and Administration. Mr. Patterson has been employed by the Company as Vice President of Finance and Administration since September, 2003. Prior to his employment with the Company, Mr. Patterson was Manager of Controllers for the Thermoforming group at Solo Cup Company for two (2) years. Prior to that, Mr. Patterson was Manager of Corporate Accounting for Transilwrap Company for three years. Mr. Patterson received a Bachelor of Science degree in finance from Northern Illinois University and an MBA from the University of Illinois at Chicago.

Stanley M. Brown, Director. Mr. Brown was appointed as a Director of the Company in January 1996. Since March 1996, Mr. Brown has been President of Inn-Room Systems, Inc., a manufacturer and lessor of in-room vending systems for hotels. From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

Bret Tayne, Director. Mr. Tayne was appointed as a Director of the Company in December 1997. Mr. Tayne has been the President of Everede Tool Company, a manufacturer of industrial cutting tools, since January 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.

Michael Avramovich, Director. Mr. Avramovich is a principal of the law firm of Avramovich & Associates, P.C. of Chicago, Illinois, and has been engaged in the practice of law for over seven (7) years. Prior to the practice of law, Mr. Avramovich was an Associate Professor of Accounting and Finance at National-Louis University in Chicago, Illinois. Mr. Avramovich has also worked in various financial accounting positions at Molex International, Inc. of Lisle, Illinois. Mr. Avramovich received a Bachelor of Arts degree in History and International Relations from North Park University, a Master of Management, Accounting and Information Systems, and Finance from Northwestern University, a Juris Doctor from the John Marshall Law School and an LLM in International and Corporate Law from Georgetown University Law Center.

John I. Collins, Director. Mr. Collins is the Chief Administrative Officer and the former Chief Financial Officer of Mid-States Corporate Federal Credit Union (“MSCFCU”). Prior to his affiliation with MSCFCU in 2001, Mr. Collins was employed as both a Controller and Chief Financial Officer by Great Lakes Credit Union (“GLCU”), a $350 million financial institution located in North Chicago, Illinois. Mr. Collins is currently the Treasurer of the Illinois Credit Union Executives Society, and is a former member of the Chicago Federal Reserve Bank Advisory Group. Mr. Collins received a Bachelor of Arts degree in Economics, History and English from Ripon College, and a Masters in Business Administration from Emory University. Mr. Collins has also participated in the Kellogg Management Institute and the Consumer Marketing Strategy programs at Northwestern University on a post-graduate basis.

John H. Schwan and Howard W. Schwan are brothers.

Committees of the Board of Directors

The Company’s Board of Directors has standing Audit, Compensation and Nominating Committees. The Board of Directors met four times during 2005. No director attended less than 75% of the combined Board of Directors and Committee meetings.

The Compensation Committee is composed of Stanley M. Brown, John I. Collins and Bret Tayne. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met one time during 2005.

The Nominating Committee is composed of Stanley M. Brown and John I. Collins. The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors of the Company. The Nominating Committee did not meet separately during 2005.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Mr. Tayne, Mr. Brown, Mr. Collins and Mr. Avramovich. Mr. Avramovich has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to paragraph (h)(1)(i)(A) of Item 401 of Regulation S-K of the Exchange Act. The Audit Committee held four meetings during fiscal year 2005, including quarterly meetings with management and independent auditors to discuss the Company’s financial statements. Mr. Avramovich and each appointed member of the Audit Committee satisfies the definition of “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee”, as follows:

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Committee has discussed with the independent auditors the auditor’s independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to future shareholder approval at the Company’s 2006 annual meeting of shareholders, the selection of Weiser LLP as the Company’s independent auditors.

Michael Avramovich, Audit Committee Chair

Bret Tayne, Audit Committee Member

Stanley M. Brown, III, Audit Committee Member

John I. Collins, Audit Committee Member

Nominating Committee

In 2005, the Company established a Nominating Committee. The Nominating Committee consists of two directors, Stanley M. Brown III and John I. Collins. The Nominating Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the NASDAQ Stock Market.

The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. In light of the foregoing, and the fact that one new independent director was elected to the Board in 2004, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

The Nominating Committee did not meet separately during 2005. All of the independent directors of the Board of Directors of the Company participated in the nominating process and voted in favor of the nomination of the of the persons nominated for election as directors at the Annual Meeting of Stockholders to be held on November 10, 2006.

Executive Compensation

The following table sets forth a summary of the compensation paid or accrued during the last three fiscal years by the Company to its President, Chief Executive Officer and any other officer who was an officer of the Company at December 31, 2005, and who received compensation in excess of $100,000 (“Named Executive Officers”).

 Summary Compensation Table

		Annual Compensation	Long Term Compensation
Name and Principal Position	Year	Salary $	Underlying Options # of Shares	All Other Compensation ($)
Howard W. Schwan -	2005	$138,000		$20,280	(1)
President	2004	$153,000		$12,705	(2)
	2003	$162,500		$17,445	(3)

Steven Frank -		$97,000	10,000
VP of Sales		$85,000
		$85,000

Brent Anderson -	2005	$105,000	10,000
VP of Manufacturing	2004	$99,000
	2003	$95,000

Samuel Komar -	2005	$104,200	7,500
VP of Market	2004	$108,000
	2003	$104,200

Timothy Patterson -	2005	$92,500	10,000
VP of Finance	2004	$92,500
	2003	$85,000	5,000

(1)   Includes Payment of Country Club Dues of $5,520, Employer matching contributions to the company’s 401(k) plan, a defined contribution plan of $2,760 and Directors Fees paid to the directors of our UK subsidiary CTI Balloons Ltd of $12,000.

(2)   Includes Payment of Country Club Dues of $5,520, Employer matching contributions to the company’s 401(k) plan, a defined contribution plan, of $4,685, premiums on Life Insurance policy on which Mr. Schwan’s estate is entitled to death benefits, $2,500.00.

(3)   Includes Payment of Country Club Dues of $5,520, Employer matching contributions to the company’s 401(k) plan, a defined contribution plan of $1,925 and premiums on Life Insurance policy on which Mr. Schwan’s estate is entitled to death benefits, $10,000.

The Company has never granted any stock appreciation rights. During the period from January 1, 1999 to December 31, 2003, there have been no awards or payments made for long-term incentive compensation (other than stock option and warrant grants) and there have been no restricted stock grants to any of the Named Executive Officers.

Certain Named Executive Officers have received warrants to purchase Common Stock of the Company in connection with their guarantee of certain bank loans secured by the Company and in connection with their participation in a private offering of notes and warrants conducted by the Company. See “Board of Director Affiliations and Related Transactions” below.

The following table provides information related to options to purchase our common stock granted to Named Executives during the fiscal year ended December 31, 2005:

Option Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Grantee	# of Options	% of Total Options Granted to Employees	Exercise Price	Expiration Date	5% ($)	10% (%)
Schwan, Howard	—	—	—	—	—	—
Komar, Sam	7,500	9.50%	$2.88	12/30/15	$13,584.12	159.40%
Anderson, Brent	10,000	12.70%	2.88	12/30/15	18,112.17	159.40%
Patterson, Tim	10,000	12.70%	2.88	12/30/15	18,112.17	159.40%
Frank, Steve	10,000	12.70%	2.88	12/30/15	18,112.17	159.40%
Collins, John	1,000	1.30%	2.88	12/30/15	1,811.21	159.40%
Brown, Stanley	1,000	1.30%	2.88	12/30/15	1,811.21	159.40%
Tayne, Bret	1,000	1.30%	2.88	12/30/15	1,811.21	159.40%
Avromovich, Michael	1,000	1.30%	2.88	12/30/15	1,811.21	159.40%

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year End (#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable (1)
John H. Schwan	0	0	21,826/0	$2,143/0	(1)
Howard W. Schwan	0	0	53,968/0	$32,859/0	(1)
Stephen M. Merrick	0	0	21,826/0	$2,143/0	(1)
Brent Anderson	0	0	41,549/0	$25,715/0	(1)
Samuel Komar	0	0	32,501/0	$25,869/0	(1)
Timothy Patterson	0	0	15,000/0	$3,400/0	(1)
Stanley M. Brown	0	0	9,532/0	$1,816/0	(1)
Bret Tayne	0	0	9,532/0	$5,459/0	(1)
Michael Avramovich	0	0	1,000/0	$30/0	(1)
John Collins	0	0	1,000/0	$30/0	(1)

(1)	The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company’s common stock on December 31, 2004.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2005:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options.	Weighted-average exercise price of outstanding options.	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders

2002 Stock Option Plan	120,454	$2.61	25,382
2001 Stock Option Plan	47,645	1.93	74,335
1999 Stock Option Plan	53,574	1.89	91,468
1007 Stock Option Plan	92,463	6.52	32,540
Outside Options	23,810	2.10	23,810

Equity compensation plans not approved by security holders	—	—	—

Total	337,946	$3.44	247,535

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Company is composed of Stanley M. Brown, John I. Collins and Bret Tayne. All members of the Compensation Committee are independent directors. None of the members of the Compensation Committee is an officer or employee of our Company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives of the Company to the Board of Directors. The full Board of Directors of the Company is responsible for setting and administering salaries, bonus payments and other compensation awards to executives of the Company.

Compensation Philosophy

The philosophy of the Compensation Committee, and of the Board of Directors of the Company, regarding executive compensation includes the following principal components:

To attract and retain quality executive talent, which is regarded as critical to the long and short-term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

To provide a reasonable level of base compensation to senior executives.

To create a mutuality of interest between executive officers of the Company and shareholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic decision making and its effect on shareholder value.

The Compensation Committee has recommended, and the Board of Directors has determined, to take appropriate action to comply with the provisions of Section 162(m) of the Internal Revenue Code so that executive compensation will be deductible as an expense to the fullest extent allowable.

The Company’s executive compensation program consists of two key elements: (i) an annual component consisting of base salary and (ii) a long-term component, principally stock options.

Annual Base Compensation

The Compensation Committee recommends annual salary levels for each of the Named Executives, and for other senior executives of the Company, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives of the Company are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace. Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of operation of the Company, sales, shareholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

Long-Term Component - Stock Options

The long-term component of compensation provided to executives of the Company has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a significant portion of the total compensation to executives be in the form of incentive stock options. Stock options are granted with an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the date of the grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a specified number of years.

The magnitude of the stock option awards are determined annually by the Compensation Committee and the Board of Directors. Generally, the number of options granted to an executive has been based on the relative salary level of the executive.

On December 30, 2005, incentive stock options to purchase up to 10,000, 10,000, 10,000, 1,000, 1,000, 1,000 and 1,000 shares of the Company’s Common Stock were granted to Messrs. Brent Anderson, Steven Frank, Timothy Patterson, Bret Tayne, Stanley M. Brown, Michael Avromovich, and John Collins, respectively, under the 2002 Stock Option Plan (the “2002 Plan”). On December 31, 2003, options to purchase up to 5,000 shares of the Company’s Common Stock were granted to Timothy Patterson under the 2002 Stock Option Plan.

There were no other stock options granted to any of the Named Executives in 2003, 2004 or 2005.

CEO Compensation

The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer of the Company as it does for other senior executive officers of the Company.

In 1997, the Company entered into an Employment Agreement with Howard W. Schwan, President of the Company, providing that Mr. Schwan’s base annual compensation would not be less than $135,000. During 2003, 2004 and 2005, upon the recommendation of the Compensation Committee, the base salary of Mr. Schwan was $162,500, $153,000 and $138,000, respectively.

The Compensation Committee has evaluated the compensation of Mr. Schwan in light of the results of operation of the Company and in comparison to compensation levels of similar companies. The Compensation Committee determined that Mr. Schwan’s level of base compensation be $138,000.

Compensation Committee

•	Bret Tayne
•	Stanley M. Brown, III
•	John I. Collins

Comparative Stock Price Performance Graph

The following graph compares, for the period January 1, 2001 to December 31, 2005, the cumulative total return (assuming reinvestment of dividends) on the Company’s Common Stock with (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group including S&P 500 Specialty Stores. The graph assumes an investment of $100 on January 1, 2001, in the Company’s Common Stock and each of the other investment categories.

Comparison of Cumulative Total Return

	INDEXED RETURNS
	Base Period	Years Ending
Company / Index	Oct-00	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
CTI INDUSTRIES CORP	100	53.33	93.33	397.46	143.49	92.06	222.10
NASDAQ U.S. INDEX	100	72.95	57.87	40.01	59.82	65.10	75.60
S&P 500 SPECIALTY STORES	100	86.63	139.84	124.3	167.37	176.08	181.30

Employment Agreements

In June, 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement was through June 30, 2002 and is automatically renewed thereafter for successive one year terms. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company’s confidential information, establishes the Company’s right to inventions created by Mr. Schwan during the term of his employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.

Director Compensation

John Schwan was compensated in the amount of $24,000 in fiscal 2005 for his services as Chairman of the Board of Directors. Further, he received an additional $12,000 in directors fees in 2005 from CTI Balloons Limited located in the United Kingdom. Directors other than members of management received a fee of $1,000 for each Board meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2004, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial shareholders were complied with.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure of information to the Commission, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to predesignated persons, and (v) accountability for adherence to the Code.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the beneficial ownership of the Company’s common stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of December 11, 2006. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than five percent (5%) of the outstanding common stock of the Company as of December 11, 2006.

The amounts and percentage of stock beneficially owned are reported on the basis of regulations of the “SEC” governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within sixty (60) days after December 11, 2006. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Percentage of class is based on 2,142,097 shares of common stock outstanding as of December 11, 2006.

Name and Address (1)	Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock(4)

John H. Schwan	744,228(3)	34.74%
Stephen M. Merrick	698,123(5)	32.59%
Howard W. Schwan	176,676(6)	8.25%
Brent Anderson	67,385(7)	3.15%
Steve Frank	29,049(8)	1.36%
Samuel Komar	20,834(9)	*
Timothy Patterson	16,448(10)	*
Stanley M. Brown
1140 Larkin
Wheeling, IL 60090	9,532(11)	*
Bret Tayne
6834 N. Kostner Avenue
Lincolnwood, IL 60712	9,532(12)	*
Michael Avramovich
70 W. Madison Street, Suite 1400
Chicago, IL 60602	1,000(13)	*
John Collins
262 Pine Street
Deerfield, IL 60015	1,000(14)	*
All Current Directors and Executive Officers As A Group (11 persons)	1,773,807	82.81%(4)

* Less than one percent.

(1)	Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired within sixty (60) days from the date set forth above through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within sixty (60) days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes warrants to purchase up to 151,515 shares of common stock at $3.30 per share, warrants to purchase up to 93,000 shares of common stock at $4.87 per share, options to purchase 15,873 shares of common stock at $6.93 per share granted under the Company’s 1997 Stock Option Plan and options to purchase up to 5,953 shares of common stock at $2.55 per share granted under the Company’s 2002 Stock Option Plan.

(4)	Assumes the exercise of all warrants and options owned by the named person into shares of common stock.

(5)
Includes warrants to purchase up to 151,515 shares of common stock at $3.30 per share, warrants to purchase up to 70,000 shares of common stock at $4.87 per share, options to purchase 15,873 shares of common stock at $6.93 per share granted under the Company’s 1997 Stock Option Plan and options to purchase up to 5,953 shares of common stock at $2.55 per share granted under the Company’s 2002 Stock Option Plan.

(6)
Includes options to purchase up to 15,873 shares of common stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 23,810 shares of common stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 14,286 shares of common stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

(7)
Includes options to purchase up to 4,762 shares of common stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 17,858 shares of common stock at $1.47 per share, granted under the Company’s 2001 Stock Option Plan, options to purchase up to 8,929 shares of common stock at $2.31 per share and options to purchase up to 10,000 shares of common stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

(8)
Includes options to purchase up to 4,762 shares of common stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 8,334 shares of common stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan, options to purchase up to 5,953 shares of common stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan and options to purchase up to 10,000 of common stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

(9)
Includes options to purchase up to 4,762 shares of common stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 8,334 shares of common stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan,, options to purchase 7,500 shares of common stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and 238 shares of common stock held by immediate family members.

(10)
Includes options to purchase up to 5,000 shares of common stock at $2.29 per share, options to purchase up to 10,000 shares of common stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and 1,448 shares of common stock.

(11)
Includes options to purchase up to 1,984 shares of common stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 3,572 shares of common stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,976 shares of common stock at $2.31 per share and options to purchase 1,000 shares of common stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

(12)
Includes options to purchase up to 1,984 shares of common stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 3,572 shares of common stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,976 shares of common stock at $2.31 per share granted under the Company’s 2002 Stock Option Plan.

(13)	Includes options to purchase up to 1,000 shares of common stock at $2.88 per share granted under the Company’s 2002 stock Option Plan.

(14)	Includes options to purchase up to 1,000 shares of common stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stephen M. Merrick, Executive Vice President and Secretary of the Company, was a principal of the law firm of Merrick & Associates, P.C. which served as general counsel for the Company during portions of 2005 and is Of Counsel to Vanasco, Genelly & Miller, a law firm who provided services to the Company in 2005. In addition, Mr. Merrick is a principal stockholder of the Company. During 2005, Mr. Merrick and such firms were paid total fees and compensation by the Company and subsidiaries in the amount of $165,000. The amount paid in the nine months ending September 30, 2006 was $99,000.

John H. Schwan is a principal of Shamrock Packaging. The Company purchased a total of $165,000 in packaging materials from Shamrock Packaging during 2005. The Company made purchases from Shamrock Packaging of approximately $184,000 during the nine months ending September 30, 2006.

During portions of 2005, John H. Schwan was an officer of an affiliate of Rapak. Rapak purchased an aggregate of $ 6,860,000 in goods from the Company in 2005. Rapak purchased $5,294,000 in goods from the Company during the nine months ended September 30, 2006.

Messrs. Schwan and Merrick made advances to the Company’s Mexican affiliate, Flexo Universal, in the amount of $112,500 and $141,900 respectively, in 2005. On October 25, 2006, Stephen Merrick made an advance to the Company's Mexican affiliate, Flexo Universal, in the amount of $60,000. Additionally, in 2005, Messrs. Schwan and Merrick advanced $130,000 and $155,000, respectively, to the Company’s UK affiliate, CTI Balloons, Ltd. These advances are reflected in demand notes bearing interest at the rate of 7% per annum. Mr. Merrick also advanced $19,209 to the Company in December 2005.

In July, 2001, certain members of Company management were issued warrants to purchase 119,050 shares of the Company’s common stock at an exercise price of $1.50 per share in consideration of their facilitating, securing and guaranteeing bank loans to the Company in the amount of $1.4 million and for advancing additional monies to the Company that were repaid in 2001. Mr. Schwan and Mr. Merrick exercised these warrants on June 12, 2006.

On January 10, 2006, an officer of Flexo Universal, Pablo Gortazar, acquired all rights in a loan of a credit union to Flexo Universal and CTF International, both Mexican subsidiaries of the Company, for the book value of the loan. The principal amount of the obligation of Flexo Universal and CTF International acquired was $191,000 and such amount bears interest at the rate of 9.5% per annum.

On February 1, 2006, Mssrs. John Schwan and Stephen Merrick each loaned to the Company the sum of $500,000 in exchange for five (5) year subordinated notes and warrants to purchase up to 151,515 shares of common stock of the Company, each.

Interest paid to related parties during 2005 was $146,898. Interest paid to related parties during the nine months ended September 30, 2006 was $129,000.

The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties. All related party transactions must be approved by a majority of disinterested directors and subject to review in the context of the Company’s Code of Ethics.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information.

The Company’s common stock was admitted to trading on the NASDAQ SmallCap Market (now the NASDAQ Capital Market) under the symbol CTIB on November 5, 1997. Prior to that time, there was no established public trading market for the Company’s common stock.

The high and low sales prices for the last eleven (11) fiscal quarters (retroactively adjusted to reflect post-reverse split share and stock dividend values), according to the NASDAQ Stock Market’s Stock Price History Report, were:

	High	Low
January 1, 2004 to March 31, 2004	4.10	2.01
April 1, 2004 to June 30, 2004	4.38	1.62
July 1, 2004 to September 30, 2004	3.15	1.32
October 1, 2004 to December 31, 2004	2.40	1.25
January 1, 2005 to March 31, 2005	3.15	1.50
April 1, 2005 to June 30, 2005	4.74	0.50
July 1, 2005 to September 30, 2005	7.67	1.48
October 1, 2005 to December 31, 2005	5.50	2.72
January 1, 2006 to March 31, 2006	4.18	2.74
April 1, 2006 to June 30, 2006	3.90	2.60
July 1, 2006 to September 30, 2006	4.68	2.20

As of December 11, 2006, there were approximately 52 holders of record of the Company’s common stock. The Company believes that its total number of actual shareholders is substantially greater than the number of record shareholders.

Dividends

The Company has never paid any cash dividends on its common stock and does not currently intend to pay cash dividends on its common stock in the foreseeable future. The Company currently intends to retain all its earnings to finance the development and expansion of its business. Under the terms of its current loan agreement, the Company is restricted from declaring any cash dividends or other distributions on its shares.

DESCRIPTION OF SECURITIES

General

CTI’s authorized capital consists of Five Million (5,000,000) shares of common stock, no par value per share, and Two Million (2,000,000) shares of preferred stock, no par value per share. As of December 11, 2006, there were 2,142,097 shares of common stock, zero (0) shares of zero (0) shares of preferred stock issued and outstanding. Set forth below is a description of certain provisions relating to CTI’s capital stock.

Common Stock

Holders of common stock shall share equally, on a per share basis, in all dividends declared by the Company and will participate equally in the proceeds of dissolution of the Company, on a per share basis. The common stock does not possess cumulative voting rights or preemptive rights.

Preferred Stock

CTI is authorized to issue 2,000,000 shares of preferred stock, no par value, of which zero (0) shares are outstanding. The preferred stock, which is commonly known as “blank check preferred”, may be issued by the Board with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

Warrants

In 2003, Stephen Merrick and John Schwan were issued warrants in the amount of 70,000 and 93,000 shares, respectively. The exercise date is 3/20/2008 and the warrants carry an exercise price of $4.87. In 2006, Stephen Merrick and John Schwan were issued warrants in the amount of 151,515 shares each. The exercise date is 2/11/2011 and the warrants carry an exercise price of $3.30. No other warrants are outstanding as of December 11, 2006.

Options

The Company has a total of 337,946 stock options outstanding from various stock option plans. The exercise price ranges from $1.47 to $6.93 and the remaining life of the options range from 0.9 years to 9.0 years.

Limitation Of Liability: Indemnification

Our Articles of Incorporation includes an indemnification section under which we have agreed to indemnify directors and officers of CTI from and against certain claims arising from or related to future acts or omissions as a director or officer of CTI. For example, the Company shall have power to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by the reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Furthermore, The Company shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense of and in a manner he reasonably believes to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter he reasonably believes to be in or not opposed to the best interest of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable or negligence or misconduct in the performance of this duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in the by-laws. Such expenses incurred by other employees or agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Any indemnification under the above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the paragraphs above. Such determination shall be made (such action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

The indemnification provided above shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions set forth above.

Transfer Agent

The transfer agent for CTI common stock is Continental Stock Transfer & Trust Company, New York, New York.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CTI that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Board. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price. The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company’s management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective February 10, 2005, the Company engaged Weiser, LLP as the Company’s principal accountants to audit the Company’s financial statements for the year ending December 31, 2004. Weiser, LLP replaced Eisner, LLP, which had previously been engaged for the same purpose, and whose dismissal was effective February 10, 2005. The decision to change the Company’s principal accountants was approved by the Company’s Audit Committee on February 10, 2005.

The reports of Eisner, LLP, on the Company’s financial statements for the fiscal year ended December 31, 2003, as amended, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

EXPERTS

The consolidated financial statements for the years ended December 31, 2005 and December 31, 2004 included in this Prospectus, and in the Registration Statement, have been audited by Weiser, LLP, independent auditors, and the consolidated financial statements for the year ended December 31, 2003 included in this Prospectus, and in the Registration Statement have been audited by Eisner LLP, independent auditors, as stated in their reports appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered herein will be opined on for us by Vanasco, Genelly & Miller, which has acted as our outside legal counsel in relation to certain restricted tasks.

HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (Amendment No. 2) under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

PAGE(S)

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES UNAUDITED FINANCIAL STATEMENTS FOR THE PERIODS ENDED SEPTEMBER 30, 2006 AND 2005
Interim Balance Sheet (Unaudited) as of September 30, 2006 and December 31, 2005	F-1 - F-2
Interim Statements of Operations (Unaudited) for the Periods Ended September 30, 2006 and 2005	F-3
Interim Statements of Cash Flows (Unaudited) for the Periods Ended September 30, 2006 and 2005	F-4
Consolidated Earnings Per Share (Unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-6 - F-10

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
Reports of Independent Registered Public Accounting Firms	F-11 - F-12
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-13 - F-14
Consolidated Statements of Operations for the Years Ended December 31, 2005, 2004 and 2003	F-15
Consolidated Statements of Changes in Shareholder’s Equity and Comprehensive Loss for the Years Ended December 31, 2005, 2004 and 2003	F-16
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003	F-17 - F-18
Notes to Consolidated Financial Statements	F-19 - F-35

F-i

CTI Industries Corporation and Subsidiaries
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$320,471	$261,982
Accounts receivable, (less allowance for doubtful accounts of $176,000 and $80,000 respectively)	5,550,133	4,343,671
Inventories, net	8,026,935	7,022,569
Prepaid expenses and other current assets	661,994	707,082

Total current assets	14,559,533	12,335,304

Property, plant and equipment:
Machinery and equipment	18,638,031	18,869,276
Building	2,612,166	2,602,922
Office furniture and equipment	2,025,800	2,010,557
Land	250,000	250,000
Leasehold improvements	455,305	510,134
Fixtures and equipment at customer locations	2,330,483	2,330,483
Projects under construction	288,543	130,994
	26,600,328	26,704,366
Less : accumulated depreciation and amortization	(17,921,337)	(17,087,622)

Total property, plant and equipment, net	8,678,991	9,616,744

Other assets:
Deferred financing costs, net	228,217	74,396
Goodwill	989,108	989,108
Net deferred income tax asset	293,359	352,689
Other assets	169,744	167,809

Total other assets	1,680,428	1,584,002

TOTAL ASSETS	24,918,952	23,536,050
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Checks written in excess of bank balance	112,230	500,039
Trade payables	3,443,538	4,717,733
Line of credit	5,682,398	5,050,753
Notes payable - current portion	1,004,713	1,329,852
Notes payable - officers, current portion, net of debt discount	2,149,869	2,237,292
Accrued liabilities	1,308,566	925,719

Total current liabilities	13,701,314	14,761,388

Long-term liabilities:
Other liabilities (related parties $1,173,000 and $1,056,000)	1,363,491	1,644,339
Notes payable	5,160,115	4,394,390

	September 30, 2006	December 31, 2005
(Unaudited)
ASSETS
Notes payable - officers, subordinated, net of debt discount	704,476	0
Total long-term liabilities	7,228,082	6,038,729
Minority interest	14,268	10,091
Stockholders’ equity:
Preferred Stock -- no par value 2,000,000 shares authorized
0 shares issued and outstanding	0	0
Common stock - no par value, 5,000,000 shares authorized,
2,400,392 and 2,268,269 shares issued, 2,130,192 and
2,036,474 shares outstanding, respectively	3,764,020	3,764,020
Class B Common stock - no par value, 500,000 shares authorized,
0 shares issued and outstanding
Paid-in-capital	6,072,098	5,869,828
Warrants issued in connection with subordinated debt and bank debt	1,038,487	595,174
Accumulated deficit	(5,599,715)	(6,340,646)
Accumulated other comprehensive earnings	(241,820)	(223,420)
Less:
Treasury stock - 270,200 and 231,796 shares, respectively	(1,057,782)	(939,114)

Total stockholders’ equity	3,975,288	2,725,842

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$24,918,952	$23,536,050

See accompanying notes to condensed consolidated unaudited statements

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales	$8,602,733	$6,033,831	$25,755,891	$22,709,784

Cost of Sales	6,349,870	4,791,645	19,352,602	18,010,651

Gross profit	2,252,863	1,242,186	6,403,289	4,699,133

Operating expenses:
General and administrative	1,216,107	987,069	3,325,537	3,027,127
Selling	213,414	246,623	624,332	795,789
Advertising and marketing	360,598	165,738	846,231	602,346
Loss on sale of asset	141,977		141,977	-
Other (income)	(460,295)		(460,295)	-

Total operating expenses	1,471,801	1,399,430	4,477,782	4,425,262

Income (loss) from operations	781,062	(157,244)	1,925,507	273,871

Other income (expense):
Interest expense	(520,747)	(281,047)	(1,296,977)	(868,154)
Interest income	6,282	-	20,463	-
Foreign currency gain (loss)	63,828	(3,798)	154,382	216,853

Total other (expense)	(450,637)	(284,845)	(1,122,132)	(651,301)

Income (loss) before income taxes and minority interest	330,425	(442,089)	803,375	(377,430)

Income tax expense (benefit)	11,719	(25,544)	59,330	8,168

Income (loss) before minority interest	318,706	(416,545)	744,045	(385,598)

Minority interest in income (loss) of subsidiary	3,242	(278)	3,114	(203)

Net income (loss)	$315,464	$(416,267)	$740,931	$(385,395)

Income (loss) applicable to common shares	$315,464	$(416,267)	$740,931	$(385,395)

Basic income (loss) per common share	$0.15	$(0.21)	$0.36	$(0.20)

Diluted income (loss) per common share	$0.15	$(0.21)	$0.34	$(0.20)

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,055,553	1,963,615	2,071,199	1,957,283

Diluted	2,129,658	1,963,615	2,156,025	1,957,283

See accompanying notes to condensed consolidated unaudited statements

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:		Restated
Net income (loss)	$740,931	$(385,395)
Adjustment to reconcile net income to cash
(used in) provided by operating activities:
Depreciation and amortization	1,072,851	1,101,299
Amortization of debt discount	78,030	30,558
Minority interest in loss of subsidiary	3,114	(203)
Provision for losses on accounts receivable	118,299	100,000
Provision for losses on inventories	123,937	150,000
Deferred income taxes	59,330	8,168
Loss on disposition of assets	141,977	0
Change in assets and liabilities:
Accounts receivable	(1,347,195)	2,032,456
Inventories	(1,265,918)	1,175,677
Prepaid expenses and other assets	39,559	359,853
Trade payables	(1,288,396)	(521,937)
Accrued liabilities	89,637	(633,000)

Net cash (used in) provided by operating activities	(1,433,844)	3,417,476

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	26,690	0
Purchases of property, plant and equipment	(356,964)	(289,001)

Net cash used in investing activities	(330,274)	(289,001)

Cash flows from financing activities:
Checks written in excess of bank balance	(386,583)	(185,351)
Net change in revolving line of credit	655,086	(2,485,563)
Proceeds from issuance of long-term debt and warrants
(received from related party $1,000,000 in 2006)	2,833,067	153,498
Repayment of long-term debt (related parties $ 15,000 and $ 45,000)	(1,168,920)	(962,723)
Proceeds from exercise of warrants and options	83,604	53,500
Cash paid for deferred financing fees	(253,332)	0

Net cash provided by (used in) financing activities	1,762,922	(3,426,639)

Effect of exchange rate changes on cash	59,685	(25,702)

Net increase (decrease) in cash	58,489	(323,866)

Cash at beginning of period	261,982	526,469

Cash and cash equivalents at end of period	$320,471	$202,603

Supplemental disclosure of cash flow information:
Cash payments for interest	$872,487	$896,945

Cash payments for taxes	$80,508	$86,120

Supplemental Disclosure of non-cash activity
Stock issued to select consultants in lieu of cash	$-	$200,916

See accompanying notes to condensed consolidated unaudited statements

CTI Industries Corporation and Subsidiaries
Consolidated Earnings per Share

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Basic
Average shares outstanding:
Weighted average number of shares of
common stock outstanding during the
period	2,055,553	1,963,615	2,071,199	1,957,283

Net income :
Net income (loss)	$315,464	$(416,267)	$740,931	$(385,395)

Amount for per share computation	$315,464	$(416,267)	$740,931	$(385,395)

Per share amount	$0.15	$(0.21)	$0.36	$(0.20)

Diluted
Average shares outstanding:
Weighted average number of shares of
common stock outstanding during the
period	2,055,553	1,963,615	2,071,199	1,957,283
Net additional shares assuming stock
options and warrants exercised and
proceeds used to purchase treasury
stock	74,105	-	84,826	-
Weighted average number of shares and
equivalent shares of common stock
outstanding during the period	2,129,658	1,963,615	2,156,025	1,957,283

Net income:
Net income (loss)	$315,464	$(416,267)	$740,931	$(385,395)

Amount for per share computation	$315,464	$(416,267)	$740,931	$(385,395)

Per share amount	$0.15	$(0.21)	$0.34	$(0.20)

See accompanying notes to condensed consolidated unaudited statements

CTI Industries Corporation and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

The accompanying financial statements are unaudited but in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position and the results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K/A for the fiscal year ended December 31, 2005.

Principles of consolidation and nature of operations:

The consolidated financial statements include the accounts of CTI Industries Corporation (“CTI-US”) and its wholly-owned subsidiaries, CTI Balloons Limited, CTI Helium, Inc. and CTF International S.A. de C.V., as well as its majority-owned subsidiaries CTI Mexico S.A. de C.V., and Flexo Universal, S.A. de C.V. (together referred to as the “Company”). All significant intercompany transactions and accounts have been eliminated in consolidation. The Company (i) designs, manufactures and distributes balloon products throughout the world and (ii) operates systems for the production, lamination, coating and printing of films used for food packaging and other commercial uses and for conversion of films to flexible packaging containers and other products.

Use of estimates:

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the amounts reported of the assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period in the financial statements and accompanying notes. Actual results may differ from those estimates. The company’s significant estimates include reserves for doubtful accounts, reserves for the lower of cost or market of inventory, valuation of deferred tax assets and recovery value of goodwill.

Note 2 - Legal Proceedings

The Company is party to certain lawsuits or claims arising in the normal course of business. The ultimate outcome of these matters is unknown but, in the opinion of management, the settlement of these matters is not expected to have a material effect on the future financial position, cash flow or results of operations of the Company.

Note 3 - Comprehensive Income (Loss)

Other comprehensive income (loss) comprised of income (loss) from foreign currency translation amounted to ($52,142) and ($11,982) for the three months ending September 30, 2006 and 2005, respectively, and ($18,422) and ($102,233) for the nine months ended on such dates.

Note 4 - Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). Prior to the adoption of SFAS 123(R), the Company had adopted the disclosure-only provisions of SFAS 123 and accounted for employee stock-based compensation under the intrinsic value method, and no expense related to stock options was recognized. Under this method, the Company’s consolidated financial statements as of and for the three and nine months ended September 30, 2006 reflect the impact of SFAS 123(R), while the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). SFAS 123(R) amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash flow rather than as an operating cash flow. Adoption of SFAS 123(R) did not have a material impact on the consolidated statements of cash flows for the three or nine months ended September 30, 2006.

The Company sponsors a number of stock option plans allowing for incentive stock options to be granted to employees and eligible directors. The Plan provides that shares may be issued at an option price not less than the fair market value of the stock at the time the option is granted. The Plans expire 10 years after all of the options in the plan have been issued. In 2005, the Company issued grants of 79,000 shares. The 2005 option grants were issued with an exercise price equal to the fair value of the shares at the time of grant and were fully vested in the year of grant. Accordingly, no stock-based compensation expense has been recognized relating to the 2005 option grants. As of September 30, 2006, 26,714 shares remain available for grant under the 2001 Plan and 22,406 under the 2002 Plan.

The fair value of the options granted in 2005 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.89% no dividend yield, volatility factor of the expected price of the Company’s stock ranging from 139%; and a weighted average expected life of 5.0 years. The weighted average fair value of options granted during 2005 was $2.88 per share.

There were no options granted during the nine months ended September 30, 2006.

A summary of the Company’s stock option activity and related information for the nine months ended September 30, 2006 follows:

	September 30, 2006	Weighted Avg. Exercise Price
Outstanding and
exercisable,
beginning of period	361,405	$3.36
Granted	0
Exercised	9,572	2.39
Cancelled	0
Outstanding and
exercisable at the
end of period	351,833	$3.39

Options outstanding as of September 30, 2006:

	Outstanding	Exercisable	Exercise Price	Remaining Life (Years)
September 1997	32,144	32,144	$6.30	1.0
September 1998	62,303	62,303	$6.64	2.0
September 1998	11,907	11,907	$2.10	2.0
March 2000	53,572	53,572	$1.89	3.5
December 2001	44,048	44,048	$1.47	5.3
April 2002	11,905	11,905	$2.10	1.7
October 2002	55,954	55,954	$2.36	6.1
December 2003	5,000	5,000	$2.29	7.3
December 2005	75,000	75,000	$2.88	9.3
Total	351,833	351,833

Note 5 - Inventories, Net

	September 30, 2006	December 31, 2005
Raw Materials	$1,383,346	$1,316,885
Work in process	818,501	730,752
Finished goods	6,183,656	5,229,677
Allowance, excess quantities	(358,568)	(254,745)
Inventories, net	$8,026,935	$7,022,569

Note 6 - Geographic Segment Data

The Company has determined that it operates primarily in one business segment which designs, manufactures and distributes film products for use in packaging and novelty balloon products. The Company operates in foreign and domestic regions. Information about the Company’s operations by geographic areas is as follows.

	Net Sales For the Three Months Ended September 30		Net Sales For the Nine Months Ended September 30
	2006	2005	2006	2005
United States	$6,726,000	$4,507,000	$19,926,000	$17,766,000
Mexico	1,175,000	932,000	3,565,000	2,906,000
United Kingdom	702,000	595,000	2,265,000	2,038,000
	$8,603,000	$6,034,000	$25,756,000	$22,710,000

	Total Assets at
	September 30,	December 31,
	2006	2005
United States	$23,146,000	$21,343,000
Mexico	5,146,000	4,818,000
United Kingdom	2,630,000	2,122,000
Eliminations	(6,003,000)	(4,747,000)
	$24,919,000	$23,536,000

Note 7 - Concentration of Credit Risk

Concentration of credit risk with respect to trade accounts receivable is generally limited due to the number of entities comprising the Company’s customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectable. Such losses have historically been within management’s expectations. During the nine months ended September 30, 2006, there were two customers whose purchases represented more than 10% of the Company’s sales. The sales to each of these customers for the nine months ended September 30, 2006 were $5,755,000 or 22.3% of net sales for the period and $5,294,000 or 20.6% of net sales respectively. In the same period of 2005 net sales for these customers were $2,454,000 or 14.7% and $5,610,000 or 33.6% respectively. During the three months ended September 30, 2006, there were two customers whose purchases represented more than 10% of the Company’s sales. The sales to each of these customers for the three months ended September 30, 2006 were $2,064,000 or 24.0% and $1,939,000 or 22.5% of net sales, respectively. Sales to these customers in the same period of 2005 were $484,000 or 6.4% and $1,247,000 or 16.5% of net sales, respectively. As of September 30, 2006, the amount owed by each of the top two customers represented 19.8% and 19.2% of accounts receivable, respectively. As of September 30, 2005, the amount owed by each of these same two customers represented 5.8% and 15.9% of accounts receivable, respectively.

Note 8 - Cash and Cash Equivalents Concentration

As of September 30, 2006, the Company had cash and cash equivalents deposits at one financial institution that exceeded FDIC limits by $342,000.

Note 9 - Bank Loan

On February 1, 2006, we entered into a Loan Agreement with Charter One Bank, Chicago, Illinois, under which the Bank agreed to provide a credit facility to our Company in the total amount of $12,800,000, which includes (i) a five year mortgage loan secured by our Barrington, Illinois property in the principal amount of $2,800,000, amortized over a 20 year period, (ii) a five year term-loan secured by our equipment at the Barrington, Illinois plant in the amount of $3,500,000 and (iii) a three-year revolving line of credit up to a maximum amount of $6,500,000, secured by inventory and receivables. The amount we can borrow on the revolving line of credit includes 85% of eligible accounts receivable and 60% of eligible inventory. The Loan Agreement was amended on June 28, 2006 to (i) eliminate the excess availability requirement and (ii) reduce the interest rate.

Certain terms of the loan agreement include:

•	Restrictive Covenants: The Loan Agreement includes several restrictive covenants under which we are prohibited from, or restricted in our ability to:

•	Borrow money;

•	Pay dividends and make distributions;

•	Issue stock

•	Make certain investments;

•	Use assets as security in other transactions;

•	Create liens;

•	Enter into affiliate transactions;

•	Merge or consolidate; or

•	Transfer and sell assets.

•	Financial Covenants: The loan agreement includes a series of financial covenants we are required to meet including:

•	We are required to meet certain levels of earnings before interest taxes and depreciation (EBITDA) measured on a monthly cumulative basis during the first six months of the loan term;

•
Commencing with the quarter ended June 30, 2006 and each quarter thereafter, we are required to maintain a tangible net worth (as defined in the agreement) in excess of an amount equal to $3,500,000 plus 50% of the consolidated net income of the Company in all periods commencing with the quarter ended June 30, 2006;

•	We are required to maintain specified ratios of senior debt to EBITDA on an annual basis and determined quarterly commencing as of June 30, 2006; and,

•	We are required to maintain a specified level of EBITDA to fixed charges determined at the end of each fiscal quarter commencing on June 30, 2006 for computation periods provided in the agreement.

The loan agreement provides for interest at varying rates in excess of the Bank’s prime rate, depending on the level of senior debt to EBITDA over time. The initial interest rate under the loan is prime plus 1.5% per annum. As amended by the June 28, 2006 amendment, on a quarterly basis, commencing with the quarter ended June 30, 2006, this ratio will be measured and the interest rate charged in accordance to the table below.

When Senior Debt to Equity is:	The Premium to the Prime Rate is:
Greater or equal to 4.5 to 1.0	1.00%
Between 4.5 to 1 and 4.0 to 1	0.75%
Between 4.0 to 1 and 3.5 to 1	0.50%
Between 3.5 to 1 and 2.75 to 1	0.25%
Less than 2.75 to 1	0.0%

As of September 30, 2006, the applicable premium being applied was 0.50%.

Also, under the loan agreement, we are required to purchase a swap agreement with respect to at least 60% of the mortgage and term loan portions of our loan. On April 6, we entered into a swap arrangement with Charter One Bank with respect to 60% of the principal amounts of the mortgage loan and the term loan, which had the effect of fixing the interest rate for such portions of the loans for the balance of the loan terms. This swap agreement is subject to fair value adjustments.

Also, on February 1, 2006, two principal officers and shareholders of our Company each loaned to our Company the sum of $500,000 in exchange for (i) Promissory Notes due January 31, 2011 and bearing interest at the rate of 2% per annum in excess of the prime rate determined quarterly and (ii) five year Warrants to purchase up to 151,515 shares of common stock of the Company at the price of $3.30 per share (110% of the closing market price on the day preceding the date of the loans.

Note 9 - Related Party Transactions

Stephen M. Merrick, Executive Vice President, Secretary and a Director of the Company, is of counsel to the law firm of Vanasco Genelly and Miller PC which provides legal services to the Company. Legal fees incurred by the Company with this firm for the three months ended September 30, 2006 and 2005 were $21,000 and $32,000, respectively. Legal fees incurred during the nine months ended September 30, 2006 and 2005 were $57,000 and $78,000, respectively. Also, the Company paid Mr. Merrick $21,000 for consulting services in the three months ended September 30, 2006. During the same period of 2005, the company paid Mr. Merrick $12,000 for services. For the nine months ended September 30, 2006 and 2005, the company paid Mr. Merrick $42,000 and $24,000, respectively.

John Schwan is a principal of Shamrock Packaging and affiliated companies. The Company made purchases from Shamrock of approximately $52,000 during the three months ended September 30, 2006 and $108,000 during the three months ended September 30, 2005. The Company made purchases from Shamrock of approximately $184,000 during the nine months ended September 30, 2006 and $219,000 during the nine months ended September 30, 2005.

John Schwan was an officer of an affiliate of Rapak L.L.C. Rapak purchased $1,939,000 of products from the Company during the three months ended September 30, 2006 and $1,247,000 during the three months ended September 30, 2005. Rapak purchased $5,294,000 of products from the Company during the nine months ended September 30, 2006 and $5,610,000 during the nine months ended September 30, 2005. Also, the Company paid Mr. Schwan $15,000 for services during the three months ended September 30, 2006 and $6,000 during the three months ended September 30, 2005. The Company paid Mr. Schwan $45,000 for consulting services during the nine months ended September 30, 2006 and $18,000 during the nine months ended September 30, 2005.

Interest payments have been made to John H. Schwan and Stephen M. Merrick for loans made to the Company. These interest payments for the three months ended September 30, 2006 totaled $49,000 and $24,000 respectively. In 2005, for the three months ending September 30, 2005, the amounts were $37,000 and $12,000, respectively. These interest payments for the nine months ending September 30, 2006 totaled $89,000 and $40,000 respectively. For the nine months ending September 30, 2005, the amounts were $81,000 and $38,000, respectively.

On February 1, 2006, Mr. Schwan and Mr. Merrick advanced $500,000 each to the Company in exchange for (a) five year promissory notes bearing interest at 2% over the prime rate determined quarterly and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share.

Note 10 - Restatements

The cash flows statement for the nine months ended September 30, 2005 has been restated to reflect the reclassification of accrued expenses and other liabilities into separate line items and to properly reflect the effect of changes in the exchange rate on cash. The effect of the restatement was to increase cash flows from operating activities by $70,000, no effect on cash flows from investing activities and (decrease) cash flows from financing activities by $91,800. There was no change in our reported cash balance as a result of these restatements.

Note 11 - New Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation FASB No. 109 (“FIN 48”), which prescribes accounting for and disclosure of uncertainty in tax positions. This interpretation defines the criteria that must be met for the benefits of a tax position to be recognized in the financial statements and the measurement of tax benefits recognized. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating that impact of adopting FIN 48 on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 12 - Equity Distribution Agreement

On June 6, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (“Cornell”), pursuant to which we may, at our discretion, sell to Cornell shares of our common stock for a total purchase price of up to $5,000,000. For each share of CTI common stock purchased under this Agreement, Cornell will pay to us one hundred percent (100%) of the lowest volume weighted average price of our common stock on the Nasdaq Capital Market during the five consecutive trading days after we give notice of the sale to Cornell. Cornell will retain 5% of each payment made to us under the Agreement for the purchase of our stock. The Agreement provides that we will not sell more than 400,000 shares of our common stock to Cornell under this Agreement without first having obtained shareholder approval for the transaction. Cornell’s obligation to purchase shares of our common stock under the Agreement is subject to certain conditions, including: (i) we shall have obtained an effective registration statement for the shares of common stock sold to Cornell under the Agreement and (ii) the amount of each advance requested by us under the agreement shall not be more than $100,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of CTI Industries Corporation

We have audited the accompanying consolidated balance sheets of CTI Industries Corporation and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CTI Industries Corporation and Subsidiaries as of December 31, 2005 and 2004, and the results of their consolidated operations and their consolidated cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We have also audited the consolidated financial statement Schedule II for the years ended December 31, 2005 and 2004. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

As described in Note 2 to the consolidated financial statements, the Company has restated its 2004 consolidated statement of operations and its 2005 and 2004 consolidated statements of cash flows.

Weiser LLP
New York, New York
March 13, 2006, except with respect to Note 2 as
to which the date is September 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CTI Industries Corporation

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of CTI Industries Corporation and subsidiaries (the “Company”) for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of the Company for the year ended December 31, 2003, in conformity with generally accepted accounting principles in the United States of America.

/s/ Eisner LLP
New York, New York
February 18, 2004

With respect to the first paragraph of Note 6
April 14, 2004

With respect to the third paragraph of Note 3
October 1, 2004 (not presented herein)

With respect to Note 2
September 28, 2006

CTI Industries Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash	$261,982	$526,470
Accounts receivable, (less allowance for doubtful accounts of $80,000 and $404,000 respectively)	4,343,671	6,123,137

Inventories, net	7,022,569	8,348,494
Prepaid expenses and other current assets	707,082	646,805

Total current assets	12,335,304	15,644,906

Property, plant and equipment:
Machinery and equipment	18,869,276	18,451,428
Building	2,602,922	2,614,271
Office furniture and equipment	2,010,557	1,926,371
Land	250,000	250,000
Leasehold improvements	510,134	640,428
Fixtures and equipment at customer locations	2,330,483	2,286,814
Projects under construction	130,994	55,650
	26,704,366	26,224,962
Less : accumulated depreciation and amortization	(17,087,622)	(15,636,451)

Total property, plant and equipment, net	9,616,744	10,588,511

Other assets:
Net deferred financing costs, net	74,396	120,375
Goodwill	989,108	1,113,108
Net deferred income tax asset	352,689	175,288
Other assets	167,809	245,376

Total other assets	1,584,002	1,654,147

TOTAL ASSETS	$23,536,050	$27,887,564

	December 31, 2005	December 31, 2004

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Checks written in excess of bank balance	$500,039	$513,417
Trades payable	4,717,733	6,147,969
Line of credit	5,050,753	6,401,225
Notes payable - current portion	1,329,852	3,500,669
Notes payable - officers current portion	2,237,292	60,000
Accrued liabilities	925,719	1,811,775

Total current liabilities	14,761,388	18,435,055

Long-term liabilities:
Other liabilities (related parties of $1,056,000 and $517,000)	1,644,339	1,371,364
Notes payable	4,394,390	2,864,129
Notes payable - officers	0	2,255,616

Total long-term liabilities	6,038,729	6,491,109

Minority interest	10,091	10,230

Stockholders’ equity:
Preferred stock - no par value 2,000,000 shares authorizes, 0 shares issued and outstanding	0	0
Common stock - no par value, 5,000,000 shares authorized, 2,268,269 and 2,185,896 shares issued, 2,036,474 and 1,954,100 shares outstanding, respectively	3,764,020	3,764,020
Class B Common stock - no par value, 500,000 shares authorized, 0 shares issued and outstanding	0	0
Paid-in-capital	5,869,828	5,615,411
Warrants issued in connection with subordinated debt and bank debt	595,174	595,174
Accumulated deficit	(6,340,646)	(6,007,437)
Accumulated other comprehensive loss	(223,420)	(76,884)
Less:
Treasury stock - 231,796 shares	(939,114)	(939,114)

Total stockholders’ equity	2,725,842	2,951,170

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$23,536,050	$27,887,564

See accompanying notes to consolidated financial statements

CTI Industries Corporation and Subsidiaries
Consolidated Statement of Operations

	Year Ended December 31,
	2005	2004	2004	2003	2003
		As Reported	Restated	As Reported	Restated

Net sales	$29,189,974	$37,193,109	$37,193,109	$36,259,638	$36,259,638

Cost of sales	22,725,825	30,840,989	30,840,989	29,626,450	29,626,450

Gross profit	6,464,149	6,352,120	6,352,120	6,633,188	6,633,188

Operating expenses:
General and administrative	3,846,538	4,410,595	4,410,595	4,054,607	4,054,607
Selling	1,064,944	1,495,257	1,495,257	1,441,501	1,441,501
Advertising and marketing	776,571	1,014,463	1,014,463	1,816,301	1,816,301
(Gain) on sale of assets			(122,499)		(28,007)
Other (income)			(395,489)		(428,125)
Asset impairment loss	124,000
Total operating expenses	5,812,053	6,920,315	6,402,327	7,312,409	6,856,277

Income (loss) from operations	652,096	(568,195)	(50,207)	(679,221)	(223,089)

Other income (expense):
Interest expense	(1,230,964)	(1,350,085)	(1,350,085)	(1,103,395)	(1,103,395)
Interest income	-	-	-	13,618	13,618

Gain (loss) on sale of assets	-	122,499		28,007
Foreign currency (loss) gain	45,128	208,213	208,213	(36,132)	(36,132)
Other		395,489		428,125
Total other (expense) income	(1,185,836)	(623,884)	(1,141,872)	(669,777)	(1,125,909)

Loss before income taxes and minority interest	(533,740	(1,192,079)	(1,192,079)	(1,348,998)	(1,348,998)

Income tax (benefit) expense	(200,392)	1,286,232	1,286,232	(782,468)	(782,468)

Loss before minority interest	(333,348)	(2,478,311)	(2,478,311)	(566,530)	(566,530)

Minority interest in (loss) income of subsidiary	(139)	1,063	1,063	(483)	(483)
Net loss	$(333,209)	$(2,479,374)	$(2,479,374)	$(566,047)	$(566,047)

Loss applicable to common shares	$(333,209)	$(2,479,374)	$(2,479,374)	$(566,047)	$(566,047)

Basic loss per common share	$(0.17)	$(1.28)	$(1.28)	$(0.30)	$(0.30)

Diluted loss per common share	$(0.17)	$(1.28)	$(1.28)	$(0.30)	$(0.30)

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss

	Common Stock		Class B Common Stock							Less
					Paid-In		Warrants issued in connection with subordinated	Accumulated	Accumulated Other Comprehensive	Treasury Stock		Notes Recvble
	Shares	Amount	Shares	Amount	Capital		debt	Deficit	Loss	Shares	Amount	Shareholders	TOTAL

Balance, December 31, 2002	2,141,882	$3,748,270	-	$-	$5,554,332	-	$135,462	$(2,962,016)	$(6,002)	231,796	$(939,114)	$(56,456)	$5,474,476

Options Exercised	8,334	15,750											15,750
Subordinated debt contributed to exercise warrants							459,712						459,712
Collection of Notes Receivable												56,456	56,456
Net Loss								($566,047)					(566,047)
Other comprehensive income
Foreign currency translation									($228,766)				(228,766)
Total comprehen-sive loss													(794,813)
Balance, December 31, 2003	2,150,216	$3,764,020	-	$-	5,554,332	$-	$595,174	$(3,528,063)	$(234,768)	231,796	$(939,114)	$-	$5,211,581

Stock issued for Services	35,680	-			61,079								61,079
Net Loss								($2,479,374)					(2,479,374)
Other comprehen-sive income
Foreign currency translation									157,884				157,884
Total comprehen-sive loss													(2,321,490)
Balance, December 31, 2004	2,185,896	$3,764,020	-	$-	5,615,411	$-	$595,174	$(6,007,437)	$(76,884)	231,796	$(939,114)	$-	$2,951,170

Options Exercised	32,144				53,501								53,501
Stock issued for Services	50,229				200,916								200,916
Net Loss								(333,209)					($333,209)
Other comprehen-sive income
Foreign currency translation									($146,536)				(146,536)
Total comprehen-sive loss													(479,745)
Balance, December 31, 2005	2,268,269	$3,764,020	-	$-	5,869,828	$-	$595,174	$(6,340,646)	$(223,420)	231,796	$(939,114)	$-	$2,725,842

See accompanying notes to consolidated financial statements

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
		Restated		Restated		Restated
	2005	2005	2004	2004	2003	2003

Cash flows from operating activities:
Net loss	$(333,209)	(333,209)	$(2,479,374)	(2,479,374)	$(566,047)	(566,047)
Adjustment to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,463,369	1,479,916	1,651,322	1,639,808	1,618,563	1,628,492
Deferred gain on sale/leaseback	0		(175,271)	(175,271)	(30,047)	(30,047)
Amortization of debt discount	35,967	35,967	251,490	251,490	238,199	238,199
Minority interest in loss of subsidiary	65	65	1,063	1,063	(483)	(483)
Loss on asset impairment	124,000	124,000
Provision for losses on accounts receivable	145,000	145,000	288,562	288,562	220,000	220,000
Provision for losses on inventories	205,000	205,000	60,000	60,000	135,000	135,000
Shares issued for services	200,916	200,916	0		0
Deferred income taxes	(200,392)	(200,392)	1,189,135	1,189,135	(782,468)	(782,468)
Change in operating assets and liabilities:
Accounts receivable	1,634,466	1,680,617	(1,791,423)	(1,523,274)	619,113	430,362
Inventories	1,120,925	1,129,594	854,666	890,945	560,433	475,844
Other assets	205,731	167,332	426,662	397,345	66,313	60,091
Trade payables, accrued and other liabilities	(1,862,861)	(1,976,307)	(847,411)	(925,237)	1,129,596	1,297,275

Net cash provided by (used in) operating activities	2,738,977	2,658,499	(570,579)	(384,808)	3,208,172	3,106,218

Cash flows from investing activities:
Purchases of property, plant and equipment	(549,547)	(551,256)	(305,546)	(281,494)	(2,007,104)	(2,164,510)
Proceeds from sale of property, plant and equipment	151,206	151,206	32,094	22,123	0

Net cash used in investing activities	(398,341)	(400,050)	(273,452)	(259,371)	(2,007,104)	(2,164,510)

Cash flows from financing activities:
Checks written in excess of bank balance	(13,378)	(14,225)	172,309	172,291	227,648	228,041
Net change in revolving line of credit	(1,350,472)	(1,350,472)	2,706,984	2,706,984	(1,948,408)	(1,948,408)
Proceeds from issuance of long-term debt (Received from related parties 559,000, 267,000 and 250,000)	300,439	231,392	558,077	583,298	6,768,759	6,725,426
Repayment of long-term debt	(811,776)	(850,986)	(2,513,261)	(2,552,139)	(5,649,014)	(5,571,574)
Repayment of short-term debt (Related parties 60,000 in 2005)	(402,324)	(402,324)
Proceeds from exercise of stock options	53,501	53,501	0		15,750	15,750
Collection of stockholder note	0		0		56,456	56,456
Cash paid for deferred financing fees	(141,316)	(141,316)	(41,234)	(41,234)	(275,044)	(275,044)

Net cash (used in) provided by financing activities	(2,365,326)	(2,474,430)	882,875	869,200	(803,853)	(769,353)

Effect of exchange rate changes on cash	(239,797)	(48,506)	157,884	(28,293)	(227,966)	(3,106)

Net (decrease) increase in cash	(264,487)	(264,487)	196,728	196,728	169,249	169,249

Cash at beginning of period	526,469	526,469	329,742	329,742	160,493	160,493

Cash at end of period	$261,982	261,982	$526,470	526,470	$329,742	329,742

Supplemental disclosure of cash flow information:
Cash payments for interest	950,280	950,280	952,682	952,682	865,196	865,196
Cash payments for taxes	88,151	88,151	47,186	47,186	42,295	42,295

	Year Ended December 31,
		Restated		Restated		Restated
	2005	2005	2004	2004	2003	2003

Supplemental disclosure of non-cash activity:
Settlement of liability with third party via ownership transfer of long-term asset			241,268	241,268

Stock issued to reduce vendor obligations at fair value			61,079	61,079

Accounts payable converted to notes payable	453,503	453,503			3,534,326	3,534,326

Refinance mortgage					2,671,243	2,671,243

See accompanying notes to consolidated financial statements

CTI Industries Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

1. Nature of Operations

CTI Industries Corporation, its United Kingdom subsidiary (CTI Balloons Limited), and Mexican subsidiaries (Flexo Universal, S.A. de C.V., CTI Mexico Corporation, S.A. de C.V. and CTF International S.A. de C.V.), and CTI Helium, Inc. (the “Company”) (i) design, manufacture and distribute metallized and latex balloon products throughout the world and (ii) operate systems for the production, lamination, coating and printing of films used for food packaging and other commercial uses and for conversion of films to flexible packaging containers and other products.

2. Restatements

The consolidated statements of operations for the years ended December 31, 2004 and 2003 and the consolidated statements of cash flows for the years ended December 31, 2005, 2004 and 2003 have been restated for correction of errors. The restatements do not result in any changes in net loss, net loss per share or net (decrease) increase in cash.

Statements of Operations

Certain items presented in other income and (expense) have been reclassified to income (loss) from operations in the consolidated statements of operations. The amounts of such reclassifications for each year are as follows:

Income (loss) from operations:	2005	2004	2003
As originally reported	$652,096	$(568,195)	$(679,221)
As restated	652,096	(50,207)	(223,089)
Other income (expense):
As originally reported	(1,185,836)	(623,884)	(669,777)
As restated	(1,185,836)	(1,141,872)	(1,125,909)

Statements of Cash Flows

The consolidated statements of cash flows have been restated to properly present the effect of exchange rate changes on cash within operating and financing activities.

	2005	2004	2003
Cash flows provided by (used in) operating activities:
As originally reported	2,738,977	(570,579)	3,208,172
As restated	2,658,499	(384,808)	3,106,218
Cash flows used in investing activities:
As originally reported	(398,341)	(273,452)	(2,007,104)
As restated	(400,050)	(259,371)	(2,164,510)
Cash flows (used in) provided by financing activities:
As originally reported	(2,365,326)	882,875	(803,853)
As restated	(2,474,430)	869,200	(769,353)

Effect of exchange rate on cash:
As originally reported	(239,797)	157,884	(227,966)
As restated	(48,506)	(28,293)	(3,106)

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring operating losses, has a working capital deficit of $2,426,000 and an accumulated deficit of $6,341,000 as of December 31, 2005. The Company refinanced its credit facilities and two shareholders of the Company loaned the Company $1,000,000 as more fully described in Note 22. Management believes that as a result of these events that it will have sufficient liquidity to meet its obligations as they come due. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The consolidated financial statements include the accounts of CTI Industries Corporation, its wholly owned subsidiaries CTI Balloons Limited, CTF International S.A. de C.V., and CTI Helium, Inc. and its majority owned subsidiaries, Flexo Universal and CTI Mexico Corporation. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Foreign Currency Translation

The financial statements of foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity, and a weighted average exchange rate for each period for revenues and expenses. Translation adjustments are recorded in accumulated other comprehensive income (loss) as the local currencies of the subsidiaries are the functional currencies. Foreign currency transaction gains and losses are recognized in the period incurred and are included in the Consolidated Statements of Operations.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the amounts reported of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period in the financial statements and accompanying notes. Actual results may differ from those estimates. The Company’s significant estimates include reserves for doubtful accounts, reserves for lower of cost to market of inventory and recovery value of goodwill.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short term investments with original maturities of three months or less.

Accounts Receivable

Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts, evaluating the individual customer receivables then considering the customer’s financial condition, credit history and current economic conditions and by using historical experience applied to an aging of accounts. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for a period over the customers’ normal terms. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximates costing determined on a first-in, first-out basis, to reflect the actual cost of production of inventories.

Production costs of work in process and finished goods include material labor and overhead, including general and administrative expenses where applicable. Work in process and finished goods are not recorded in excess of net realizable value.

Property, Plant and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed using the straight-line and declining-balance methods over estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line method over the lesser of the estimated useful life or the lease term. The estimated useful lives range as follows:

Building	25 - 30 years
Machinery and equipment	3 - 15 years
Office furniture and equipment	5 - 8 years
Leasehold improvements	5 - 8 years
Furniture & equipment at customer locations	2 - 3 years

Projects in process represent those costs capitalized in connection with construction of new assets and/or improvements to existing assets. Upon completion, these costs are reclassified to the appropriate asset class.

Goodwill

The Company applies the provisions of SFAS 142, “Goodwill and Other Intangible Assets”, under which goodwill is not amortized but is tested at least annually for impairment. Goodwill on the accompanying balance sheets relates to Flexo Universal. It is the Company’s policy to perform impairment testing for Flexo Universal annually as of December 31, or as circumstances change.

Valuation of Long Lived Assets

The Company evaluates whether events or circumstances have occurred which indicate that the carrying amounts of long-lived assets (principally property, plant and equipment) may be impaired or not recoverable. The significant factors that are considered that could trigger an impairment review include: changes in business strategy, market conditions, or the manner of use of an asset; underperformance relative to historical or expected future operating results; and negative industry or economic trends. In evaluating an asset for possible impairment, management estimates that asset’s future undiscounted cash flows and appraised values to measure whether the asset is recoverable, the Company measures the impairment based on the projected discounted cash flows of the asset over its remaining life. While the Company believes that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect these evaluations.

Deferred Financing Costs

Deferred financing costs are amortized on a straight line basis over the term of the loan.

Income Taxes

The Company accounts for income taxes using the liability method. As such, deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the anticipated reversal of these differences is scheduled to occur. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is subject to U.S. Federal, state and local taxes as well as foreign taxes in the United Kingdom and Mexico. The Company’s investments in non-U.S. subsidiaries are deemed to be invested for an indefinite period of time.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments relating to accounts receivable, trades payable and accrued expenses approximates fair value due to their short-term nature. The fair value of debt approximates its carrying value as the interest rates applicable to these debt instruments are comparable to current market rates for similar maturities.

Other Comprehensive Income (Loss)

For years ended December 31, 2005,2004 and 2003 other comprehensive income (loss) consisted of foreign currency translation adjustments, which is a component of accumulated other comprehensive loss within stockholder’s equity.

Revenue Recognition

The Company recognizes revenue when title transfers upon shipment. Revenue from a transaction is not recognized until (i) a definitive arrangement exists, (ii) delivery of the product has occurred or the services have been performed and legal title and risk are transferred to the customer, (iii) the price to the buyer has been fixed or is determinable and (iv) collectibility is reasonably assured. In some cases, product is provided on consignment to customers. For these cases, revenue is recognized when the customer reports a sale of the product.

Stock-Based Compensation

At December 31, 2005, the Company has four stock-based compensation plans, which are described more fully in Note 17. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. The Company recognizes compensation cost for stock-based compensation awards equal to the difference between the quoted market price of the stock at the date of grant or award and the price to be paid by the employee upon exercise in accordance with the provisions of APB No. 25. Based upon the terms of Company’s current stock option plans, the stock price on the date of grant and price paid upon exercise are the same. Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company has adopted the disclosure provision of Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation - Transition Disclosure,” an amendment of SFAS Statement No. 123 (“SFAS No. 148”) The following table illustrates the effect on net loss and earnings per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards:
	Years Ended December 31,
	2005	2004	2003
Net loss:
Reported	(333,000)	(2,479,000)	(566,000)
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(124,000)	-	(9,000)
Pro forma net loss	(457,000)	(2,479,000)	(575,000)
Net loss per share:
Basic - As reported	(0.17)	(1.28)	(0.30)
Basic - Proforma	(0.23)	(1.28)	(0.30)
Diluted - As reported	(0.17)	(1.28)	(0.30)
Diluted - Proforma	(0.23)	(1.28)	(0.30)

The fair value of each option was estimated as of the date of the grant using the Black-Scholes option pricing model based on the following assumptions:

	2005	2004	2003
Expected life (years)	5.0	5.0	5.0
Volatility	138.86%	128.49%	136.6%
Risk-free interest rate	3.89%	1.9%	4.4%
Dividend yield	-	-	-

Research and Development

The Company conducts product development and research activities which includes (i) creative product development, (ii) creative marketing, and (iii) engineering. During the years ended December 31, 2005, 2004 and 2003, research and development activities totaled $224,000, $246,000 and $335,000, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses amounted to $50,000, $152,000 and $252,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Reclassifications

Reclassifications were made to the year end 2004 balance sheet to conform to the year end 2005 presentation.

4. Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS Statement 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement requires that all share-based payments to employees be recognized in the financial statements based on their fair values on the date of grant. The Company currently uses the intrinsic value method to measure compensation expense for stock-based awards. The Stock Based Compensation caption within Note 3 provides a pro forma net income (loss) and earnings per share as if the Company had used a fair-value based method provided by SFAS l23R to measure stock-based compensation for 2004, 2003 and 2002. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after December 31, 2005 and applies to all awards granted, modified, repurchased or cancelled after the effective date. The Company is evaluating the requirements of SFAS 123R and expects that its adoption will not have a material impact on the Company’s consolidated results of operations and earnings per share.

In November of 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in APB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt the provisions of SFAS No. 151 in the first quarter of 2006. The Company does not expect SFAS 151 to have a material impact on its consolidated results of operations or financial condition.

In December of 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29” (SFAS 153). SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company does not believe that the adoption of SFAS 153 will have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirement for accounting for and reporting of a change in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that adoption of SFAS 154 will have a material impact on the financial position, results of operations or its cash flows.

5. Major Customers

For the year ended December 31, 2005, the Company had three customers that accounted for approximately 23.5%, 13.6%, and 13.3%, respectively, of consolidated net sales. Corresponding percentages of consolidated net sales generated by these customers for the year ended December 31, 2004, were approximately 20.1%, 11.7%, and 16.8% respectively. Corresponding percentages of consolidated net sales generated by these customers for the year ended December 31, 2003, were approximately 14.7%, 28.4% and 0.5%, respectively and one other customer represented 11.0% of net sales. At December 31, 2005, the outstanding accounts receivable balances due from these three customers were $910,250 (related party), $1,403,861 and $110,908, respectively. At December 31, 2004, the outstanding accounts receivable balances due from these three customers were $956,739 (related party), $1,438,153 and $301,724, respectively.

6. Inventories

Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate costing determined on a first-in, first out basis. Standard costs are reviewed and adjusted periodically and at year end based on actual direct and indirect production costs. On a periodic basis, the Company reviews its inventory levels for estimated obsolescence or unmarketable items, in reference to future demand requirements and shelf life of the product.

Inventories are comprised of the following:

	December 31,	December 31,
	2005	2004
Raw materials	$1,316,885	$888,643
Work in process	730,752	806,495
Finished goods	5,229,677	6,840,068
Allowance for excess quantities	(254,745)	(186,713)
Total inventories	$7,022,569	$8,348,494

7. Notes Payable

Long-term debt consists of:

	Dec 31, 2005	Dec 31, 2004
Term Loan with bank, payable in monthly installments of $58,333 including interest at prime (7.25% at December 31, 2005) plus 1.5%(8.75%) (amortized over 60 months) balance due January 31, 2006	$2,158,341	$2,858,337
Mortgage Loan with bank, payable in monthly installments of $19,209 including interest at 6.25% due May 5, 2008	$2,780,553	$2,832,302
Vendor Notes, at various rates of interest (weighted average of6%) maturing through December 2007	$700,886	$649,697
Subordinated Notes (Officers) due 2006, interest at 9% net of debt discount of $23,441 and $59,408 at December 31, 2005 and 2004, respectively (See Notes 7, 10)	$1,423,059	$1,460,592
Subordinated Notes (Officers) due 2006, interest at 9%(See Notes 7,10)	$814,233	$795,024
Loan payable to a Mexican finance institution denominated in Mexican Pesos bearing interest at 9.81% due 2009	$84,462	$84,462
Total long-term debt	$7,961,534	$8,680,414
Less current portion	$(3,567,144)	$(3,560,669)
Total Long-term debt, net of current portion	$4,394,390	$5,119,745

On December 31, 2003, the Company entered into a Loan and Security Agreement (“Loan Agreement”) with Cole Taylor Bank under which the Bank provided to the Company a credit facility in the aggregate amount of $11,000,000, collateralized by substantially all assets of the Company. The credit facility expired on December 31, 2005 and was renewed to January 31, 2006. The credit facility included a term loan of $3,500,000, at an interest rate of prime plus 1.5% per annum (8.75% at December 31, 2005), which is based upon the appraised (liquidation basis) value of the machinery and equipment of the Company and a revolving line of credit at an interest rate of prime plus 1.5% per annum (8.75% at December 31, 2005), the amount of which was based on advances of up to 85% of eligible trade receivables and up to 50% of the value of the Company’s eligible inventory. In connection with the Loan Agreement, two principals of the Company executed agreements pursuant to which they agreed, in the event appraisals of the Company’s machinery and equipment to be performed during 2004 indicated values less than those specified in the Loan Agreement (liquidation value), to provide guarantees of a portion of the term loan or subordinated loan funds to the Company. During 2004, these two principals pledged certain of their individual assets as security for the amount by which the principal balance of the term loan exceeded the most recent appraised value of the Company’s machinery and equipment. The Loan Agreement also provided that, upon the receipt of any proceeds of sale or other disposition of equipment, or any proceeds from damage, destruction or condemnation, such proceeds were to be paid as a mandatory prepayment of the term loan. In addition, 50% of excess cash flow was required to be paid as a prepayment of the term loan. The Loan Agreement also included financial covenants requiring a minimal level of tangible net worth and ratio of EBITDA to fixed charges. The Bank had issued a waiver of this covenant for December 31, 2004 and had agreed to an amendment modifying the covenants. The entire balance outstanding under the Loan Agreement was paid in full on February 1, 2006.

As of December 31, 2005, the balance outstanding on the revolving line of credit was $5,050,753.

In January 2001, Banco Popular loaned to the Company the sum of $2,873,000 in a refinance of the Company’s principal office building and property situated in Barrington, Illinois. The mortgage loan is collateralized by this building and property, with a net carrying value of $2,886,595, and was made in the form of two notes. The first note was in the principal amount of $2,700,000, bearing interest at the rate of 9.75%, and had a term of five years with an amortization period of 25 years. In May of 2003, the terms of this note were renegotiated to a note in the principal amount of $2,912,000 bearing 6.25% with a term of 5 years amortized over 30 years.

The second note was in the principal amount of $173,000 with an interest rate of 10%, and has a term of three years. This obligation was paid in full January 2004.

Future minimum principal payments, exclusive of debt discount, for amounts outstanding under these long-term debt agreements for each of the years ended December 31:

2006	$3,567,144
2007	922,215
2008	811,992
2009	896,454
2010	811,992
Thereafter	951,737
$7,961,534

On February 1, 2006, the Company entered into a Loan Agreement with Charter One Bank, Chicago, Illinois. Proceeds of this loan were utilized in part to pay the entire outstanding balance of the Cole Taylor Bank loan and the Banco Popular mortgage loan. (See Note 22)

8. Subordinated Debt

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $640,427 calculated using Black-Scholes option pricing formula. The Company applied the debt discount of $459,780 against the subordinated debt. The debt discount was amortized using the effective interest method over the term of the debt. These loans are subordinated to the Bank debt of the Company.

In February 2006, the Company received $1,000,000 from two shareholders in exchange for (a) five year subordinated notes bearing interest at 2% over the prime rate determined on a quarterly basis and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share.

At various times during 2003, John H. Schwan loaned an aggregate of $795,204 to the Company in exchange for notes bearing interest at various annual rates (5%-8%). These notes are subordinated to the bank loan of the Company. Mr. Merrick also advanced $19,209 to the Company in December 2005.

9. Income Taxes

The income tax provisions are comprised of the following:

	Dec. 31	Dec. 31	Dec. 31
	2005	2004	2003
Current:
Federal	$-	$-	$-
State	$-	$-	$-
Foreign	$-	$97,097	$-
	$-	$97,097	$-
Deferred
Federal	(180,134)	1,223,030	(361,881)
State	(24,797)	(63,753)	(61,281)
Foreign	$4,539	29,858	(359,306)
	(200,392)	1,189,135	(782,468)
Total Income Tax (Benefit) Provision	$(200,392)	$1,286,232	$(782,468)

The components of the net deferred tax asset at December 31 are as follows:

	2005	2004
Deferred tax assets:
Allowance for doubtful accounts	$32,752	$127,150
Inventory allowances	195,095	168,006
Accrued liabilities	132,776	126,372
Unicap 263A adjustment	52,380	52,380
Net operating loss carryforwards	3,302,982	2,988,093
Alternative minimum tax credit carryforwards	338,612	338,612
State investment tax credit carryforward	18,041	18,041
Other foreign tax items	(3,179)	109,833
Foreign asset tax credit carryforward	160,784	160,784
Total deferred tax assets	4,230,243	4,089,271
Deferred tax liabilities:
Book over tax basis of capital assets	(1,074,863)	(1,134,282)
Cash basis of foreign inventory purchases	(348,690)	(348,690)
	2,806,690	2,606,299
Less: Valuation allowance	(2,454,001)	(2,454,001)
Net deferred tax asset	$352,689	$152,298

The Company maintains a valuation allowance with respect to deferred tax assets as a result of the uncertainty of ultimate realization. At December 31, 2005, the Company has net operating loss carryforwards of approximately $5,392,538 expiring in various years through 2025. In addition, the Company has approximately $338,600 of alternative minimum tax credits as of December 31, 2005, which have no expiration date. Management has determined based upon the evaluation of certain transactions involving the repatriation of profits from its U.K. subsidiary that it is more likely than not that deferred tax assets will be realized in 2005. The increase in the valuation allowance, which was recorded in the fourth quarter of 2004, was made after management determined that the realization of the deferred tax asset was not likely to be realized in the foreseeable future. Income tax provisions differed from the taxes calculated at the statutory federal tax rate as follows:

	Years Ended December 31,
	2005	2004	2003
Taxes at statutory rate	$(186,809)	$(417,228)	$(393,154)
State income taxes	(25,716)	(57,434)	(55,504)
Nondeductible expenses	12,757	15,355	20,564
Increase in deferred tax
Valuation allowance	-	1,715,401	-
Foreign taxes and other	(624)	30,138	(354,374)
Income tax provision	$(200,392)	$1,286,232	$(782,468)

10. Other Income/Expense

Other income/expense set forth on the Company’s Consolidated Statement of Operations for the fiscal year ended December 31, 2005 included gains of $45,000 related to currency translation items

10A. Operating Expenses - Other income

Other income of $395,489 set forth on the Company’s Restated Consolidated Statement of Operations for the year ended December 31, 2004 includes (i) gains related to a review and determination that various accrued items on the books of the Mexican subsidiaries of the Company (CTI Mexico and Flexo) are not due or payable and (ii) gains based on the settlement of the various accounts in consideration for the payment of an amount less than the amount accrued. These settlements primarily relate to CTI Mexico an inactive subsidiary. For the year ending December 31, 2003, the Company had other income of $428,125. This amount includes income derived from the settlement of certain outstanding liabilities due to vendors for less than the amount recorded on the books of the Company.

11. Other Liabilities

Items identified as Other Liabilities in the Company’s Consolidated Balance Sheet as of December 31, 2005 include (i) loans by officers/shareholders to Flexo Universal totaling $1,056,000, and (ii) obligations of CTI Mexico, Flexo, and CTF International totaling $587,000. Items identified as Other Liabilities in the Company’s Consolidated Balance Sheet as of December 31, 2004 include (i) loans by officers/shareholders to Flexo Universal totaling $517,000 due in 2007 and 2008, (ii) capital lease for equipment for $5,000, (iii) obligations of CTI Mexico, Flexo, and CTF International totaling $779,000 to vendors on deferred payment terms, and (iv) $70,000 of others.

12. Employee Benefit Plan

The company has a defined contribution plan for substantially all employees. Profit sharing contributions may be made at the discretion of the Board of Directors. Effective January 1, 2004, the Company amended its defined contribution plan. Under the amended plan, the maximum contribution for the Company is 2% of gross wages. Employer contributions to the plan totaled $52,147, $57,172, and $54,836 for the years ended December 31, 2005, 2004 and 2003, respectively.

13. Related Party Transactions, See Note 16.

Stephen M. Merrick is a shareholder of a law firm from which we received legal services during the year. Mr. Merrick is both a director and a shareholder of the Company. Legal fees incurred with this firm were $117,000 for the year ended December 31, 2005, $97,000 for the year ended December 31, 2004 and $107,000 for the year ended December 31, 2003. In 2005, Mr. Merrick received $48,000 for services performed from CTI Industries and an additional $12,000 in directors fees from CTI Balloons Limited located in the United Kingdom.

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $640,427 calculated using Black-Scholes option pricing formula. The Company applied the debt discount of $459,780 against the subordinated debt. The debt discount was amortized using the effective interest method over the term of the debt.

John H. Schwan is principal of Shamrock Packaging and affiliated companies. The Company made purchases of packaging materials from them of approximately $165,000, $172,000 and $274,000 during the years ended December 31, 2005, 2004 and 2003, respectively.

John H. Schwan is an officer of an affiliate of Rapak L.L.C. Rapak purchased an aggregate of $6,860,000, $7,837,000 and $5,360,000 of film from the Company during the fiscal years 2005, 2004 and 2003, respectively.

For each of the years ended December 31, 2005, 2004 and 2003, respectively, Mr. Schwan received $24,000 for services performed from CTI Industries. Further, he received an additional $12,000 in directors fees in 2005 from CTI Balloons Limited located in the United Kingdom.

In July 2001 certain members of Company management were issued warrants to purchase 119,050 shares of the Company’s Common Stock at an exercise price of $1.50 per share in consideration of their facilitating and guaranteeing and securing bank loans to the Company in the amount of $1.4 million and for advancing additional monies to the Company that were repaid in 2001. The warrants have a term of five years.

At various times during 2003, John H. Schwan loaned an aggregate of $795,204 to the Company in exchange for notes bearing interest at various annual rates (5%-8%). These notes are subordinated to the bank loan of the Company. Mr. Merrick also advanced $19,209 to the Company in December 2005.

Messrs. Schwan and Merrick made advances to the Company’s Mexican affiliate, Flexo Universal in the amount of $112,500 and $141,900, respectively in 2005, $86,000 and $181,000, respectively in 2004, and $225,000 and $25,000 in 2003, respectively. Additionally, Messrs. Schwan and Merrick advanced $130,000 and $155,000, in 2005 respectively to the Company’s UK affiliate, CTI Balloons Ltd. These advances are reflected in demand notes bearing interest at the rate of 8% per annum in 2004 and 2003, and 7% in 2005.

On February 1, 2006, Mr. Schwan and Mr. Merrick advanced $500,000 each to the Company in exchange for (a) five year promissory notes bearing interest at 2% over the prime rate determined quarterly and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share.

Interest paid to related parties during 2005, 2004 and 2003 was $146,898, $119,230 and $150,674, respectively.

14. Goodwill and Intangible Assets

Under the provisions of SFAS 142, goodwill is subject to at least annual assessments for impairment by applying a fair-value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. The Company has no acquired intangible assets other than goodwill.

The Company retained a valuation consulting firm to conduct an evaluation of our goodwill in our Mexico subsidiary December 2004 and December 2005. As of December 31, 2005, the valuation consulting firm determined that the fair value of the Company’s interest in Flexo Universal was $988,000, and the carrying value of $1,113,000 was impaired by $124,000. Accordingly, we have recorded the amount of this impairment as an expense and have reduced the carrying value of the Company’s interest in Flexo Universal to $989,108.

The carrying amount of goodwill as of December 31, 2005 was $989,108 and as of December 31, 2004 was $1,113,108. When acquired prior to 2003, goodwill was recorded at $1,299,954. When goodwill ceased to be amortized with the adoption of SFAS 142, amortization was $186,846, resulting in the $1,113,108 carrying value through December 31, 2004. The primary indicator attributable to the impairment loss was the inability of the subsidiary to meet its financial projections.

15. Commitments and Contingencies

Operating Leases

In July of 2004, the Company signed a month to month lease with HP Properties LLC for approximately 35,000 square feet of space in Cary, Illinois. In September of 2005, the Company signed a lease to rent 16,306 square feet of space from Trinity Assets replacing the previous lease with HP Properties. This lease has a 2 year term. The Company’s United Kingdom subsidiary also maintains a lease for office and warehouse space which expires in 2019. The Company’s Mexico subsidiary signed a five year lease in January of 2003 to rent 43,000 square feet of space at a cost of approximately $17,000 per month. The Company leases office equipment under operating leases which expire on various dates through December 2006.  See Note 16 relating to cancellation of Pepper Road lease.

The net lease expense was $598,440, $401,848 and $555,197 for the years ended December 31, 2005, 2004, and 2003, respectively, which includes $76,500 and $193,615 paid to Pepper Road (a related party) in 2004 and 2003, respectively.

The future aggregate minimum net lease payments under existing agreements as of December 31, as follows:

	Trinity Assets	Other	Total Lease Payments
2006	$77,117	337,759	$414,876
2007	58,916	286,727	345,643
2008		51,700	51,700
2009		51,700	51,700
2010		51,700	51,700
Thereafter		465,300	465,300
Total	$136,033	$1,244,886	$1,380,919

Licenses

The Company has certain merchandising license agreements which are of a one to two year duration that require royalty payments based upon the Company’s net sales of the respective products. The agreements call for guaranteed minimum commitments that are determined on a calendar year basis. Future guaranteed commitments due, as computed on a pro rata basis, as of December 31, are as follows:

2006	$76,664
2007	$76,664
2008	$76,664

16. Sale/Leaseback of Building - Related Party

In November 1999, the Company sold its building located next to its headquarters in Barrington, Illinois for a gain of $300,467, and entered into an agreement to lease back the facility. The building was owned by an entity in which officers/shareholders of the Company have a controlling interest. The gain realized on the sale was deferred and was being recognized into income over the 10 year lease term. In July of 2004, this building was sold and the remaining deferred gain of $160,000 was fully recognized.

17. Stock Options and Warrants

Under the Company’s 1997 Stock Option Plan (effective July 1, 1997), a total of 119,050 shares of Common Stock are reserved for issuance under the Stock Option Plan. Options to purchase 98,416 shares of Common Stock have been granted as of October 31, 1998, and remain outstanding at December 31, 2005. The options are exercisable immediately upon grant and have a term of ten years. The Plan provides for the award of options, which may either be incentive stock options (“ISOs”) within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”) or non-qualified options (“NQOs”) which are not subject to special tax treatment under the Code. The Plan is administered by the Board or a committee appointed by the Board (the “Administrator”). Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the Plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the date on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

On March 19, 1999, the Board of Directors approved for adoption, effective May 6, 1999, the 1999 Stock Option Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 158,733 shares of the Company’s Common Stock. As of December 31, 2005, 148,219 options had been granted under the 1999 Stock Option Plan. The options are exercisable immediately upon grant, and have a term of ten years.

On April 12, 2001, the Board of Directors approved for adoption, effective December 27, 2001, the 2001 Stock Option Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 158,733 shares of the Company’s Common Stock. As of December 31, 2005, 112,503 options had been granted under the 2001 Stock Option Plan. The options are exercisable immediately upon grant and have a term of ten years.

On April 24, 2002, the Board of Directors approved for adoption, effective October 12, 2002, the 2002 Stock Option Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 142,860 shares of the Company’s Common Stock. As of December 31, 2005, 141,954 options had been granted under the 2002 Stock Option Plan. The options are exercisable immediately upon grant and have a term of ten years.

The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company’s Common Stock). The exercise price of a NQO shall be fixed by the Administrator (Board of Directors or other designated person) at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company’s capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant’s employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.

In September 1998, the Company issued an option to purchase 11,905 shares of the Company’s Common Stock at an exercise price of $2.10 per share to Thornhill Capital LLC in consideration for services. The option has a term of 10 years. In September 1999, warrants to purchase 19,079 shares of the Company’s Common Stock at an exercise price of $9.36 per share were cancelled and reissued at an exercise price of $1.42 per share. In April 2002, the Company issued an option to purchase 11,905 shares of the Company’s Common Stock at an exercise price of $2.10 per share to Thornhill Capital in consideration of services.

In November 1999, warrants issued in 1997 to purchase up to 76,389 shares of the Company’s Common Stock for $9.36 were cancelled. New warrants to purchase up to 423,579 shares of the Company’s Common Stock at $1.688 were issued. The new warrants had a term of 3 years and were exercised in 2002.

In July 2001, certain members of company management were issued warrants to purchase 119,050 shares of the Company’s Common Stock at an exercise price of $1.50 per share in consideration of their facilitating and guaranteeing and securing bank loans to the Company in the amount of $1.4 million and for advancing additional monies to the company that were repaid in 2001. The warrants have a term of five years.

In March 2003, certain members of company management were issued warrants to purchase 163,000 shares of the Company’s Common Stock at an exercise price of $4.87 per share in consideration of their loaning the company $1,630,000.

In December 2003, certain members of company management were issued incentive-based options to purchase 7,000 shares of the Company’s Common Stock at an exercise price of $2.29 per share. These options have a term of 10 years.

In December 2005, certain members of company management were issued incentive-based options to purchase 79,000 shares of the Company’s Common Stock at an exercise price of $2.88 per share. These options have a term of 10 years.

In February 2006, certain members of company management were issued warrants to purchase 303,030 shares of the Company’s Common Stock at an exercise price of $3.30 per share in consideration of their loaning the company $1,000,000.

The following is a summary of the activity in the Company’s stock option plans and other options and warrants issued, for the years ended December 31, 2005, 2004 and 2003, respectively.

	Dec. 31,	Weighted Avg. Exercise	Dec. 31,	Weighted Avg. Exercise	Dec. 31,	Weighted Avg. Exercise
	2005	Price	2004	Price	2003	Price
Outstanding and exercisable, beginning of period	687,472	$3.16	725,597	$2.58	572,862	$2.58
Granted	79,000	2.88	0		170,000	2.22
Exercised	(32,144)	1.70	0		(8,336)	1.54
Cancelled	(90,876)	1.77	(38,125)	1.81	(8,929)	6.51
Outstanding and exercisable at the end of period	643,452	$3.40	687,472	$3.33	725,597	$2.58

At December 31, 2005, available options to grant were 907.

Significant option and warrant groups outstanding at December 31, 2005 and related weighted average price and remaining life information are as follows:

Grant Date	Outstanding	Exercisable	Exercise Price	Remaining Life (Years)
September 1997	5,953	5,953	$6.28	1
September 1998	88,494	88,494	$6.51	2
September 1998	11,905	11,905	$2.10	2
March 2000	57,143	57,143	$1.95	4
July 2001	119,050	119,050	$1.50	0.5
December 2001	44,048	44,048	$1.47	5
April 2002	11,905	11,905	$2.10	6
December 2002	55,954	55,954	$2.36	6
February 2003	163,000	163,000	$4.87	2
December 2003	7,000	7,000	$2.29	8
December 2005	79,000	79,000	$2.88	9
	643,452	643,452

There were 79,000 options issued in 2005, no options issued in 2004, the weighted average fair value of options granted during the years ending December 31, 2005 and December 31, 2003 was $2.88 and $2.29 per share, respectively.

18. Earnings Per Share

Basic earnings per share is computed by dividing the income available to common shareholders, net earnings, less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings per share is computed by dividing the net earnings by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, during each period.

CTI Industries Corporation and Subsidiaries

Consolidated Earnings per Share

	Year Ended December 31,
	2005	2004	2003
Basic
Average shares outstanding:
Weighted average number of shares outstanding during the period	1,977,235	1,930,976	1,918,260

Earnings:
Net loss:	$(333,210)	$(2,479,374)	$(566,047)

Amount for per share Computation	$(333,210)	$(2,479,374)	$(566,047)

Net (loss) earnings applicable to Common Shares	$(0.17)	$(1.28)	$(0.30)

Diluted
Average shares outstanding:	1,977,235	1,930,976	1,918,260
Weighted averages shares Outstanding Common stock equivalents (options, warrants)

Weighted average number of shares outstanding during the period	1,977,235	1,930,976	1,918,260

Earnings:
Net (loss) income	$(333,210)	$(2,479,374)	$(566,047)

Amount for per share computation	$(333,210)	$(2,479,374)	$(566,047)

Net loss applicable to Common Shares	$(0.17)	$(1.28)	$(0.30)

19. Geographic Segment Data

The Company’s operations consist of a business segment which designs, manufactures, and distributes film products. Transfers between geographic areas were primarily at cost. The Company’s subsidiaries have assets consisting primarily of trade accounts receivable, inventory and machinery and equipment. Sales and selected financial information by geographic area for the periods ended December 31, 2003, December 31, 2004 and December 31, 2005 are as follows:

	United States	United Kingdom	Mexico	Eliminations	Consolidated
Year ended 12/31/05
Revenues	$23,564,000	$2,573,000	$4,536,000	($1,483,000)	$29,190,000
Operating income (loss)	$602,000	$290,000	($240,000)		$652,000
Net (loss) income	($342,000)	$220,000	($211,000)		($333,000)
Total Assets	$21,343,000	$2,122,000	$4,818,000	($4,747,000)	$23,536,000

Year ended 12/31/04
Revenues	$32,855,000	$2,664,000	$4,890,000	($3,216,000)	$37,193,000
Operating (loss) income (restated)	($92,000)	$121,000	($31,000)	($48,000)	($50,000)
Net (loss) income	($2,595,000)	$223,000	($59,000)	($48,000)	($2,479,000)
Total Assets	$24,072,000	$1,989,000	$5,319,000	($3,492,000)	$27,888,000

Year ended 12/31/03
Revenues	$32,687,000	$2,415,000	$4,003,000	($2,845,000)	$36,260,000
Operating (loss) income (restated)	($216,000)	$191,000	($102,000)	($96,000)	($223,000)
Net (loss) income	($883,000)	$163,000	$249,000	($95,000)	($566,000)
Total Assets	$27,603,000	$1,412,000	$5,476,000	($4,221,000)	$30,270,000

20. Litigation

On September 5, 2003, Airgas Inc., Airgas-Southwest, Inc., Airgas-South, Inc. and Airgas-East, Inc. filed a joint action against CTI Industries Corporation for claimed breach of contract in the Circuit Court of Lake County, Illinois claiming as damages the aggregate amount of $162,242. The Company has filed an answer denying the material claims of the complaint, affirmative defenses and a counterclaim. In the action, the plaintiffs claim that CTI Industries Corporation owes them certain sums for (i) helium sold and delivered, (ii) rental charges with respect to helium tanks and (iii) replacement charges for tanks claimed to have been lost. On November 2, 2004, this matter was settled. The amount agreed to be paid by the Company in settlement totaled $100,000. The first payment of $50,000 was paid on November 15, 2004. The balance of $50,000 was payable in five consecutive $10,000 monthly installments, commencing December 30, 2004 and has been paid. The Company had fully accrued the amount of the settlement as of December 31, 2004.

On June 4, 2004, Spar Group, Inc. initiated an arbitration proceeding in New York City against the Company. In the proceeding, Spar Group claimed that there was due from the Company to Spar Group a sum for services rendered in the amount of $180,043, plus interest. Spar Group claimed to have rendered services to the Company in various Eckerd stores with respect to the display and ordering of metalized and latex balloons for sale in those stores. The Company filed an answer denying liability with respect to the claim and asserted a counterclaim for damages against Spar Group for breach of its agreement to provide such services. On January 13, 2005, this matter was settled. The amount agreed to be paid by the Company in settlement totaled $100,000. The first payment of $30,000 was paid on February 1, 2005. The balance of $70,000 was payable in seven consecutive $10,000 monthly installments, commencing March 1, 2005 and has been paid in full. The Company had fully accrued the amount of the settlement as of December 31, 2004.

In addition, the Company is also party to certain lawsuits arising in the normal course of business. The ultimate outcome of these matters is unknown, but in the opinion of management, the settlement of these matters is not expected to have a significant effect on the future financial position, cash flows or results of operations of the Company.

21. Quarterly Financial Data (Unaudited):

The following table sets forth selected unaudited statements of income for each quarter of fiscal 2005 and 2004:

	Quarter Ended(1)
	March 31,	June 30,	Sept. 30,	Dec. 31,
	2005	2005	2005	2005
Net sales	$9,103,327	$7,572,626	$6,033,831	$6,480,189
Gross profit	$1,873,993	$1,582,954	$1,242,186	$1,765,016
Net income (loss)	$84,488	($53,616)	($416,267)	$52,186
Earnings (loss) per common share
Basic	$0.04	($0.03)	($0.21)	$0.03
Diluted	$0.04	($0.03)	($0.21)	$0.02

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share

	Quarter Ended(1)
	March 31,	June 30,	Sept. 30,	Dec. 31,
	2004	2004	2004	2004(2)(3)
Net sales	$10,893,964	$9,591,785	$8,125,521	$8,581,819
Gross profit	$2,147,370	$2,032,028	$1,669,778	$502,944
Net income (loss)	$371,901	($135,681)	($150,370)	($2,565,224)
Earnings (loss) per common share
Basic	$0.19	($0.07)	($0.08)	($1.31)
Diluted	$0.18	($0.07)	($0.08)	($1.31)

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share.

(2)
Cost of sales were higher, as a percentage of net sales in the fourth quarter of 2004 than in prior quarters of 2004, resulting in lower gross profit than in those prior quarters by reason of the facts that: (i) sales of storage bags continued to decline resulting in a shift in product mix to lower margin products, (ii) higher costs of production in prior quarters resulted in higher unit costs for metalized balloons sold during the fourth quarter and (iii) there were discounted and low margin sales of balloon products in the fourth quarter.

(3)
The amount of the income tax expense recognized by the Company in 2004 reflects adjustments in deferred tax assets and other items arising from the operating results of the Company for the year. This increase, which was recorded during the fourth quarter, was made after management determined, based on fourth quarter activity, that the realization of the deferred tax asset was not likely in the foreseeable future. Fourth quarter activity affecting this determination included lower than anticipated sales in the storage bag product line and lower margin sales of novelty products, as described above.

22. Subsequent Events

On February 1, 2006, the Company entered into a Loan Agreement with Charter One Bank, Chicago, Illinois, under which the Bank agreed to provide a credit facility to the Company in the total amount of $12,800,000, which includes (i) a five year mortgage loan secured by the Barrington, Illinois property in the principal amount of $2,800,000, amortized over a 20 year period, (ii) a five year term loan secured by the equipment at the Barrington, Illinois plant in the amount of $3,500,000 and (iii) a three-year revolving line of credit up to a maximum amount of $6,500,000, secured by inventory and receivables. The amount the Company can borrow on the revolving line of credit includes 85% of eligible receivables and 60% of eligible inventory. Proceeds of this loan totaling $10,349,653 were utilized to pay the entire outstanding principal amount of the Company’s outstanding debt obligations to Cole Taylor Bank and Banco Popular. Under the terms of the Loan Agreement, the Company is restricted from declaring any cash dividends or other distributions on its shares.

On January 10, 2006, an officer of Flexo Universal, Pablo Gortazar, acquired all rights in a loan of a credit union to Flexo Universal and CTF International both Mexican subsidiaries of the Company for the book value. The principal amount of the obligation of Flexo Universal and CTF International acquired was $191,000, and such amount bears interest at the rate of 9.5% per annum.

On February 1, 2006, two principal shareholders and officers of the Company each loaned to the Company the sum of $500,000 in exchange for (i) promissory notes due January 31, 2011 and bearing interest at the rate of 2% per annum in excess of the prime rate determined quarterly and (ii) five-year warrants to purchase up to 151,515 shares of the common stock of the Company, each, at the price of $3.30 per share.

On March 9, 2006, the Company entered into a four-year term Production and Supply Agreement with ITW Spacebag, a division of Illinois Tool Works, Inc., under which ITW is to purchase from the Company (i) all of its requirements for a certain kind of pouch for the storage of personal and household items and (ii) all of its requirements, subject to being price competitive, for film to be utilized by ITW to produce certain other storage pouches.

Schedule II -Valuation and qualifying accounts:

The following is a summary of the allowance for doubtful accounts related to accounts receivable for the years ended December 31:

	2005	2004	2003
Balance at beginning of year	$404,070	$316,047	$391,406
Charged to expenses	$145,000	$288,562	$145,000
Uncollectible accounts written off	$(468,865)	$(200,539)	$(220,359)
Balance at end of year	$80,205	$404,070	$316,047

The following is a summary of the allowance for obsolete inventory for the years ended December 31:

	2005	2004	2003
Balance at beginning of year	$186,713	$492,157	$392,142
Charged to expenses	$205,000	$60,000	$210,000
Obsolete inventory written off	$(136,968)	$(365,444)	$(109,985)
Balance at end of year	$254,745	$186,713	$492,157

The following is a summary of property and equipment and the related accounts of accumulated depreciation for the years ended December 31:

	2005	2004	2003
Cost Basis
Balance at beginning of year	$26,224,962	$27,023,245	$25,881,777
Additions	$549,547	$305,547	$2,007,104
Disposals	$(70,143)	$(1,103,830)	$(865,636)
Balance at end of year	$26,704,366	$26,224,962	$27,023,245

Accumulated depreciation
Balance at beginning of year	$15,636,451	$14,815,596	$14,166,764
Depreciation	$1,463,369	$1,651,322	$1,514,468
Disposals	$(12,198)	$(830,467)	$(865,636)
Balance at end of year	$17,087,622	$15,636,451	$14,815,596

Property and equipment, net	$9,616,744	$10,588,511	$12,207,649

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about CTI Industries Corporation, except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

• except the common stock offered by this Prospectus;

• in any jurisdiction in which the offer or solicitation is not authorized;	PROSPECTUS

• in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	403,500 shares of Common Stock

• to any person to whom it is unlawful to make the offer or solicitation; or	CTI INDUSTRIES CORPORATION

• to any person who is not a United States resident or who is outside the jurisdiction of the United States.	________________ __, 2007

The delivery of this Prospectus or any accompanying sale does not imply that:

• there have been no changes in the affairs of CTI Industries Corporation after the date of this Prospectus; or

• the information contained in this Prospectus is correct after the date of this Prospectus.

Until _________, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of CTI from and against certain claims arising from or related to future acts or omissions as a director or officer of CTI. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CTI pursuant to the foregoing, or otherwise, CTI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. CTI will pay all expenses in connection with this offering.

SEC Registration Fee	$200
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$50,000
Miscellaneous	$17,300
TOTAL	$85,000

ITEM 26. SALES OF UNREGISTERED SECURITIES

During February 2003, John H. Schwan loaned $930,000 to the Company and Stephen M. Merrick loaned $700,000 to the Company, each in exchange for (i) two (2) year promissory notes bearing interest at nine percent (9%) per annum and (ii) five (5) year warrants to purchase up to 163,000 shares of common stock of the Company at $4.87 per share, the market price of the common stock on the date of the Warrants. The proceeds of these loans were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. Payment of the principal of the notes has been extended by agreement of Mr. Merrick and Mr. Schwan and is scheduled to mature on October 1, 2006.

On July 1, 2004, the Company entered into a Standby Equity Distribution Agreement (the “2004 SEDA”) with Cornell Capital under which Cornell Capital agreed to provide up to $5 million to the Company in connection with the purchase of common stock of the Company over a two (2) year term. On August 5, 2004, the Company issued 14,162 shares of its common stock to Cornell Capital and 3,500 shares of its common stock to Newbridge Securities Corporation, Cornell Capital’s stock placement agent for underwriting services as partial consideration under the terms of SEDA. The Company did not take any action to register shares to be sold under the 2004 SEDA.

On September 13, 2004, the Company issued 18,018 shares of its common stock to Thornhill Capital, LLC as payment for consulting services.

On September 23, 2005, the Company issued 50,229 shares of its common stock to three (3) service providers as payment for services.

On February 1, 2006, the Company issued to two principal shareholders and officers of the Company five-year warrants to purchase up to 151,515 shares of common stock of the Company, each, at the purchase price of $3.30, per share, an amount equal to 110% of the market price of the Common Stock of the Company on the day immediately preceding the transaction. The warrants were issued in consideration of these shareholders each loaning to the Company the principal amount of $500,000 for five year promissory notes which are subordinated to the bank loans to the Company. The warrants were issued on a restricted basis and were not registered in reliance upon an exemption from registration for sales not involving a public offering.

On June 12, 2006, two principal shareholders and officers of the Company exercised warrants to purchase 119,050 shares of common stock of the Company, at the purchase price of $1.50 per share which were issued in 2001. The warrants were exercised by a return of 38,404 shares with a market value of $118,668 on the day of return, by one of the principle officers and a cash payment of $59,524 by the other officer. The warrants, and the shares of common stock issued upon exercise of the warrants, were issued on a restricted basis and were not registered in reliance upon an exemption from registration for sales not involving a public offering.

ITEM 27. EXHIBITS

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Third Restated Certificate of Incorporation of CTI Industries Corporation	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement for solicitation of written consent of shareholders, as filed with the SEC on October 25, 1999
3.2	Bylaws of CTI Industries Corporation	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (File No. 333-31969) effective November 5, 1997
4.1	Form of CTI Industries Corporation’s common stock certificate	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (File No. 333-31969) effective November 5, 1997
4.2	CTI Industries Corporation 1999 Stock Option Plan	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement, as filed with the SEC on March 26, 1999
4.3	CTI Industries Corporation 2001 Stock Option Plan	Incorporated by reference to Schedule 14A Definitive Proxy Statement, as filed with SEC on May 21, 2001
4.4	CTI Industries Corporation 2002 Stock Option Plan	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement, as filed with the SEC on May 15, 2002
5.1	Opinion re: legality	Provided herewith
10.1	Employment Agreement, dated June 30, 1997, by and between CTI Industries Corporation and Howard W. Schwan	Incorporated by reference to the Company’s Registration Statement (File No. 333-31969) effective November 5, 1997
10.2	Warrant, dated July 17, 2001, issued to John H. Schwan to purchase 79,364 shares of common stock	Incorporated by reference the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.3	Warrant, dated July 17, 2001, issued to Stephen M. Merrick to purchase 39,683 shares of common stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.4	Note, dated January 28, 2003, issued to Stephen M. Merrick in the sum of $500,000	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.5	Note, dated February 28, 2003, issued to Stephen M. Merrick in the sum of $200,000	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.5	Note, dated February 10, 2003, issued to John H. Schwan in the sum of $150,000	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003

EXHIBIT NO.	DESCRIPTION	LOCATION
10.7	Note, dated February 15, 2003, issued to John Schwan in the sum of $680,000	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.8	Note, dated March 3, 2003, issued to John H. Schwan in the sum of $100,000.	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.9	Warrant, dated March 20, 2003, issued to Stephen M. Merrick to purchase 70,000 shares of common stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.10	Warrant, dated March 20, 2003, issued to John H. Schwan to purchase 93,000 shares of common stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.11	Loan and Security Agreement, dated December 30, 2003, by and between the Company and Cole Taylor Bank	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 14, 2004
10.12	Term Note, dated December 30, 2003, made by CTI Industries Corporation to Cole Taylor Bank in the sum of $3,500,000	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 14, 2004
10.13	Revolving Note dated December 30, 2003, made by CTI Industries Corporation to Cole Taylor Bank in the sum of $7,500,000	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 14, 2004
10.14	Mortgage, dated January 12, 2001, for the benefit of Banco Popular, N.A.	Incorporated by reference to the Company’s Amended Annual Report on Form 10-KSB/A, as filed with the SEC on May 1, 2003
10.15	Secured Promissory Note in the sum of $2,700,000 dated December 15, 2000 made by CTI Industries Corporation to Banco Popular, N.A.	Incorporated by reference to the Company’s Amended Annual Report on Form 10-KSB/A, as filed with the SEC on May 1, 2003
10.16	Secured Promissory Note, dated December 15, 2000 made by CTI Industries Corporation to Banco Popular, N.A. in the sum of $173,000	Incorporated by reference to the Company’s Amended Annual Report on Form 10-KSB/A, as filed with the SEC on May 1, 2003
10.17	Amendment No. 7 to Loan and Security Agreement dated September 29, 2005 by and between the Company and Cole Taylor Bank	Incorporated by reference to the Company’s Report on Form 8-K dated September 30, 2005
10.18	Amendment No. 8 to Loan and Security Agreement dated December 28, 2005 by and between Company and Cole Taylor Bank	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on December 30, 2005
10.19	Loan and Security Agreement dated February 1, 2006 by and between Charter One Bank and the Company	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.20	Warrant, dated February 1, 2006, to purchase 151,515 shares of common stock issued to John H. Schwan	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on February 3, 2006

EXHIBIT NO.	DESCRIPTION	LOCATION
10.21	Warrant, dated February 1, 2006, to purchase 151,515 shares of common stock issued to Stephen M. Merrick	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.22	Note, dated February 1, 2006, issued to John Schwan in the sum of $500,000	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.23	Note, dated February 1, 2006, issued to Stephen M. Merrick in the sum of $500,000	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.24	Production and Supply Agreement, dated March 17, 2006, by and between ITW Spacebag and the Company	Incorporated by reference to the Company’s Current Report on Form 8-K dated March 17, 2006
10.25	License Agreement, dated April 28, 2006, by and between Rapak LLC and the Company	Incorporated by reference to the Company’s Current Report on Form 8-K dated April 28, 2006
10.26	Standby Equity Distribution Agreement, dated as of June 6, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 7, 2006
10.27	Registration Rights Agreement, dated as of June 6, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 7, 2006
10.28	Placement Agent Agreement, dated as of June 6, 2006, by and among the Company, Cornell Capital Partners, LP and Newbridge Securities Corporation, as placement agent	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 7, 2006
10.29	First Amendment to Loan and Security Agreement, dated June 28, 2006, by and between Charter One Bank and the Company	Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report or Form 10-Q as filed with the SEC on November 20, 2006
11	Computation of Earnings Per Share	Incorporated by reference to Note 17 of the Consolidated Financial Statements for the fiscal years ended December 31, 2005 and 2004
14	Code of Ethics	Incorporated by reference to the Company’s Amended Annual Report on Form 10-K/A as filed with the SEC on October 8, 2004
21	Subsidiaries	Description incorporated by reference to the Company’s Annual Report on Form 10-K/A under Item 1as filed with the SEC on October 4, 2006
23.1	Consent of Illinois Counsel	Incorporated by reference to Exhibit 5.1 herewith
23.2	Consent of Independent Auditors, Weiser LLP	Provided herewith
23.3	Consent of Independent Auditors, Eisner LLP	Provided herewith

Item 28.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable.

(5)	That for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-1/A (Amendment No. 2) and authorized this Registration Statement to be signed on our behalf by the undersigned, on January 18, 2007.

Date: January 18, 2007	CTI INDUSTRIES CORPORATION

	By:	/s/ Howard W. Schwan
Name: Howard W. Schwan Title: President and Chief Executive Officer

By:	/s/ Stephen M. Merrick
Name: Stephen M. Merrick Title: Chief Financial Officer, Principal Accounting Officer, Secretary and Executive Vice President

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Howard W. Schwan	President, Chief Executive Officer and Director	January 18, 2007
Howard W. Schwan

/s/ John H. Schwan	Chairman and Director	January 18, 2007
John H. Schwan

/s/ Stephen M. Merrick	Chief Financial Officer, Principal Accounting Officer,	January 18, 2007
Stephen M. Merrick	Secretary, Executive Vice President~~,~~ and Director

/s/ Stanley M. Brown	Director	January 18, 2007
Stanley M. Brown

/s/ Bret Tayne	Director	January 18, 2007
Bret Tayne

/s/ Michael Avramovich	Director	January 18, 2007
Michael Avramovich

/s/ John I. Collins	Director	January 18, 2007
John I. Collins